Exhibit 99.9

2019
BRITISH COLUMBIA
FINANCIAL AND ECONOMIC REVIEW

79TH EDITION
APRIL 2018 – MARCH 2019

BRITISH COLUMBIA

2019

BRITISH COLUMBIA

FINANCIAL AND ECONOMIC

REVIEW

79TH EDITION
(JULY 2019)

2019 FINANCIAL AND ECONOMIC REVIEW — JULY 2019

Part 1 — Economic Review		1
2018 Overview		2
British Columbia Economy		2
External Trade and Commodity Prices		4
Population		6
Labour Market		6
Inflation and Wages		7
Consumer Spending and Housing		7
Tourism		9
Global Economy		9
United States		9
Canada		10
Asia		11
Europe		11
Financial Markets		12

Charts
1.1	Provincial Economic Growth	2
1.2	Composition of British Columbia GDP by Industry	3
1.3	British Columbia Real GDP Growth by Industry	3
1.4	International Export Shares by Market	4
1.5	Lumber and Natural Gas Prices	5
1.6	Housing Starts	8
1.7	Home Sales and Price	8
1.8	Visitor Entries to British Columbia	9
1.9	Global Economic Growth	11
1.10	Canadian Dollar	12

Map
1.1	Net Interprovincial and International Migration in B.C., 2018	6

Tables
1.1	British Columbia Population and Labour Market Statistics	7
1.2	British Columbia Price and Earnings Indicators	7

Topic Box
Historical Data Volatility		13

Part 2 — Financial Review		15
2018/19 Overview		16
Revenue		17
Expense		26
Provincial Capital Spending		29
Provincial Debt		37
Pension Plans		41
Contractual Obligations		42
Contractual Rights		44
2018/19 Public Accounts Audit Qualification		44

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Charts
2.1	2018/19 Surplus — Major Changes from Budget 2018	17
2.2	Revenue Changes from Budget 2018	17
2.3	Expense Changes from Budget 2018	26
2.4	Components of Total Capital Spending — 2018/19	29
2.5	Capital Spending Changes from Budget 2018	31
2.6	Financing Taxpayer-Supported Capital Spending	33
2.7	Components of Total Provincial Debt — 2018/19	38
2.8	Changes in Ending Debt Level from Updated Budget 2018	38
2.9	Reconciliation of Surplus to Change In Debt	39

Tables
2.1	2018/19 Fiscal Summary	16
2.2	Corporate Income Tax Revenue Changes from Budget 2018	18
2.3	Consumption and Other Tax Revenue Changes from Budget 2018	19
2.4	Energy and Mineral Revenue Changes from Budget 2018	20
2.5	Forest Revenue Changes from Budget 2018	20
2.6	Other Revenue Changes from Budget 2018	20
2.7	Federal Government Transfer Changes from Budget 2018	21
2.8	Revenue by Source	23
2.9	Expense by Ministry, Program and Agency	24
2.10	2018/19 Operating Results by Quarter	25
2.11	Capital Spending	30
2.12	Capital Expenditure Projects Greater Than $50 Million	34
2.13	Provincial Debt Summary	37
2.14	Key Debt Indicators	40
2.15	Interprovincial Comparison of Credit Ratings, June 2019	41
2.16	Pension Plan Balances	42
2.17	Taxpayer-Supported Contractual Obligations	43

Part 3 — Supplementary Information		45
General Description of the Province		46
Constitutional Framework		47
Provincial Government		48
Annual Financial Cycle		50
Government’s Financial Statements		52

Charts
3.1	Financial Planning and Reporting Cycle Overview	51

Tables
3.1	Provincial Taxes (as of July 2019)	55
3.2	Interprovincial Comparisons of Tax Rates – 2019	60

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Appendix 1 — Economic Review Supplementary Tables		61

Tables
A1.1A	Aggregate and Labour Market Indicators	62
A1.1B	Prices, Earnings and Financial Indicators	64
A1.1C	Other Indicators	66
A1.1D	Commodity Production Indicators	68
A1.2	British Columbia Real GDP at Market Prices, Expenditure Based	70
A1.3	British Columbia GDP at Basic Prices, by Industry	72
A1.4	British Columbia GDP, Income Based	74
A1.5	Employment by Industry in British Columbia	76
A1.6	Capital Investment by Industry	77
A1.7	British Columbia International Goods Exports by Major Market and Selected Commodities, 2018	78
A1.8	British Columbia International Goods Exports by Market Area	79
A1.9	Historical Commodity Prices (in US Dollars)	80
A1.10	British Columbia Forest Sector Economic Activity Indicators	81
A1.11	Historical Value of Mineral, Petroleum and Natural Gas Shipments	82
A1.12	Petroleum and Natural Gas Activity Indicators	82
A1.13	Supply and Consumption of Electrical Energy in British Columbia	83
A1.14	Components of British Columbia Population Change	84

Appendix 2 — Financial Review Supplementary Tables		85

Tables
A2.1	Operating Statement – 2007/08 to 2018/19	86
A2.2	Statement of Financial Position – 2007/08 to 2018/19	87
A2.3	Changes in Financial Position – 2007/08 to 2018/19	88
A2.4	Revenue by Source – 2007/08 to 2018/19	89
A2.5	Revenue by Source Supplementary Information – 2007/08 to 2018/19	90
A2.6	Expense by Function – 2007/08 to 2018/19	91
A2.7	Expense by Function Supplementary Information – 2007/08 to 2018/19	92
A2.8	Full-Time Equivalents (FTEs) – 2007/08 to 2018/19	93
A2.9	Capital Spending – 2007/08 to 2018/19	94
A2.10	Provincial Debt – 2007/08 to 2018/19	95
A2.11	Provincial Debt Supplementary Information – 2007/08 to 2018/19	96
A2.12	Key Provincial Debt Indicators – 2007/08 to 2018/19	97
A2.13	Historical Operating Statement Surplus (Deficit)	98
A2.14	Historical Provincial Debt Summary	99

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PART 1 ECONOMIC REVIEW [1]

1 Reflects information available as of June 28, 2019.

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2018 Overview

British Columbia’s economy experienced solid growth in 2018, with its annual performance outpacing the Canadian average for a fifth consecutive year.

Similar to previous years, Statistics Canada published only real dollar GDP by industry at basic prices in the preliminary release of its Provincial Economic Accounts in May 2019. As a result, the following analysis refers to these real GDP figures, as opposed to the commonly reported market price figures released late in the year.2

In 2018, B.C.’s real GDP growth of 2.4 per cent ranked third among provinces (behind Prince Edward Island and Quebec), following growth of 4.0 per cent in 2017.

Chart 1.1 Provincial Economic Growth

Employment in B.C. grew by 1.1 per cent in 2018. Labour market conditions tightened further, and growth in wages and salaries remained strong at 5.9 per cent. Consumer prices increased by 2.7 per cent in 2018. Domestic spending slowed somewhat, reflected by slower growth in retail sales at 2.0 per cent and further moderation in housing activity, particularly home sales which fell by 24.5 per cent. Residential construction was strong with housing starts totalling 40,857 units, well above the historical average of around 30,000 units. Meanwhile, global demand helped to support solid growth in B.C.’s merchandise exports, which increased by 7.5 per cent in 2018.

British Columbia Economy

In 2018, service-producing industries represented about 75 per cent of B.C.’s GDP and goods-producing industries accounted for around 25 per cent. The real estate and rental and leasing industry formed the largest share of the service-producing sector followed by wholesale and retail trade. At the same time, construction made up the largest share of the goods-producing sector, followed by manufacturing.

2 Provincial and national real GDP by industry estimates are based on Statistics Canada’s preliminary industry accounts, released in May 2019. Further information on British Columbia’s economic performance will be available in November 2019, when Statistics Canada releases revised GDP by industry data for 2018 and previous years, together with the full income and expenditure accounts for 2018.

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Chart 1.2   Composition of British Columbia GDP by Industry

B.C.’s real GDP increased by 2.4 per cent in 2018, after growing by 4.0 per cent in 2017. Growth in goods-producing industries eased in 2018 from a strong pace observed in 2017, while growth also eased in service-producing industries in 2018, as was the case in 2017.

B.C.’s goods-producing industries increased by 3.3 per cent in 2018, following 5.7 per cent growth in 2017. Output gains in goods-producing industries were concentrated in the natural resources sector (+9.9 per cent), while the construction sector (+3.1 per cent) recorded a more modest annual gain.

Chart 1.3   British Columbia Real GDP Growth by Industry

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Meanwhile, output in service-producing sectors advanced by 2.2 per cent in 2018, easing from 3.4 per cent growth observed in 2017. Output increases in service-producing industries were broad-based, with the real estate and rental and leasing sector (+1.5 per cent) and the transportation and warehousing sector (+3.8 per cent) recording the largest output gains.

External Trade and Commodity Prices

Exports by destination:

The value of B.C.’s nominal international merchandise exports grew by 7.5 per cent in 2018, after increasing by 12.6 per cent in 2017. Growth in exports was primarily driven by increases in exports of pulp and paper products, energy products, and machinery and equipment.

B.C.’s nominal merchandise exports to the U.S. increased by 2.7 per cent in 2018, following growth of 6.2 per cent in 2017. Last year’s gain in the value of U.S. bound exports was led by an increase in agricultural exports (+12.9 per cent) and machinery and equipment exports (+7.8 per cent), which helped offset a decline in wood product exports (-4.2 per cent).

B.C.’s nominal merchandise exports to China increased by 5.8 per cent in 2018, following a 13.3 per cent increase in 2017. The 2018 gain reflects an increase in the value of pulp and paper exports (+19.3 per cent) and machinery and equipment exports (+120.9 per cent), while a fall in the value of energy exports (-23.2 per cent) provided some offset. Appendix Tables A1.7 and A1.8 provide further detail on exports by major market and commodity groups.

The provincial share of merchandise exports destined to the U.S. was 49.0 per cent in 2018, down from 51.2 per cent in 2017. Meanwhile, exports to Asia accounted for 37.8 per cent, up from 36.4 per cent in 2017. The share of the value of exports to all other destinations increased from 12.4 per cent in 2017 to 13.2 per cent in 2018.

Chart 1.4 International Export Shares by Market

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Exports by commodity and prices:

In 2018, the value of B.C.’s nominal exports of pulp products (+22.1 per cent) increased notably, driven by higher prices. Exports of energy products (+5.5 per cent) recorded a solid gain last year, mainly due to an increase in exports of coal (+11.8 per cent) which offset a decline in exports of natural gas (-8.3 per cent). There was a slight decline in exports of wood products (-1.5 per cent).

Natural gas prices averaged $0.79 C/GJ in 2018, the lowest average annual price dating back to 1990. Last year the average annual natural gas price declined by 31.1 per cent compared to the 2017 average of $1.14 C/GJ.

Oil prices trended upward in 2018, with the West Texas Intermediate (WTI) crude oil price averaging $65.23 US/barrel for the year, an increase of 28.4 per cent from 2017. The WTI oil price rose for much of 2018 before declining sharply in the final three months of the year.

The price of lumber and pulp both posted strong gains in 2018, reaching their highest annual levels in over 25 years. The price of lumber rose to begin the year, peaking at a record high in June, before falling markedly in the second half of the year.

•                  the price of lumber averaged $496 US/000 board feet in 2018, up from $410 US/000 board feet in 2017;

•                  the price of pulp averaged $1,184 US per tonne in 2018, up from $894 US per tonne in 2017; and

•                  the price of newsprint averaged $669 US per tonne in 2018, up from $557 US per tonne in 2017.

Chart 1.5  Lumber and Natural Gas Prices

Manufacturing shipments:

Shipments of B.C.’s manufactured goods grew by 5.6 per cent in 2018 following an annual gain of 9.0 per cent in 2017. Notable increases occurred in shipments of fabricated metal products (+26.6 per cent), paper products (+20.3 per cent) and non-metallic mineral products (+17.1 per cent), while declines were concentrated in shipments of primary metal products (-8.4 per cent).

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Population

B.C.’s population on July 1, 2018 was 4.992 million people — an increase of 1.4 per cent from the same date in 2017. In 2018, B.C. welcomed 57,126 persons through net international migration. Meanwhile, interprovincial migration in 2018 brought a net total of 3,902 persons from other provinces. A natural increase of 5,368 persons also added to the province’s growing population in 2018.

Map 1.1 Net Interprovincial and International Migration in B.C., 2018

Net Population Movement For British Columbia
Jan 2018 to Dec 2018
Net Inflow : 61,028 Persons

Labour Market

Total employment in B.C. grew by an annual average of 1.1 per cent in 2018, following growth of 3.7 per cent in 2017. The employment gain last year consisted of about 24,700 full-time jobs and approximately 2,100 part-time jobs. The distribution of jobs created was relatively well balanced between the private sector (+9,100 jobs), the public sector (+8,800 jobs) and the self-employed (+8,900 jobs). B.C.’s labour force increased by 0.6 per cent in 2018. The unemployment rate averaged 4.7 per cent in 2018, down from 5.1 per cent in the previous year.

B.C.’s service industries saw modest employment growth in 2018, adding around 18,500 jobs (or 0.9 per cent) compared to 2017. Notable employment gains were observed in sectors such as health care and social assistance (+19,700 jobs), and professional, scientific and technical services (+11,300 jobs). Meanwhile, annual declines were observed in sectors such as information, culture and recreation (-9,200 jobs), wholesale and retail trade (-5,600 jobs), and finance, insurance, real estate, rental and leasing (-5,400 jobs).

Employment in B.C.’s goods-producing sectors grew in 2018, increasing by around 8,300 jobs (or 1.7 per cent) compared to 2017. Employment gains in construction (+9,800 jobs) and utilities (+1,000 jobs), helped to offset weaker employment in agriculture (-2,600 jobs) and mining, quarrying, and oil and gas extraction (-300 jobs) — see Appendix Table A1.5 for more details.

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Table 1.1 British Columbia Population and Labour Market Statistics

	Units	2014	2015	2016	2017	2018
Population (as of July 1)	(thousands)	4,707	4,776	4,859	4,922	4,992
	(% change)	1.7	1.5	1.7	1.3	1.4
Net Migration
International	(persons)	32,178	14,059	35,516	48,610	57,126
Interprovincial	(persons)	15,859	22,827	23,586	12,724	3,902
Labour Force	(thousands)	2,425	2,458	2,532	2,601	2,617
	(% change)	0.0	1.3	3.0	2.7	0.6
Employment	(thousands)	2,278	2,306	2,380	2,467	2,494
	(% change)	0.6	1.2	3.2	3.7	1.1
Unemployment Rate	(%)	6.1	6.2	6.0	5.1	4.7

Sources: BC Stats, Statistics Canada (Tables 17-10-0005-01, 17-10-0040-01, 14-10-0018-01 - accessed June 2019)

Inflation and Wages

B.C.’s annual CPI inflation rate was 2.7 per cent in 2018, following 2.1 per cent in 2017. Price increases were observed for all types of goods and services in 2018, with services prices seeing the strongest increases. The shelter category posted a notable annual increase, lifted by higher prices for owned accommodation partly due to higher mortgage interest costs. Transportation prices also increased strongly, lifted by prices for the operation of passenger vehicles. Wages and salaries grew by 5.9 per cent in 2018, following growth of 6.4 per cent in the previous year.

Table 1.2 British Columbia Price and Earnings Indicators

	Units	2014	2015	2016	2017	2018
Consumer Price Index	(2002=100)	118.9	120.2	122.4	125.0	128.4
	(% change)	1.0	1.1	1.8	2.1	2.7
Average Weekly Wage Rate	($)	882.2	914.0	920.9	936.4	974.8
	(% change)	0.3	3.6	0.8	1.7	4.1
Compensation of Employees 1, [2]	($ millions)	118,452	123,805	127,866	135,668	143,745
	(% change)	3.6	4.5	3.3	6.1	6.0
Primary Household Income [1]	($ millions)	171,015	179,973	185,574	198,397	n/a
	(% change)	4.2	5.2	3.1	6.9	n/a
Net Operating Surplus (Corporations) [1]	($ millions)	27,093	23,773	30,099	35,742	n/a
	(% change)	16.5	(12.3)	26.6	18.7	n/a

1         As of November 2018 Provincial Economic Accounts

2         Component of income-based GDP, including wages, salaries and employers’ social contributions earned in B.C. by residents and non-residents of the province. 2018 value for compensation of employees is from Statistics Canada Table 36-10-0205-01. Source: Statistics Canada (Tables 18-10-0005-01, 14-10-0064-01, 36-10-0221-01, 36-10-0205-01, 36-10-0224-01 - accessed June 2019)

Consumer Spending and Housing

B.C. nominal retail sales rose by 2.0 per cent in 2018, following growth of 9.3 per cent in 2017. Growth was recorded in seven of eleven retail segments. Gains in sales at clothing and clothing accessories stores (+10.6 per cent) and gasoline stations (+9.0 per cent) helped offset the decline observed at motor vehicle and parts dealers (-1.9 per cent).

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Residential construction activity remained strong, with housing starts well above the historical average. B.C. housing starts totalled 40,857 units in 2018, following 43,664 housing starts in 2017 (which is the highest level going back to 1955). Meanwhile, the value of residential building permits (a leading indicator of potential new housing activity) rose by 18.5 per cent in 2018, following a gain of 16.6 per cent in 2017.

Chart 1.6 Housing Starts

Following four years of elevated activity, MLS home sales declined by 7.5 per cent in 2017 and by 24.5 per cent in 2018. At the same time, the MLS average home sale price in B.C. rose by 0.4 per cent in 2018, the lowest annual increase since 2012, partly reflecting a moderation in house prices across some regions of the province.

Chart 1.7 Home Sales and Price

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Tourism

The number of international non-resident travellers to B.C. increased by 4.5 per cent in 2018 compared to the previous year, following 3.6 per cent growth in 2017, registering the sixth consecutive annual increase. The number of non-U.S. travellers to B.C. rose by 5.5 per cent in 2018 over the previous year. Meanwhile, the number of U.S. visitors increased by 4.1 per cent compared to the previous year.

Chart 1.8 Visitor Entries to British Columbia

Global Economy

Overall, the International Monetary Fund estimates that global real GDP expanded by 3.6 per cent in 2018, down from the 3.8 per cent growth observed in 2017. With the exception of the U.S. economy, B.C.’s major trading partners generally saw their pace of economic growth slow in 2018 compared to the previous year. The U.S. economy advanced by 2.9 per cent in 2018, accelerating from 2.2 per cent growth recorded in 2017. Canadian economic output rose by 1.9 per cent in 2018, slowing from the 3.0 per cent increase observed in 2017. China’s economic growth eased slightly, expanding by 6.6 per cent in 2018 after growing by 6.8 per cent in 2017. Japan’s economy expanded by 0.8 per cent in 2018, following 1.9 per cent growth in 2017. Real GDP in the euro area grew by 1.9 per cent in 2018, down from the pace of 2.5 per cent growth in 2017.

United States

U.S. real GDP expanded by 2.9 per cent in 2018, up from the 2.2 per cent growth observed in 2017. Personal consumption and non-residential investment made notable contributions to U.S. real GDP growth in 2018, offsetting a slight decline in residential investment. Net exports continued to weigh on real GDP growth, though to a lesser degree than in the previous three years.

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The U.S. labour market continued to improve in 2018. The economy added approximately 223,000 jobs each month on average (up from approximately 188,000 in 2017), resulting in a 1.7 per cent increase in employment in 2018. The unemployment rate dropped to an average of 3.9 per cent in 2018 from 4.4 per cent in 2017. The labour force participation rate held steady in 2018 with 62.9 per cent of Americans eligible to work participating in the labour market, following slight gains in the previous two years.

In 2018, residential construction in America continued to grow, despite easing in the second half of the year, with housing starts increasing by 3.9 per cent compared to 2017. The level of housing starts was 1.25 million units in 2018. Sales of new single-family homes in the U.S. increased by 0.7 per cent in 2018, while the median sale price rose by 1.0 per cent. Existing home sales declined by 3.0 per cent compared to 2017, while the median existing home sale price rose by 4.6 per cent.

The U.S. current account deficit (the combined balances of trade in goods and services income, and net unilateral current transfers) increased from $449.1 US billion in 2017 to $488.5 US billion in 2018.

Canada

The Canadian economy grew by 1.9 per cent in 2018 following a 3.0 per cent increase in 2017. Growth in household consumption and business investment eased in 2018 compared to 2017, with an annual decline in residential structures weighing on annual growth. Growth in exports accelerated compared to the previous year, while growth in imports eased, with net exports contributing marginally to annual growth.

The Canadian labour market recorded another strong year in 2018, adding a total of 241,100 jobs (or 1.3 per cent), after adding 336,500 jobs (or 1.9 per cent) in 2017. Meanwhile, the national unemployment rate averaged 5.8 per cent in 2018, down from 6.3 per cent in 2017.

The number of Canadian housing starts declined by 3.1 per cent in 2018 to around 212,800 units, following an increase of 11.0 per cent in 2017. The value of residential building permits advanced by 5.3 per cent on the year, following an increase of 8.3 per cent in 2017. MLS home sales fell by 10.8 per cent in 2018 compared to 2017, while the MLS average home sale price declined by 4.0 per cent to $488,510 in 2018.

Canadian retail sales increased by 2.9 per cent in 2018, slowing from the 7.1 per cent growth observed in 2017. Nationally, consumer prices rose by 2.3 per cent over the previous year, the strongest increase since 2011.

Canada’s current account deficit narrowed to $58.5 billion in 2018 from $60.1 billion in the previous year. The value of Canadian merchandise exports increased by 6.9 per cent in 2018, advancing for the second consecutive year. The increase was driven in large part by exports of energy products (+17.6 per cent). There were also sizable gains in exports of consumer goods products (+5.9 per cent).

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Asia

China’s annual rate of economic growth eased slightly to 6.6 per cent in 2018, following 6.8 per cent growth in 2017, broadly continuing the trend of steadily lower annual growth rates. The Chinese economy continues to transition toward service-based industries and consumption while managing high debt levels in certain sectors.

Japanese real GDP increased by 0.8 per cent in 2018 following 1.9 per cent growth in 2017. Slower growth in 2018 was largely attributable to weaker growth in household consumption and gross fixed capital formation than in the previous year.

Europe

The euro area’s real GDP expanded by 1.9 per cent in 2018 slowing from 2.5 per cent growth in 2017, as growth eased across most member states’ economies compared to the previous year. The large economies of Germany (+1.5 per cent), France (+1.7 per cent) and Italy (+0.7 per cent) expanded at a slower rate than the euro area average. Growth in the U.K. economy was 1.4 per cent in 2018, posting the slowest rate since 2012. The decision to leave the European Union has created considerable uncertainty in the U.K. economy, resulting in weaker business investment.

Chart 1.9 Global Economic Growth

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Financial Markets

The Bank of Canada raised the target for the overnight rate three times in 2018, with the target for the overnight rate ending the year at 1.75 per cent, up from 1.00 per cent at the beginning of the year. The Bank of Canada raised the target for the overnight rate by 0.25 percentage points in January, July and October. In its July 2018 and October 2018 policy statements, the Bank of Canada noted that the composition of Canadian economic growth was becoming more balanced between sectors while inflation was close to its 2 per cent target. Consumer interest rates also rose in 2018, as benchmark mortgage rates were at their highest since 2013.

The US Federal Reserve (Fed) increased its federal funds target rate four times in 2018, from the 1.25 to 1.50 per cent range to the 2.25 to 2.50 per cent range. The Fed consistently noted the strengthening of the U.S. labour market in its decisions to increase the federal funds target rate. In 2018, the Fed continued to implement its plan to gradually reduce its holdings of US Treasury securities, mortgage-backed securities and federal agency debt.

After beginning the year at 79.9 US cents, the Canadian dollar weakened through 2018 ultimately ending the year at 73.3 US cents. A combination of uncertainty surrounding trade policy, diverging expectations of the paths of Canadian and U.S. monetary policy, and a slide in oil prices in the final months of the year weighed on the exchange rate. Overall, the Canadian dollar averaged 77.2 US cents in 2018, a slight increase from the average of 77.0 US cents in 2017.

Chart 1.10 Canadian Dollar

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Historical Data Volatility

Individual economic variables have unique characteristics. An important characteristic from a budgeting and planning perspective is the historical data volatility of a variable. Typically, variables that are more volatile over history are more difficult to forecast than variables that are more stable.

One of the most common measurements of data volatility is the standard deviation, which is frequently reported by agencies such as Statistics Canada and the Bank of Canada. Roughly speaking, the standard deviation of a variable measures how far the individual data points are from the average (mean) of all the data points in the series on an absolute basis (that is, without regard to whether each data point is above or below the average).

If a variable’s data points are generally close to the average, then the standard deviation will be relatively low (meaning that the variable is relatively stable). An example of a relatively stable variable is presented in Chart 1, which displays the annual growth rate of B.C.’s population.

Chart 1 — An Example of Historical Data Stability

Conversely, if a variable’s data points are generally spread out from the average, then the variable will have a relatively high standard deviation (meaning that the variable is relatively volatile). The annual growth rate of the natural gas price in Chart 2 is an example of a relatively volatile variable.

The standard deviations and averages of selected key economic variables’ growth rates over different time periods are presented in Table 1. For instance,

Chart 2 — An Example of Historical Data Volatility

B.C. real GDP growth had a standard deviation of 1.8 percentage points and an average of 2.2 per cent from 2008 to 2017. This means that, on average, real GDP growth rates were 1.8 percentage points away from the average annual real GDP growth rate of 2.2 per cent over this period.

Standard deviations can vary widely across indicators and time. Variables such as the natural gas price and housing starts were relatively volatile from 2008 to 2017, while variables such as population and the consumer price index were relatively stable (see Chart 3). Meanwhile, some variables like the exchange rate and housing starts have become more volatile over time, whereas other variables like population have become more stable (see Table 1).

Chart 3 — Recent Data Volatility

The Ministry of Finance manages the uncertainty associated with data volatility by incorporating prudence in the Province’s budget and fiscal plan.

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Table 1 — Data Volatility

Standard deviations and averages of growth rates of selected B.C. economic variables and prices

	1982-2017		1998-2017		2008-2017
		Standard		Standard		Standard
		Deviation		Deviation		Deviation
All figures are based on the annual per cent	Average[2]	(percentage	Average[2]	(percentage	Average[2]	(percentage
change of calendar year data[1]	(%)	points)	(%)	points)	(%)	points)
Real GDP	2.6	2.4	2.7	1.7	2.2	1.8
Nominal GDP	5.2	3.0	4.5	3.0	3.6	3.1
Nominal consumption	5.6	1.9	4.7	1.5	4.2	1.4
Nominal business investment	5.1	9.4	5.7	7.7	4.0	7.3
Nominal residential home sales	12.5	22.3	10.0	19.0	7.1	21.3
Nominal household income	5.2	2.7	4.4	2.1	3.8	1.9
Nominal compensation of employees	4.8	2.6	4.1	2.3	3.3	2.1
Nominal net operating surplus of corporations	11.5	31.5	7.4	18.0	5.0	19.2
Consumer price index	2.5	2.0	1.5	0.7	1.3	0.8
Exchange rate	-0.1	5.6	0.5	6.6	-1.7	6.7
Copper price	6.1	24.8	8.4	29.0	0.6	22.3
Natural gas price	5.2	34.5	8.0	44.9	-5.8	41.3
Pulp price	3.3	20.4	3.5	16.5	2.5	17.7
SPF 2x4 price	3.8	18.9	2.3	20.8	6.9	20.8
Housing starts	3.3	24.1	5.1	24.8	5.4	30.1
Population	1.6	0.8	1.1	0.4	1.4	0.2

1         Calendar and fiscal year data yield similar data volatility results

2         Measured as the mean

Sources: Statistics Canada; Ministry of Energy, Mines & Petroleum Resources; Ministry of Forests, Lands, Natural Resource Operations & Rural Development; Ministry of Finance calculations

2019 FINANCIAL AND ECONOMIC REVIEW — JULY 2019

PART 2

FINANCIAL REVIEW

2019 FINANCIAL AND ECONOMIC REVIEW — JULY 2019

PART 2 — FINANCIAL REVIEW

2018/19 Overview

Table 2.1 2018/19 Fiscal Summary

	Budget	Actual	Actual
($ millions)	2018	2018/19	2017/18 [1]
Revenue	54,193	57,128	52,020
Expense	(53,624)	(55,593)	(51,706)
Forecast allowance	(350)	—	—
Surplus	219	1,535	314
Capital spending:
Taxpayer-supported capital spending	5,174	4,452	3,908
Self-supported capital spending	4,061	4,106	2,729
	9,235	8,558	6,637
Provincial Debt:
Taxpayer-supported debt	45,198	42,681	43,607
Self-supported debt	23,824	23,281	21,312
Total debt (including forecast allowance)	69,372	65,962	64,919
Key debt affordability metrics:
Taxpayer-supported debt to revenue ratio	84.9%	75.0%	82.5%
Taxpayer-supported debt to GDP ratio	15.5%	14.5%	15.5%

1   Figures have been restated to reflect government accounting policies in effect at March 31, 2019, and the impact of Statistics Canada’s historical data revisions of economic growth.

The provincial government ended the 2018/19 fiscal year with a surplus of $1.535 billion, $1.3 billion higher than Budget 2018. (See Table 2.1)

Revenue was $2.9 billion higher than Budget 2018 due to improved revenues from taxation, natural resources, contributions from the federal government and other sources, partially offset by reduced commercial Crown corporation net income. (See Revenue section for further details.)

Total government expenses were $2.0 billion higher than Budget 2018, mainly due to higher statutory spending for direct fire and emergency program related costs, student loan interest elimination, and refundable tax credits; higher ministry spending through Supplementary Estimates; higher spending on programs that are cost-recovered from third parties; and higher net spending by service delivery agencies. These increases were partially offset by favourable prior year liability adjustments. (See Expense section for further details.)

Budget 2018 included a $350 million forecast allowance, resulting in a further $350 million difference between the budgeted and actual surplus.

Taxpayer-supported capital spending on hospitals, schools, post-secondary institutions, transportation infrastructure and social housing totalled $4.5 billion, $722 million less than Budget 2018 mainly due to scheduling delays across health and transportation sectors.

Self-supported capital spending of $4.1 billion was $45 million higher than budget. (See Capital section for further details.)

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Chart 2.1 2018/19 Surplus — Major Changes from Budget 2018

Government’s operating debt was eliminated and total debt balance ended the fiscal year $3.4 billion lower than forecast in Budget 2018. The variance is due to higher operating cash flows and lower than expected capital spending. (See Debt section for further details.)

Financial information in this publication, including this chapter and Appendix 2, is sourced from the government’s 2018/19 Public Accounts.

Revenue

In 2018/19, revenue totalled $57.1 billion — $2,935 million higher than the Budget 2018 projection and up 9.8 per cent from 2017/18. Compared to budget, higher revenues from income taxes, natural resources, investment earnings, miscellaneous sources and federal government transfers were partially offset by lower revenues from commercial Crown corporation net income, property transfer and consumption taxes.

Changes of the major revenue components from Budget 2018 are outlined as follows.

Chart 2.2 Revenue Changes from Budget 2018

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PART 2 — FINANCIAL REVIEW

Income Tax Revenue

Personal income tax revenue was up $1,528 million mainly due to the effects of stronger 2017 tax assessments and household income, resulting in a one-time revenue gain of $762 million. The remaining $766 million increase is due to the carry-forward impacts of the higher 2017 tax base and an improved forecast of 2018 household income growth.

Corporate income tax revenue was up $1,084 million mainly due to increased instalments from the federal government and higher entitlement in respect of prior years. The $568 million increase in instalments reflects an improved federal government outlook of the 2018 national tax base (corporate taxable income). The 2017 B.C. corporate income tax returns were stronger than expected resulting in a $509 million improvement to the prior years’ settlement payment. In 2017, the B.C. tax base rose 16.2 per cent annually compared to a budgeted 11.2 per cent annual increase in the net operating surplus of B.C. corporations.

Table 2.2 Corporate Income Tax Revenue Changes from Budget 2018

	Revenue changes ($ millions)	Indicators ($ billions)	Budget 2018	Actual
Advance instalments	568	2018 National corporate tax base	325.6	355.5
Prior years’ settlement payment	509	2017 National corporate tax base	333.9	329.2
International Business Activity Act refunds	7	2017 B.C. corporate tax base	45.6	47.7
	1,084

Other Tax Revenue

Sales tax revenues were $59 million lower than budget mainly due to lower than expected retail sales and expenditures on durable and non-durable goods.

Property transfer tax revenue was $409 million lower than budget due to the impacts of moderation in the residential housing market. Compared to 2017/18, the average tax return per residential transaction decreased by 19.5 per cent while the number of residential transactions decreased 17.2 per cent. Revenue collected from the additional 20 per cent tax on foreign buyers was $176 million compared to the $234 million budget assumption, indicating moderation and less speculative market activity.

Fuel tax revenue was up $12 million from budget mainly due to higher than assumed consumption of diesel and propane. Volume sales of gasoline were down 3.0 per cent compared to flat growth expected at budget.

Carbon tax revenue was down $23 million from budget mainly due to lower consumption of all fuel types except diesel.

Tobacco tax revenue was down $41 million from budget reflecting a decline in consumption volumes.

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Property tax revenue was $9 million lower than budget mainly due to lower property levies collected for BC Transit. Speculation and vacancy tax revenue was $115 million, compared to $90 million assumed at Budget 2018, offset by lower revenue from non-residential school taxes. The $25 million improvement in speculation and vacancy tax revenue reflects an additional three months included in the actual results and higher than expected home property values subject to the tax. In 2018/19, speculation and vacancy tax revenue included 15 months of activity (January 1, 2018 to March 31, 2019) as legislation enabling the tax had not received Royal Assent by March 31, 2018.

Table 2.3 Consumption and Other Tax Revenue Changes from Budget 2018

	Revenue changes ($ millions)	Indicators (annual percent change unless otherwise specified)	Budget 2018	2018/19 Public Accounts
Harmonized sales	7	Nominal consumer expenditures	5.0%	5.0%
Provincial sales	(66)	Nominal consumer expenditures on durable goods	2.6%	0.6%
Total sales	(59)	Nominal business investment	6.0%	6.3%

Insurance premium	38	Consumer price index	2.0%	2.7%
Fuel	12	Real GDP	2.3%	2.2%
Property	(9)	Nominal GDP	4.4%	4.6%
Carbon	(23)	Retail Sales	4.3%	2.0%
Tobacco	(41)

	(82)

Insurance premium tax revenue was $38 million higher than budget due to higher than expected activity and higher premiums charged by industry reflecting increased assessments of risks (e.g. earthquakes and floods).

Natural Resources Revenue

Natural gas royalties were $30 million lower than budget due to lower natural gas prices, production volumes and increased utilization of royalty credit programs, partly offset by higher royalties from natural gas liquids. Natural gas prices averaged $0.92 ($Cdn/gigajoule, plant inlet) in 2018/19, 15 per cent below budget.

Coal, metals and other minerals revenue was $220 million higher than budget mainly due to the impacts of higher coal prices. The higher prices in 2018 were mainly attributable to increased demand from India as well as supply disruptions in Australia and along the east coast of the United States.

Revenue from other energy sources was $100 million higher than budget mainly due to the effects of stronger Mid-Columbia (Mid-C) electricity prices on receipts from electricity sales under the Columbia River Treaty. In 2018/19, Mid-C electricity prices averaged $42.33 ($US per mega-watt hour), up 75 per cent from the budget assumption ($24.18). Higher average prices during the year were a result of high summer temperatures, cold winter weather in the Pacific Northwest and compromised natural gas supply networks in Southern California and B.C.

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Table 2.4 Energy and Mineral Revenue Changes from Budget 2018

	Revenue changes ($ millions)	Indicators	Budget 2018	Actual
Natural gas royalties	(30)	Natural gas price ($Cdn/GJ, plant inlet)	$1.08	$0.92
		Natural gas production (annual change)	11.2%	11.1%
Coal, metals and other minerals	220	Metallurgical coal price ($US/tonne)	$144	$201
		Copper price ($US/lb)	$2.93	$2.87
Electricity sales under the Columbia River Treaty	97	Electricity price ($US/Mwh)	$24.18	$42.33
		Oil price ($US/bbl)	$56.74	$62.87
Other sources[1]	3	Bonus bid cash receipts ($ million)	$11	$50
	290	Bonus bid price per hectare ($)	$300	$1,952

1 Includes Crown land tenures, petroleum royalties, fees and levies collected by the BC Oil and Gas Commission.

Forests revenue was $414 million higher than budget mainly due to higher than expected stumpage revenue reflecting higher lumber prices and stumpage rates, partially offset by lower Crown harvest volumes. Logging tax revenue was higher than budget due to increased lumber prices and the depletion of companies’ loss carry-forwards.

Table 2.5 Forest Revenue Changes from Budget 2018

	Revenue changes ($ millions)	Indicators	Budget 2018	Actual
Stumpage from timber tenures	239	SPF 2x4 ($US/1000 bf, calendar year)	$403	$496
BC Timber Sales	88	Total stumpage rate ($/m3)	$15.38	$21.81
Logging Tax	88	Harvest volumes (million m3)	58.0	55.9
Other receipts	(1)
	414

Other natural resource revenues, comprised of revenue from water rentals and hunting and fishing licenses, were $9 million lower than budget mainly due to lower water rentals revenue.

Other Taxpayer-Supported Sources

Revenue from fees, investment earnings and other miscellaneous sources totalled $10.2 billion, up $555 million from budget. Fee revenue totalled $5.6 billion, up $230 million from budget mainly due to higher collections in the SUCH sector agencies. Miscellaneous revenue totalled $3.4 billion, $261 million above budget mainly due to higher vote recoveries related to the PharmaCare program and increased income tax penalties collected by the Canada Revenue Agency. The higher vote recovery funding had an equal and offsetting expense increase. Revenue from investment earnings was $1.2 billion, up $64 million from budget mainly due to the effects of improved revenues and cash balances.

Table 2.6 Other Revenue Changes from Budget 2018

	Revenue changes ($ millions)

Fees	230	Higher revenues in taxpayer-supported SUCH sector agencies
Miscellaneous sources	261	Mainly higher PharmaCare vote recoveries and income tax penalties collected by Canada Revenue Authority
Investment earnings	64	Improved revenues and cash balances

	555

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Federal Government Transfers

Contributions from the federal government totalled $9.1 billion, $122 million above budget.

Canada Health Transfer and Canada Social Transfer entitlements were $169 million higher than budget due to a higher B.C. population share of the national total. The increased population share reflects the impacts of the 2016 Census net undercount results from Statistics Canada. In 2018, B.C.’s population share of the national total was 13.5 per cent compared to 13.1 per cent forecast at budget.

Other federal government contributions were down $47 million from budget mainly due to a lower entitlement of B.C.’s share of the federal cannabis excise tax reflecting delays in the implementation date of the legalization of cannabis and supply shortages experienced by retailers throughout the year. In addition, transfers to taxpayer-supported Crown corporations were $52 million lower mainly due to changes in the timing of contributions to the BC Housing Management Commission, and ministries received $49 million lower vote recovery funding in support of labour market, public transit and other program spending. These decreases were partially offset by increased transfers of $97 million to SUCH sector entities. The lower vote recovery funding had an equal and offsetting expense decrease.

Table 2.7 Federal Government Transfer Changes from Budget 2018

	Revenue changes ($ millions)
B.C. health and social transfers revenue	169	Higher B.C. population share of the national total
B.C. share of federal duty on cannabis	(43)	Lower entitlement reflecting cannabis legalization implementation delays and supply shortages
Vote recoveries	(49)	Lower funding in support of labour market, public transit and other program spending
Crown corporations and agencies	(52)	Reduced transfers to the BC Housing Management Commission
SUCH sector	97	Higher transfers to taxpayer-supported SUCH sector agencies
	122

Commercial Crown Corporations

The net income of commercial Crown corporations (government business enterprises) was $2.0 billion in 2018/19, $559 million lower than Budget 2018, and $949 million higher than 2017/18. The variance from budget in overall earnings is mainly a result of lower ICBC operating results and a write-down of BC Hydro’s regulatory accounts, partially offset by improvements in the earnings of BC Lottery Corporation.

British Columbia Hydro and Power Authority

BC Hydro’s net loss of $428 million was a variance to plan of $1,140 million from Budget 2018 due to the write-off of the Rate Smoothing Regulatory Account stemming from Phase 1 of the Comprehensive Review of BC Hydro.

A provincial regulation to improve BC Hydro’s capital structure requires the corporation’s annual dividend payment to the Province to be reduced by $100 million per year until it reaches zero. Consequently, the corporation’s dividend payment in respect of 2018/19 was $59 million, down $100 million from the 2017/18 payment of $159 million.

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More information about BC Hydro’s financial results and performance measures is provided in the corporation’s Annual Service Plan Report available at its website: www.bchydro.com.

The Province included an adjustment of $950 million in fiscal year 2017/18 to reduce net regulatory assets in the Summary Financial Statements.

British Columbia Liquor Distribution Branch

During fiscal 2018/19, the BC Liquor Distribution Branch (LDB) was appointed to be the wholesaler of non-medical cannabis and operates under a public-private retail model with online sales and retail stores. Non-medical cannabis was legalized in Canada on October 17, 2018.

LDB net income of $1.1 billion was $2 million lower than Budget 2018, and $15 million lower than 2017/18. Net income is the contribution made to the Province by the LDB from beverage alcohol and non-medical cannabis sales in the province. The decrease in net income was mainly due to higher administration expenses and start-up costs associated with launching the cannabis operations.

More information about BC Liquor Distribution Branch’s financial results and performance measures is provided in the corporation’s Annual Service Plan Report available at its website: www.bcldb.com.

British Columbia Lottery Corporation

BC Lottery Corporation’s net income of $1.4 billion (net of payments to the federal government) was $105 million higher than Budget 2018, and an increase of $14 million over the prior year. The 2018/19 improvement was mainly due to increased revenue from lottery and eGaming products.

More information about BC Lottery Corporation’s financial results and performance measures is provided in the corporation’s Annual Service Plan Report available at its website: www.bc1c.com.

Insurance Corporation of British Columbia

The Insurance Corporation of British Columbia’s (ICBC) net loss of $1.153 billion was $469 million higher than Budget 2018, and $174 million lower than the 2017/18 loss. The deterioration from plan is mainly due to continuing growth in claims costs related to multiple factors, including continued increase in cost per bodily injury claim (claim severity), increase in cost of litigated claims, lower claims closure rates, and greater than expected emergence of large bodily injury claims.

More information about ICBC’s financial results and performance measures is provided in the corporation’s Annual Service Plan Report available at its website: www.icbc.com.

Other Commercial Crown Entities

Other commercial Crown net income was $3 million lower than Budget 2018.

A detailed review of revenue changes by quarter is available in Table 2.10. Multi-year trends in provincial government revenue sources can be found in Appendix Tables A2.4 and A2.5.

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Table 2.8 Revenue by Source

($ millions)	Budget 2018[1]	Actual 2018/19	Actual 2017/18[1]
Taxation
Personal income	9,836	11,364	8,923
Corporate income	4,096	5,180	4,165
Employer health	463	464	—
Sales [2]	7,428	7,369	7,131
Fuel	1,003	1,015	1,010
Carbon	1,488	1,465	1,255
Tobacco	822	781	727
Property	2,626	2,617	2,367
Property transfer	2,235	1,826	2,141
Insurance premium	595	633	602
	30,592	32,714	28,321
Natural resources
Natural gas royalties	229	199	161
Forests	992	1,406	1,065
Other natural resources [3]	1,192	1,503	1,469
	2,413	3,108	2,695
Other revenue
Medical Services Plan premiums	1,361	1,360	2,266
Other fees and licences [4]	4,002	4,233	3,983
Investment earnings	1,179	1,243	1,101
Miscellaneous [5]	3,152	3,413	3,543
	9,694	10,249	10,893
Contributions from the federal government
Health and social transfers	6,921	7,090	6,848
Other federal contributions [6]	2,009	1,962	2,207
	8,930	9,052	9,055
Commercial Crown corporation net income
BC Hydro [7]	712	(428)	683
Adjustment for regulatory accounts [7]	—	950	(950)
Liquor Distribution Branch	1,106	1,104	1,119
BC Lottery Corporation (net of payments to the federal government)	1,300	1,405	1,391
ICBC	(684)	(1,153)	(1,327)
Transportation Investment Corporation [8]	—	—	(29)
Other [9]	130	127	169
	2,564	2,005	1,056
Total revenue	54,193	57,128	52,020

1      Figures have been restated to reflect government accounting policies in effect at March 31, 2019.

2      Includes provincial sales tax, HST/PST housing transition tax and harmonized sales tax related to prior years.

3      Columbia River Treaty, Crown land tenures, other energy and minerals, water rental and other resources.

4      Post-secondary, healthcare-related, motor vehicle, and other fees.

5      Includes reimbursements for health care and other services provided to external agencies, and other recoveries.

6      Includes contributions for health, education, community development, housing and social service programs, and transportation projects.

7      BC Hydro’s net loss for 2018/19 includes a write-off of a regulatory account. At the summary level, the Province recognized $950 million adjustment in fiscal 2017/18 with respect to BC Hydro’s deferred regulatory accounts.

8      Due to the cancellation of tolls on the Port Mann Bridge, Transportation Investment Corporation has been reclassified from a commercial Crown corporation to a taxpayer-supported agency effective September 1, 2017.

9      Includes Columbia Power Corporation, BC Railway Company, Columbia Basin Trust power projects, and post-secondary institutions’ self-supported subsidiaries.

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Table 2.9 Expense by Ministry, Program and Agency 1

($ millions)	Budget 2018 [2]	Contingencies allocation	Statutory authorization [3]	Supplementary Estimates	Total authorizations	Actual 2018/19	Actual 2017/18 [2]
Office of the Premier	11	—	—	—	11	11	10
Advanced Education, Skills and Training	2,212	—	—	6	2,218	2,218	2,155
Agriculture	93	5	—	—	98	98	91
Attorney General	583	25	7	8	623	622	560
Children and Family Development	1,793	15	—	20	1,828	1,828	1,585
Citizens’ Services [5]	524	18	8	50	600	600	572
Education	6,341	27	14	—	6,382	6,382	6,158
Energy, Mines and Petroleum Resources	60	9	5	32	106	106	101
Environment and Climate Change Strategy	179	12	—	—	191	188	177
Finance	579	23	244	—	846	833	358
Finance - extinguishment of Transportation Investment Corporation fiscal agency loan [3]	—	—	—	—	—	—	3,690
Forests, Lands, Natural Resource Operations and Rural Development	734	60	584	30	1,408	1,408	1,338
Health	19,754	—	—	89	19,843	19,843	18,976
Indigenous Relations and Reconciliation	100	131	—	—	231	231	248
Jobs, Trade and Technology [5]	105	6	(8)	—	103	103	111
Labour	13	—	—	—	13	12	11
Mental Health and Addictions	10	4	—	—	14	14	11
Municipal Affairs and Housing	674	10	—	135	819	817	689
Public Safety and Solicitor General	787	47	257	—	1,091	1,091	1,062
Social Development and Poverty Reduction	3,364	—	—	—	3,364	3,363	3,103
Tourism, Arts and Culture	144	16	—	5	165	164	177
Transportation and Infrastructure	890	12	—	—	902	902	843
Total ministries and Office of the Premier	38,950	420	1,111	375	40,856	40,834	42,026
Management of public funds and debt	1,276	—	—	—	1,276	1,258	1,205
Contingencies	550	(421)	—	—	129	21	17
Funding for capital expenditures	1,772	—	—	—	1,772	1,435	1,284
Refundable tax credit transfers	1,246	—	372	—	1,618	1,618	1,197
Legislative Assembly and other appropriations	143	1	19	—	163	160	170
Total appropriations	43,937	—	1,502	375	45,814	45,326	45,899
Elimination of transactions between appropriations [4]	(59)	—	—	—	(59)	(18)	(16)
Prior year liability adjustments	—	—	—	—	—	(151)	(150)
Consolidated revenue fund expense	43,878	—	1,502	375	45,755	45,157	45,733
Expenses recovered from external entities	3,337	—	—	—	3,337	3,471	3,131
Funding provided to service delivery agencies	(26,829)	—	—	—	(26,829)	(26,928)	(25,159)
Extinguishment of Transportation Investment Corporation fiscal agency loan [3]	—	—	—	—	—	—	(3,690)
Total direct program spending	20,386	—	1,502	375	22,263	21,700	20,015
Service delivery agency expense
School districts	6,651	—	—	—	6,651	6,671	6,338
Universities	4,837	—	—	—	4,837	4,894	4,600
Colleges and institutes	1,299	—	—	—	1,299	1,352	1,266
Health authorities and hospital societies	15,370	—	—	—	15,370	15,918	14,983
Other service delivery agencies	5,081	—	—	—	5,081	5,058	4,504
Total service delivery agency expense	33,238	—	—	—	33,238	33,893	31,691
Total expense	53,624	—	1,502	375	55,501	55,593	51,706

1      Amounts may not add due to rounding.

2      Amounts have been restated to reflect government accounting policies and organization in effect at March 31, 2019.

3      Statutory authorizations are appropriations permitted by an Act other than a Supply Act.

4      Reflects payments made under an agreement where an expense from a voted appropriation is recorded as revenue by a special account (Housing Endowment Fund and British Columbia Training and Education Savings Program).

5      The amount under the Statutory Authorizations column reflects a post-budget program transfer from Jobs, Trade and Technology to Citizens’ Services.

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Table 2.10 2018/19 Operating Results by Quarter1

	($ millions)

2018/19 surplus – Budget 2018 (February 20, 2018)	219				219
2018/19 surplus – First Quarterly Report (September 7, 2018)		669
2018/19 surplus – Second Quarterly Report (November 26, 2018)			1,350
2018/19 surplus – Third Quarterly Report (February 19, 2019)				374

	QI Update	Q2 Update	Q3 Update	Q4 Update	Total Changes
Revenue changes:
Personal income tax — mainly higher 2017 tax assessments	621	813	78	16	1,528
Corporate income tax — increased prior-year settlement payment, reflecting higher 2017 tax assessments, and changes in federal government installments, including the impacts of tax measures announced in the federal 2018 Fall Economic Statement	463	842	(269)	48	1,084
Property transfer tax — lower sales resulting from moderating housing market	(250)	(150)	75	(84)	(409)
Provincial sales tax — lower retail sales and consumer purchases	(48)	(15)	(47)	51	(59)
Other taxation sources	5	(44)	(29)	46	(22)
Natural gas royalties — lower prices and increased utilization of royalty programs and changes in natural gas liquids royalties and natural gas volumes	(20)	(24)	(21)	35	(30)
Coal, metals and minerals — mainly higher coal prices	82	69	6	63	220
Forests — mainly higher lumber prices and stumpage rates	380	(25)	42	17	414
Other natural resources — mainly higher electricity prices	53	31	(16)	23	91
Other revenue — mainly higher SUCH sector fee revenue, higher miscellaneous, vote recoveries and improved investment earnings	82	125	95	253	555
Health and social transfers — mainly a higher B.C. population share of the national total	176	9	—	(16)	169
Other federal government transfers — mainly B.C.’s share of lower federal excise tax revenue on cannabis	15	(33)	(35)	6	(47)
Commercial Crown corporation net income:
BC Lottery Corporation — mainly impact from lottery and eGaming revenue	65	(8)	39	9	105
ICBC — mainly increased claims costs	—	(206)	(290)	27	(469)
BC Hydro — impact of adjustment to deferred regulatory accounts	—	—	(1,136)	(4)	(1,140)
Accounting adjustments — related to regulatory accounts	—	—	950	—	950
Other commercial Crown corporations	(2)	(1)	(4)	2	(5)
Total revenue changes	1,622	1,383	(562)	492	2,935
Less: expense increases (decreases):
Consolidated Revenue Fund changes:
Statutory spending:
Fire management costs	477	31	43	17	568
Refundable tax credits — mainly higher 2017 film industry tax assessment results	379	(118)	111	—	372
Emergency Program Act — higher fire management and flood-related costs	162	129	17	(51)	257
Student loan interest elimination	—	—	217	(18)	199
Affordable housing — acceleration of grants to deepen the affordability of existing projects	—	—	38	—	38
Elections BC — mainly for the referendum on electoral reform	21	—	—	(3)	18
Other statutory spending	11	3	21	15	50
Supplementary Estimates	—	—	375	—	375
Ministry and Legislative Assembly savings	—	—	—	(132)	(132)
Other adjustments	—	—	—	40	40
Management of public debt (net) — reflects revisions to scheduled borrowing	(4)	(12)	(1)	(1)	(18)
Prior year liability adjustments — mainly due to Public Sector Pension Plan & Risk Management Account liability reduction	(3)	(16)	(59)	(73)	(151)
Spending funded by third party recoveries	(25)	3	(11)	167	134
Changes in spending profile of service delivery agencies:
School districts	31	—	3	(14)	20
Universities	82	26	(11)	(40)	57
Colleges	30	6	11	6	53
Health authorities and hospital societies	132	9	171	236	548
Other service delivery agencies	98	8	(47)	(82)	(23)
(Increase) decrease in transfers to service delivery agencies (elimination)	(219)	33	(14)	(236)	(436)
Total expense increases (decreases)	1,172	102	864	(169)	1,969
Subtotal	450	1,281	(1,426)	661	966
Forecast allowance (increase) decrease		(600)	450	500	350
Total changes	450	681	(976)	1,161	1,316
2018/19 surplus — First Quarterly Report	669
2018/19 surplus — Second Quarterly Report		1,350
2018/19 surplus — Third Quarterly Report			374
2018/19 surplus — Public Accounts				1,535	1,535

1          Descriptions of changes mainly reflect changes from Q3 to Q4. For description of prior quarters, refer to the corresponding quarterly report.

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Expense

In 2018/19, government expenses totalled $55.6 billion, almost $2.0 billion higher than Budget 2018 and $3.9 billion (7.5 per cent) higher than the previous year.

Chart 2.3 Expense Changes from Budget 2018

Consolidated Revenue Fund

Consolidated Revenue Fund (CRF) direct program spending1 (expenses other than grants paid to government agencies) was $1,314 million higher than Budget 2018. This was mainly due to higher statutory spending and additional ministry spending through Supplementary Estimates.

Statutory spending by government during the year totalled $1.5 billion in the following areas:

•                  $568 million in fire management costs (Ministry of Forests, Lands, Natural Resource Operations and Rural Development);

•                  $372 million in refundable tax credits;

•                  $257 million in emergency response, recovery, prevention, and preparedness costs under the Emergency Program Act (Ministry of Public Safety and Solicitor General);

•                  $199 million related to the elimination of student loan interest (Ministry of Finance);

•                  $38 million in grants to deepen the affordability of existing housing projects (Ministry of Municipal Affairs and Housing); and

•                  $68 million in other areas.

Other CRF spending was $265 million higher than Budget 2018 due to increased spending through Supplementary Estimates ($375 million) and higher other spending ($22 million) offset by an unused portion of the Contingencies Vote allocation ($108 million) and other ministry savings ($24 million).

1 See Table 2.9 - Total direct program spending.

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Government funded $375 million in additional spending through Supplementary Estimates, including:

•                  $135 million to support local governments in strategic planning and investments in current and future infrastructure programs (Ministry of Municipal Affairs and Housing);

•                  $89 million in grants for health and life sciences research organizations to help attract and retain researchers, and support research, entrepreneurship and commercialization (Ministry of Health);

•                  $50 million to the Connecting BC program to expand high-speed internet connectivity to more than 200 rural and Indigenous communities across the province (Ministry of Citizens’ Services);

•                  $32 million to support the strong demand for the Clean Energy Vehicle program and the implementation of the Mining Jobs Task Force (Ministry of Energy, Mines and Petroleum Resources);

•                  $30 million in contaminated sites funding to address the impact of an increase to the liability for high priority contaminated sites (Ministry of Forests, Lands, Natural Resource Operations and Rural Development); and

•                  $39 million in various other areas.

Government used the Contingencies Vote as a prudent budgeting tool to fund priority initiatives and manage budget pressures. In 2018/19, $442 million of the $550 million Contingencies Vote was spent on a number of priority initiatives and pressures, including:

•                  $131 million for various treaty and non-treaty agreements with First Nations, including various costs under the Indigenous Funding Envelope and the LNG benefits agreement (Ministry of Indigenous Relations and Reconciliation);

•                  $60 million to support various programs including the liability of contaminated sites, costs related to the Natural Resource Permitting Program and Softwood Lumber litigation (Ministry of Forests, Lands, Natural Resource Operations and Rural Development);

•                  $47 million to support various programs and initiatives including the RCMP contract, Intersection Safety Camera programs, Drug and Driving initiative, Road Safety Initiatives, and implementation of cannabis legalization (Ministry of Public Safety and Solicitor General);

•                  $27 million in grants to public libraries and the Public Education Benefit Trust (Ministry of Education);

•                  $25 million to support various programs and initiatives including Federal Legal Aid Agreement, implementation of cannabis legalization, court related costs and Surrey Courthouse Expansion (Ministry of Attorney General);

•                  $23 million to support various activities and initiatives including operating grants to the Health Employers’ Association of BC, administration of tax programs, valuation of the Liquefied Natural Gas system and the implementation of government communication strategies such as cannabis legalization and the CleanBC program (Ministry of Finance);

•                  $15 million in grants for various initiatives including the Creative BC Amplify BC Fund and KidSport BC programs (Ministry of Tourism, Arts and Culture); and

•                  $114 million in other areas.

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Prior year liability adjustments resulted in $151 million lower expenses than Budget 2018 due to:

•                  $91 million in the Ministry of Finance, mainly due to the reduction in accrued obligations for the Public Sector Pension Plan ($53 million), the Insurance and Risk Management Account ($26 million) and improvements in the Long Term Disability Fund ($11 million);

•                  $24 million in the Ministry of Health, mainly due to accrued expenses for the Medical Services Plan; and

•                  $36 million in other favourable adjustments.

Third party recovered spending relates to program spending funded or co-funded by parties outside of government. Cost-recovered spending was $134 million higher than Budget 2018 due to:

•                  $152 million higher recoverable health care costs mainly due to PharmaCare costs and health services provided to non-resident patients;

•                  $30 million increase in recoverable interest;

•                  $27 million higher recoveries from natural resources;

•                  $14 million higher recoveries for fire management;

•                  $69 million net increases in other program areas; offset by

•                  $158 million in lower recoverable costs in the transportation sector due mainly to timing of public transportation projects.

The above spending changes are offset by an equal net increase in revenue and as a result have no net impact on government’s financial results.

Operating transfers paid to service delivery agencies may change during the fiscal year as ministries make budget allocations, Contingencies Vote access is approved, and government invokes statutory authority. In 2018/19, operating grants to agencies increased by $436 million compared to Budget 2018 primarily due to higher grants to health authorities ($362 million) and various other service delivery agencies ($74 million).

Service Delivery Agency Spending

Service delivery agency spending was $655 million higher than Budget 2018, made up of the following:

School districts’ spending was $20 million higher than Budget 2018 due to inflationary pressures and increased amortization costs in line with self-funded capital investments, partly offset by lower salary and benefits due to hiring lags.

Post-secondary institutions spending was $110 million higher than Budget 2018 mainly due to higher staffing and operating costs in response to higher enrolment.

Health authority and hospital society spending was $548 million higher than Budget 2018 mainly due to increased staffing and operating costs to meet the volume growth in health care services delivered by these organizations.

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Spending in other service delivery agencies was $23 million lower than Budget 2018 reflecting lower spending by the BC Transportation and Financing Authority ($38 million) due mainly to lower debt servicing costs and amortization expense partly offset by other operating costs, and the BC Housing Management Commission ($33 million) primarily for lower than expected rental assistance payments and housing subsidies. These decreases are offset by a net increase in spending by other service delivery agencies ($48 million).

A detailed review of the above changes by quarter is available in Table 2.10. Further information on 2018/19 spending by function is provided in Appendix Table A2.6.

Provincial Capital Spending

In 2018/19, capital spending totalled $8.6 billion, which is comprised of $4.5 billion on taxpayer-supported infrastructure and $4.1 billion on the self-supported infrastructure of commercial Crown corporations.

Direct spending on health and education facilities, social housing, and government capital projects (i.e. government ministry infrastructure, including IT systems, courthouses and correctional institutions) represented 40 per cent of total capital spending in 2018/19.

Spending on highways and public transportation is also taxpayer-supported and reflects government’s transportation and transit investment plans. Transportation investments comprised about 11 per cent of total capital spending in 2018/19. While this spending is predominantly taxpayer financed, a portion is funded from the federal government and other external sources.

Spending on power generation and transmission projects is the largest single category of capital spending and is entirely self-supported. The spending primarily reflects BC Hydro’s refurbishment and expansion of its generating and transmission assets, as well as the Waneta Dam power expansion project undertaken by the Columbia Power Corporation.

Chart 2.4 Components of Total Capital Spending — 2018/19

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Taxpayer-Supported Capital Spending

In 2018/19, government spending on taxpayer-supported infrastructure was $722 million lower than forecast in the Budget 2018.

Education facilities spending, which includes both the K-12 and Post-Secondary sector, was $191 million higher than budget, primarily due to projects self-funded by Post-Secondary Institutions and Boards of Education, such as student housing projects.

Health facilities spending was $203 million lower than budget primarily due to scheduling and cash flow changes for several capital projects, mainly the Centre for Mental Health and Addictions, Interior Heart and Surgical Centre, Vancouver General Hospital — OR Renewal, Royal Columbian Hospital Redevelopment, St. Paul’s Hospital Redevelopment, and the Children’s and Women’s Energy Centre.

Highways and public transit spending was $591 million less than budget, primarily due to timing changes in procurement and capital spending for transportation projects, such as the Broadway Subway, Highway 1 to the Alberta Border, and other transit programs.

Social Housing, Ministry and Other spending was $119 million lower than budget mainly due to project scheduling changes as well as a reduction in required contingencies for capital projects.

The above scheduling and cash flow changes do not represent a reduction in capital spending; rather the spending has been shifted to future years within the provincial capital plan.

Table 2.11 Capital Spending

($ millions)	Budget 2018	Actual 2018/19	Actual 2017/18
Taxpayer-supported
Education facilities	1,459	1,650	1,546
Health facilities	1,107	904	890
Highways and public transit	1,529	938	832
Social Housing	450	483	169
Government direct (ministries)	549	421	430
Other	80	56	41
Total taxpayer-supported	5,174	4,452	3,908
Self-supported commercial
Power generation and transmission	3,749	3,828	2,474
Highways and public transit	—	—	4
Other	312	278	251
Total self-supported	4,061	4,106	2,729
Total capital spending	9,235	8,558	6,637

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Self-Supported Capital Spending

Commercial Crown corporation spending on capital projects in 2018/19 was $45 million higher than the Budget 2018 plan.

Power generation and transmission sector spending was $79 million higher than budget generally due to BC Hydro’s higher than planned expenditures during the year on the Site C project, offset by lower than planned expenditures on BC Hydro’s refurbishment and expansion of its generating and transmission assets and lower than expected total costs for the Waneta 2/3 interest acquisition. Site C expenditures may be higher or lower than plan in a given period based on many factors, with no change to the overall project budget.

Other self-supported capital spending was $34 million lower than budget, mainly reflecting lower spending by the Insurance Corporation of British Columbia (down $39 million) largely due to a shift in the project time line and related costs for the Rate Affordability Action Plan, the BC Lottery Corporation (down $30 million) primarily due to a shift in timing of the replacement of legacy lottery equipment, and other commercial Crown corporation spending (down $3 million). These decreases are partially offset by higher than expected residential and commercial building investments on the UBC campus ($38 million).

Further details on capital spending are provided in Appendix Table A2.9.

Chart 2.5 Capital Spending Changes from Budget 2018

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Major Capital Projects

Significant capital projects (those with multi-year budgets totaling $50 million or more) are shown in Table 2.12. Investments in these larger projects will provide long-term social and economic benefits for the province.

As projects are completed, or new ones receive approval, the projects are removed from or added to the $50 million table.

During the 2018/19 fiscal year, the following projects were removed:

•                  Emily Carr University of Art and Design — Campus redevelopment at Great Northern Way;

•                  Evergreen Line Rapid Transit; and

•                  BC Hydro Projects including: Mica SF6 gas insulated switchgear replacements, Northwest transmission line, Merritt area transmission line, Smart metering and infrastructure program, Interior to Lower Mainland transmission line, G.M. Shrum units 1 to 5 turbine replacement, and Long Beach area reinforcement.

The following projects were added to the $50 million table during the fiscal year:

•      Burnaby North Secondary in Burnaby ($79 million);

•      Southside Area Elementary in Chilliwack ($54 million);

•      Sheffield Elementary in Coquitlam ($52 million);

•      West Langford Elementary and Middle in Langford ($89 million);

•      Camosun College Centre for Health Sciences in Victoria ($64 million);

•      University of Victoria Student Housing ($201 million);

•      Dogwood Complex Residential Care in Vancouver ($51 million);

•      Lions Gate Hospital — New Acute Care Facility in North Vancouver ($166 million);

•      St. Paul’s Hospital Redevelopment in Vancouver ($1.9 billion);

•      Mills Memorial Hospital in Terrace ($447 million);

•      Highway 97 Stone Creek to Williams Road ($65 million);

•      Highway 97 Williams Lake Indian Reserve to Lexington Road ($57 million);

•      Highway 1 Illecillewaet 4-laning and Brake Check improvements ($85 million);

•      Highway 14 Corridor Improvements ($86 million);

•      Highway 1 RW Bruhn Bridge ($225 million);

•      Quartz Creek Bridge Replacement ($121 million);

•      Kootenay Lake ferry service upgrade ($55 million);

•      Highway 1, 216th - 264th street widening ($235 million);

•      Broadway Subway ($2.8 billion);

•      Stanley New Fountain Hotel (Affordable Rental Housing) ($63 million);

•      6585 Sussex Avenue (Affordable Rental Housing) ($75 million);

•      Nanaimo Correctional Centre Replacement ($157 million);

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•                  Columbia River Power Projects — Waneta Dam Power Expansion purchase of 51 per cent interest ($991 million); and

•                  BC Hydro Projects including: Waneta 2/3 interest acquisition ($1.2 billion), Downtown Vancouver Electricity Supply — West End strategic property purchase ($81 million), Supply Chain Applications Project ($68 million), Peace Region Electricity Supply Project ($285 million), LNG Canada load interconnection project ($82 million), and Bridge River 2 units 7 and 8 upgrade project ($86 million).

Financing Capital Spending

Provincial capital infrastructure spending is financed through a combination of sources:

•                  operating cash flows (i.e. cash derived from the operating surplus and management of operating accounts);

•                  partnerships with the private sector (public-private partnerships or P3s);

•                  cost-sharing with partners; and

•                  borrowing (debt financing).

Chart 2.6 shows that 81 per cent of 2018/19 taxpayer-supported capital spending was financed from operating cash flows, 8 per cent from other contributions, 6 per cent from federal contributions, and 5 per cent from direct net borrowing.

Commercial Crown capital spending of $4.1 billion was financed 48 per cent from direct net borrowing ($2.0 billion), and 52 per cent from operating cash flows ($2.1 billion).

Chart 2.6 Financing Taxpayer-Supported Capital Spending

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Table 2.12 Capital Expenditure Projects Greater Than $50 million 1

		Project	Estimated	Anticipated	Project Financing
($ millions)	Year of Completion	Cost to Mar 31, 2019	Cost to Complete	Total Cost	Internal/ Borrowing	P3 Liability	Federal Gov’t	Other Contrib’ns
		Taxpayer-supported
School districts
Kitsilano Secondary [2]	2019	62	3	65	61	—	—	4
Salish Secondary [2]	2018	55	—	55	45	—	—	10
Centennial Secondary [2]	2020	49	12	61	61	—	—	—
R.E. Mountain Secondary (Willoughby Slope)	2019	39	20	59	38	—	—	21
Argyle Secondary	2020	17	45	62	50	—	—	12
Grandview Heights Secondary	2021	4	89	93	71	—	—	22
Handsworth Secondary	2021	1	61	62	62	—	—	—
New Westminster Secondary	2021	29	78	107	107	—	—	—
Burnaby North Secondary	2021	2	77	79	79	—	—	—
Eric Hamber Secondary	2022	1	78	79	79	—	—	—
South Side Area Elementary Middle	2022	1	53	54	49			5
Sheffield Elementary	2021	—	52	52	47			5
West Langford Elementary and Middle	2022	—	89	89	89
Seismic mitigation program [3]	2030	324	1,220	1,544	1,544	—	—	—
Total school districts		584	1,877	2,461	2,382	—	—	79
Post-secondary institutions
University of British Columbia – Undergraduate Life Science Teaching Laboratories Redevelopment	2019	85	3	88	12	—	32	44
Simon Fraser University— Energy Systems Engineering Building [4]	2019	116	10	126	45	—	45	36
British Columbia Institute of Technology— Health Sciences Centre for Advanced Simulation	2021	2	76	78	66	—	—	12
Camosun College— Centre for Health Sciences	2019	51	13	64	40	—	13	11
University of Victoria —
Student Housing	2023	—	201	201	123	—	—	78
Total post secondary institutions		254	303	557	286		90	181
Health facilities
Queen Charlotte/Haida Gwaii Hospital [2]	2016	48	2	50	31	—	—	19
Surrey Emergency/Critical Care Tower
– Direct procurement	2019	164	30	194	174	—	—	20
– P3 contract	2014	318	—	318	139	179	—	—
Royal Inland Hospital Clinical Services Building [2]	2016	61	2	63	38	—	—	25
Royal Inland Hospital Patient Care Tower
– Direct procurement	2024	23	106	129	38	—	—	91
– P3 contract	2022	20	268	288	—	164	—	124
Vancouver General Hospital — Jim Pattison Pavilion Operating Rooms	2021	14	88	102	35	—	—	67
North Island Hospitals[2]
– Direct procurement	2017	115	11	126	73	—	—	53
– P3 contract	2017	480	—	480	60	232	—	188
Interior Heart and Surgical Centre [2]
– Direct procurement	2018	175	73	248	213	—	—	35
– P3 contract	2015	133	—	133	4	79	—	50
Vancouver General Hospital — Joseph and Rosalie Segal Family Health Centre [2]	2017	73	9	82	57	–	—	25
Children’s and Women’s Hospital
– Direct procurement	2020	242	65	307	177	—	—	130
– P3 contract	2018	368	1	369	168	187	—	14
Penticton Regional Hospital — Patient Care Tower							—
– Direct procurement	2021	27	53	80	22	—	—	58
– P3 contract	2019	231	1	232	—	139	—	93

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Table 2.12 Capital Expenditure Projects Greater Than $50 million 1 (continued)

		Project	Estimated	Anticipated	Project Financing
($ millions)	Year of Completion	Cost to Mar 31, 2019	Cost to Complete	Total Cost	Internal/ Borrowing	P3 Liability	Federal Gov’t	Other Contrib’ns
Royal Columbian Hospital — Phase 1	2019	165	94	259	250	—	—	9
Royal Columbian Hospital — Phases 2 & 3	2026	12	1,088	1,100	1,037	—	—	63
Peace Arch Hospital Renewal	2021	8	76	84	8	—	—	76
Centre for Mental Health and Addictions	2020	24	77	101	101	—	—	—
Dogwood Complex Residential Care	2021	—	51	51	—	—	—	51
Lions Gate Hospital — New Acute Care Facility	2023	—	166	166	—	—	—	166
St Paul’s Hospital	2026	2	1,913	1,915	990	—	—	925
Mills Memorial Hospital	2026	—	447	447	337	—	—	110
Clinical and systems transformation [5]	2023	337	143	480	480	—	—	—
iHealth Project — Vancouver Island Health Authority [5]	2020	92	8	100	—	—	—	100
Total health facilities		3,132	4,772	7,904	4,432	980	—	2,492
Transportation
Highway 97 widening from Highway 33 to Edwards Road [2]	2018	65	1	66	48	—	18
Highway 1 widening and 216th Street Interchange	2019	39	23	62	28	—	22	12
Highway 91 Alex Fraser Bridge Capacity Improvements	2019	46	24	70	37	—	33	—
Highway 97 Stone Creek to Williams Road	2019	50	15	65	65	—	—	—
Highway 97 Williams Lake Indian Reserve to Lexington Road	2019	49	8	57	57	—	—	—
Highway 1 — Admirals Road/McKenzie Avenue Interchange	2020	74	22	96	63	—	33	—
Highway 7 Corridor Improvements	2020	30	40	70	48	—	22	—
Highway 99 10-Mile Slide	2020	14	46	60	60	—	—	—
Highway 1 Lower Lynn Corridor Improvements	2021	110	88	198	77	—	66	55
Highway 1 Illecillewaet 4-laning and Brake Check improvements	2022	8	77	85	69	—	16	—
Highway 14 Corridor improvements	2022	3	83	86	56	—	30	—
Highway 1 Hoffmans Bluff to Jade Mountain	2023	22	177	199	144	—	55	—
Highway 91 to Highway 17 and Deltaport Way Corridor Improvements	2023	31	214	245	80	—	82	83
Highway 1 Salmon Arm West	2023	30	133	163	115	—	48	—
Highway 1 RW Bruhn Bridge	2023	8	217	225	134	—	91	—
Pattullo Bridge Replacement [6]	2023	25	1,352	1,377	1,377	—	—	—
Quartz Creek Bridge Replacement	2023	3	118	121	71	—	50	—
Kootenay Lake ferry service upgrade	2023	1	54	55	38	—	17	—
Highway 1 216th - 264th Street widening	2024	2	233	235	99	—	109	27
Highway 1 Kicking Horse Canyon Phase 4	2024	18	432	450	235	—	215	—
Broadway Subway	2025	21	2,806	2,827	1,830	—	897	100
Total transportation		649	6,163	6,812	4,731	—	1,804	277
Other taxpayer-supported
Abbotsford courthouse
– Direct procurement	2021	6	12	18	18	—	—	—
– P3 contract	2021	45	89	134	48	80	—	6
Natural Resource Permitting Project’	2019	87	—	87	87	—	—	—
Stanley New Fountain Hotel (Affordable Rental Housing)	2021	9	54	63	20	—	—	43
6585 Sussex Ave (Affordable Rental Housing)	2021	10	65	75	43	—	—	32
Nanaimo Correctional Centre Replacement	2023	—	157	157	157	—	—	—
Maples Adolescent Treatment Centre and Provincial Assessment Centre	2019	63	—	63	63	—	—	—
Total other		220	377	597	436	80	—	81
Total taxpayer-supported		4,839	13,492	18,331	12,267	1,060	1,894	3,110

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Table 2.12 Capital Expenditure Projects Greater Than $50 million 1 (continued)

		Project	Estimated	Anticipated	Project Financing
($ millions)	Year of Completion	Cost to Mar 31, 2019	Cost to Complete	Total Cost	Internal/ Borrowing	P3 Liability	Federal Gov’t	Other Contrib’ns
Power generation and transmission
BC Hydro — Hugh Keenleyside spillway gate reliability upgrade [2]	2015	114	1	115	115	—	—	—
– Upper Columbia capacity additions at Mica units 5 and 6 project [2]	2015	600	—	600	600	—	—	—
– Dawson Creek/Chetwynd area transmission [2]	2015	294	2	296	296	—	—	—
– Surrey area substation project [2]	2016	80	—	80	80	—	—	—
– Big Bend substation [2]	2017	69	—	69	69	—	—	—
– Ruskin Dam safety and powerhouse upgrade [2]	2018	623	19	642	642	—	—	—
– Waneta 2/3 interest acquisition [2]	2018	1,220	—	1,220	1,220	—	—	—
– Kamloops substation [2]	2018	50	2	52	52	—	—	—
– W.A.C. Bennett Dam riprap upgrade project [2]	2018	118	1	119	119	—	—	—
– Home Payne substation upgrade project [2]	2019	65	8	73	73	—	—	—
– John Hart generating station replacement [2]	2019	958	27	985	985	—	—	—
– Cheakamus unit 1 and 2 generator replacement	2019	55	19	74	74	—	—	—
– South Fraser transmission relocation project [8]	TBD	30	46	76	76	—	—	—
– Bridge River 2 units 5 and 6 upgrade project	2019	63	23	86	86	—	—	—
– Downtown Vancouver Electricity Supply: West						—	—	—
End strategic property purchase	2020	67	14	81	81	—	—	—
– Fort St. John and Taylor Electric Supply	2020	32	21	53	53	—	—	—
– Supply Chain Applications project	2020	33	35	68	68	—	—	—
– UBC load increase stage 2 project	2021	17	38	55	55	—	—	—
– Peace Region Electricity Supply project	2021	66	219	285	285	—	—	—
- LNG Canada load interconnection project	2021	8	74	82	58	—	—	24
– Bridge River 2 units 7 and 8 upgrade project	2021	3	83	86	86	—	—	—
– Mica replace units 1-4 transformers project	2022	8	74	82	82	—	—	—
– G.M. Shrum G1-G10 control system upgrade - Phases I - III	2022	34	41	75	75	—	—	—
– Site C project	2024	3,491	7,209	10,700	10,700	—	—	—
Columbia River power projects						—	—	—
– Waneta Dam power expansion [9]	2018	335	—	335	335	—	—	—
– Waneta Dam power expansion — purchase of 51% interest [10]	2019	—	991	991	991	—	—	—
Total power generation and transmission		8,433	8,947	17,380	17,356	—	—	24
Other self-supported
Liquor Distribution Branch Warehouse	2020	42	7	49	49	—	—	—
Total other		42	7	49	49	—	—	—
Total self-supported		8,475	8,954	17,429	17,405	—	—	24
Total $50 million projects		13,314	22,446	35,760	29,672	1,060	1,894	3,134

1              Only projects that receive provincial funding and have been approved by Treasury Board and/or Crown corporation boards are included in this table. Ministry service plans may highlight projects that still require final approval. Capital costs reflect current government accounting policy.

2              Assets have been put into service and only trailing costs remain.

3              The Seismic Mitigation Program consists of all spending to date on Phase 2 of the program and may include spending on projects greater than $50 million included in the table above.

4              Simon Fraser University and private donors will contribute $26 million toward the project, and the university is also contributing land valued at $10 million.

5              The project and estimated budget are currently under review.

6              Pattullo Bridge forecasted to open to the public in 2023 with old bridge decommissioning to follow. Forecasted amount reflects total expenditures including capitalized and expensed items. This amount may change once contracts are finalized.

7              Reflects approved capital costs to date, subject to change if future scope components are approved by government.

8              Construction work on the South Fraser transmission relocation project is currently suspended pending the governments review of the George Massey Tunnel replacement.

9              Reflects the combined shares of Columbia Power Corporation (32.5 per cent) and Columbia Basin Trust (16.5 per cent) in their partnership with Fortis Inc. for the development of an electricity generating expansion facility at the Waneta Dam south of Trail.

10         Columbia Basin Trust and Columbia Power Corporation purchase of the Waneta Expansion asset for $991 million.

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Provincial Debt

As at March 31, 2019, total provincial debt totalled $66.0 billion - 22.3 per cent of B.C.’s nominal GDP. The driver for borrowing is capital spending, with almost all debt incurred to finance infrastructure. About 35 per cent of the total debt is self-supported through the activities of commercial Crown corporations.

The taxpayer-supported debt-to-GDP ratio, a measure often used by investors and credit rating agencies to analyze a government’s ability to manage its debt load, stood at 14.5 per cent. This metric is 0.8 percentage points lower than the updated Budget 2018 and a reduction of 1.0 percentage point from 2017/18. British Columbia’s taxpayer- supported debt-to-GDP is one of the lowest in Canada, translating into a strong credit rating and lower debt servicing costs. The debt-to-revenue ratio stood at 75.0 per cent, 9.9 percentage points lower than Budget 2018 and a reduction of 7.5 percentage points from 2017/18.

Direct operating debt has been eliminated in 2018/19, the first time government has been direct operating debt free in over 40 years.

Table 2.13 Provincial Debt Summary 1

($ millions)	Budget 2018	Opening Balance Adjustment [2]	Updated Budget 2018	Actual 2018/19	Actual 2017/18
Taxpayer-supported debt
Provincial government direct operating	—	—	—	—	1,156
Other taxpayer-supported debt (mainly capital)
Education facilities	14,582	54	14,636	14,274	14,236
Health facilities	8,184	(81)	8,103	7,968	7,903
Highways and public transit	17,781	(239)	17,542	16,767	16,154
Other	4,651	193	4,844	3,672	4,158
Total other taxpayer-supported debt	45,198	(73)	45,125	42,681	42,451
Total taxpayer-supported debt	45,198	(73)	45,125	42,681	43,607
Self-supported debt
Power generation and transmission	23,244	(254)	22,990	22,764	20,709
Other	580	82	662	517	603
Total self-supported debt	23,824	(172)	23,652	23,281	21,312
Forecast allowance	350	—	350	—	—
Total provincial debt	69,372	(245)	69,127	65,962	64,919
Debt to GDP
Taxpayer-supported	15.5%		15.3%	14.5%	15.5%
Total	23.8%		23.4%	22.3%	23.0%

1     Provincial debt is prepared in accordance with Generally Accepted Accounting Principles and presented consistent with the Debt Summary Report included in the Public Accounts. Debt is shown net of sinking funds and unamortized discounts, excludes accrued interest, and includes non-guaranteed debt directly incurred by commercial Crown corporations and debt guaranteed by the Province.

2     The opening balance adjustment reflects actual balances at March 31, 2018 (the Budget 2018 projection was based on a forecast for 2017/18).

3     Revised to reflect Statistics Canada’s Provincial Economic Accounts update released on November 8, 2018.

Debt for schools, post-secondary institutions and health facilities was largely incurred by government to issue capital grants to SUCH sector organizations for funding their infrastructure. Highways and public transit debt primarily reflects direct borrowing by government controlled agencies, such as the BC Transportation Financing Authority and the Transportation Investment Corporation. Power generation and transmission debt is entirely commercial in nature and is predominantly the debt of BC Hydro. A small portion of this debt reflects borrowing for the Columbia River power projects managed by Columbia Power Corporation.

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Chart 2.7 Components of Total Provincial Debt — March 31, 2019

Other debt includes taxpayer-supported borrowing to finance social housing, the reconstruction of the BC Place stadium roof, and other government borrowing for direct capital projects such as courthouses. Other debt also includes the self-supported borrowing of the BC Lottery Corporation for gaming equipment and gaming management software as well as the debt of post-secondary institutions’ commercial subsidiaries.

Chart 2.8 Changes in Ending Debt Level from Updated Budget 2018

Total debt was lower by $3.2 billion at year-end compared to the updated Budget 2018. The variance consists of:

•                  $2.4 billion lower taxpayer-supported debt, primarily due to a higher surplus of $966 million, non-cash items of $815 million, lower working capital requirements of $235 million, and lower capital spending by $722 million, partially offset by the impact of lower capital contributions from third parties of $294 million;

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•                  $371 million decrease in self-supported debt, primarily reflecting improved operating cash flows of $416 million, partially offset by higher capital spending by commercial Crown corporations of $45 million; and

•                  $350 million forecast allowance.

Surplus Versus Change In Debt

For the 2018/19 fiscal year, government posted a surplus of $1,535 million. The surplus together with positive operating cash flows of $3,378 million from non-cash items and $465 million in changes in other working capital balances generated sufficient sources to eliminate prior year operating debt and to fund almost all of capital spending of $4,452 million. As a result, during the fiscal year 2018/19 the taxpayer-supported debt was reduced by $926 million.

The $2.0 billion increase in self-supported debt primarily reflects $4.1 billion capital spending (mainly for BC Hydro and BCLC, which is financed through the fiscal agency loan program), offset by $2.1 billion in net operating cash flows.

Chart 2.9 Reconciliation of Surplus to Change In Debt

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Debt Indicators

Table 2.14 provides a summary of financial indicators depicting the province’s debt position, recent borrowing trends and related interest cost burden.

Further details on provincial debt are provided in Appendix Tables A2.10 to A2.12.

Table 2.14 Key Debt Indicators 1

	Budget 2018	Actual 2018/19	Actual 2017/18
Debt to revenue (per cent)
Total provincial	98.1	89.5	94.7
Taxpayer-supported	84.9	75.0	82.5
Debt per capita ($) [2]
Total provincial	14,249	13,214	13,189
Taxpayer-supported	9,284	8,550	8,859
Debt to GDP (per cent) [3]
Total provincial	23.8	22.3	23.0
Taxpayer-supported	15.5	14.5	15.5
Interest bite (cents per dollar of revenue) [4]
Total provincial	3.9	3.8	4.0
Taxpayer-supported	3.5	3.2	3.3
Interest costs ($ millions)
Total provincial	2,755	2,776	2,759
Taxpayer-supported	1,845	1,793	1,725
Interest rate (per cent)[5]
Taxpayer-supported	4.2	4.2	4.1
Revenue Factor for Key Indicators ($ millions)
Total provincial [6]	70,750	73,734	68,551
Taxpayer-supported [7]	53,246	56,894	52,866
Total debt ($ millions)
Total provincial	69,372	65,962	64,919
Taxpayer-supported [8]	45,198	42,681	43,607
Provincial GDP ($ millions) [9]	291,672	295,316	282,204
Population (thousands at July 1) [10]	4,869	4,992	4,922

1 Figures for prior year have been restated to conform with the presentation used for 2018/19 and to include the effects of changes in underlying data and statistics.

2 The ratio of debt to population (e.g. debt at March 31, 2019 divided by population at July 1, 2018).

3 The ratio of debt outstanding at fiscal year end to provincial nominal gross domestic product (GDP) for the calendar year ending in the fiscal year (e.g. debt at March 31, 2019 divided by 2018 GDP).

4 The ratio of interest costs (less sinking fund interest) to revenue. Figures include capitalized interest expense in order to provide a more comparable measure to outstanding debt

5 Weighted average of all outstanding debt issues.

6 Includes revenue less earnings related to enterprises (sinking fund earnings, loan interest and net earnings), plus revenue of all enterprises.

7 Excludes revenues of commercial Crown corporations, but includes dividends paid to the Consolidated Revenue Fund.

8 Excludes debt of commercial Crown corporations.

9 Nominal GDP for the calendar year ending in the fiscal year (e.g. GDP for 2018 is used for the fiscal year ended March 31, 2019). As nominal GDP for the calendar year ending in 2018 is not available, the 2018 GDP projected in February 2019 has been used for the fiscal year ended March 31, 2019 for demonstration purposes.

10 Population at July 1st within the fiscal year (e.g. population at July 1, 2018 is used for the fiscal year ended March 31, 2019)

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Credit Rating

A credit rating is an evaluation of the credit risk of a prospective borrower, predicting their ability to pay interest and to repay the debt principal. It impacts the borrower’s debt servicing costs and the investor’s rate of return since an investor will demand a higher interest rate on a higher-risk, lower-rated security. Table 2.15 provides an interprovincial comparison of credit ratings.

Table 2.15 Interprovincial Comparison of Credit Ratings, June 2019

Rating Agency [1]
Province	Moody’s Investors Service	Standard & Poor’s	DBRS
British Columbia	Aaa	AAA	AA(High)
Alberta	Aal	A+	AA
Saskatchewan	Aaa	AA	AA
Manitoba	Aa2	A+	A (High)
Ontario	Aa3	A+	AA (Low)
Quebec	Aa2	AA-	A (High)
New Brunswick	Aa2	A+	A (High)
Nova Scotia	Aa2	AA-	A (High)
Prince Edward Island	Aa2	A	A (Low)
Newfoundland/Labrador	Aa3	A	A (Low)

1         The rating agencies assign letter ratings to borrowers. The major categories, in descending order of credit quality are: AAA/Aaa; AA/Aa; A; BBB/Baa; BB/Ba; and B. The “1”, “2”, “3”, “high”, low”, “+”, and “-” modifiers show relative standing within the major categories. For example, AA+ exceeds AA and Aa2 exceeds Aa3.

B.C.’s fiscal outlook and its record for meeting annual budget targets has resulted in ratings of Aaa and AAA (the highest possible ratings) from Moody’s and Standard & Poor’s respectively, while DBRS rates the province at AA (high).

Pension Plans

The province contributes to four defined benefit pension plans (Public Service, Municipal, Teachers’ and College) for many of its employees. These pension plans are managed under joint trusteeship arrangements with the plan members. Under joint trusteeship, the provincial government has no formal claim on plan surpluses or assets; however, government is responsible for 50 per cent of any unfunded liabilities in the Public Service, Teachers’ and College plans, and 35 per cent of any unfunded liability in the Municipal plan since the province’s interest in that plan is only 70 per cent.

As a result, government’s balance sheet only includes its share of any unfunded pension liabilities incurred by the four pension plans under the joint trusteeship arrangements (e.g. $64 million for the Teachers’ Pension Plan in 2018/19), as well as the entire liability for the MLA Superannuation Account, which is not part of a joint trusteeship arrangement.

In the event that a plan is determined to be in a deficit position, the pension boards, by agreement, are required to address the deficit through contribution adjustments or other measures. As a result, it is expected that any unfunded pension liability in the future would be short-term in nature.

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The pension valuations do not include future indexing of pensions, as this is a non-guaranteed supplemental benefit to the plans that is determined by the amount of available assets in separate inflation accounts. The estimated financial positions of each plan (based on extrapolations of the most recent actuarial valuations) as at March 31, 2019 are shown in Table 2.16.

Table 2.16 Pension Plan Balances

	Pension Plan					Total
($ millions)	Public Service	Municipal	Teachers’ [1]	College	Other[2]	2018/19	2017/18
Accrued benefit obligation	(19,189)	(27,623)	(20,854)	(3,724)	(730)	(72,120)	(68,775)
Pension fund assets	22,192	29,469	22,271	3,940	821	78,693	73,257
Subtotal	3,003	1,846	1,417	216	91	6,573	4,482
Unamortized actuarial (gain) loss	(1,194)	(457)	(1,545)	(115)	(26)	(3,337)	(2,132)
Accrued net asset (obligation)	1,809	1,389	(128)	101	65	3,236	2,350

1         The government is responsible for 50 per cent of the unfunded pension liability incurred under the Teachers’ Pension Plan and has accrued this liability in its 2018/19 accounts. The liability will be settled in future periods through increased employer contributions.

2         Represents other defined benefit plans, outside of the four main pension plans, which are funded by entities within the government reporting entity. Includes the Retirement Plan for Non-Teaching Employees of the Board of School Trustees of School District No. 43 (Coquitlam), the University of Victoria’s pension plan for employees other than faculty and professional staff, Simon Fraser University’s Academic Pension Plan and Administrative/Union Pension Plan, and the province’s 14.67% interest in the Canadian Blood Services pension plan.

Actuarial valuations are performed on the pension plans every three years with the resulting reports released nine months after the valuation date. The pension plans and the dates of their last actuarial valuation are:

•                  Public Service Pension Plan, March 31, 2017;

•                  Municipal Pension Plan, December 31, 2015;

•                  Teachers’ Pension Plan, December 31, 2017; and

•                  College Pension Plan, August 31, 2015.

Key actuarial assumptions used for valuation purposes include a long-term annual rate of return on fund assets (currently 6.00 per cent for the Teachers’ Pension Plan and 6.25 per cent for the other three plans) and the rate of annual salary increases (currently 3.50 per cent).

The pension plans are administered by the BC Pension Corporation in accordance with direction received from the various pension boards. The audited financial statements of each pension plan, along with full descriptions, benefit formulas, inflation assumptions and funding polices may be found on the corporation’s website at www.pensionsbc.ca.

Contractual Obligations

Contractual obligations represent the annual nominal future cash payments for multiyear contracts for the delivery of services and construction of assets — except in the case of P3 contracts, where the obligations related to construction of assets are recognized as liabilities as the assets are constructed.

As at March 31, 2019, taxpayer-supported entities have incurred $37.2 billion in contractual obligations, and self-supported Crown corporations and subsidiaries have incurred $58.1 billion in contractual obligations, for a total of $95.3 billion in contract payments that will be made over the future years, depending on the terms of the contract with some contracts extending beyond 25 years.

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Contractual obligations represent ongoing program costs where the projected expense has been quantified in an agreement. They are not off-balance sheet debt, nor are they unfunded costs. Rather, these annual costs have been incorporated into the overall program budgets of the contracting ministries and other entities similar to other future-oriented government program costs such as legislated entitlements and capital asset amortization. In the case of self-supported Crown corporations and subsidiaries, the payments will be made from future revenue streams.

The 2018/19 Public Accounts Contractual Obligations schedule presents a detailed listing of obligations by function. Taxpayer-supported contractual obligations can also be grouped into eight categories (see Table 2.17) as follows:

•                  Coastal ferry services agreement — annual operating subsidy provided by the Ministry of Transportation and Infrastructure to BC Ferry Services Inc. in support of its smaller routes.

•                  Capital construction and maintenance P3s — reflect the annual service payments that will be made to maintain the asset and retire the liabilities.

•                  Provincial policing contracts — annual operating cost of the policing contract with the RCMP (aside from major cities such as Vancouver, which have their own police forces, policing in British Columbia is provided by the RCMP under contract).

•                  Housing subsidy agreements — annual operating cost of the subsidy agreements between BC Housing Management Commission and cooperative subsidized housing associations.

•                  Program delivery agreements — annual operating cost of agreements with third-party entities that provide services to the public on behalf of government, such as care homes. Some agreements are for one year only.

•                  Operating and maintenance agreements — annual operating cost of agreements with third-party entities that operate and maintain government infrastructure on behalf of government. A majority of these agreements relate to health sector facilities.

•                  Service delivery agreements — annual operating cost of agreements with third-party entities that provide services directly to government, such as the Telecommunications Service Master Agreement with Telus.

•                  Capital and economic development agreements — annual cost of agreements to build infrastructure, such as School District, Universities, and British Columbia Transportation Financing Authority’s commitments for future projects.

Table 2.17 Taxpayer-Supported Contractual Obligations

($ millions)	2019/20	2020/21	2021/22	2022/23	2023/24	2024/25+	Total
Coastal ferry services agreement	197	197	197	197	197	7,673	8,658
Capital construction and maintenance P3s	153	156	154	164	175	4,019	4,821
Provincial policing contracts	360	360	361	361	361	2,885	4,688
Housing subsidy agreements	448	236	219	199	180	4,250	5,532
Program delivery agreements	1,861	288	230	204	193	1,639	4,415
Operating and maintenance agreements	754	459	361	254	184	1,254	3,266
Service delivery agreements	472	440	250	248	242	1,760	3,412
Capital and economic development agreements	1,220	510	205	70	47	338	2,390
	5,465	2,646	1,977	1,697	1,579	23,818	37,182

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Almost all (91 per cent or $52.9 billion) of the contractual obligations for self-supported Crown corporations and subsidiaries are for BC Hydro power purchase agreements with independent power producers (IPPs). This ongoing cost of energy is factored into BC Hydro’s financial statement projections in the fiscal plan, although any contractual increases to the tariffs paid to the IPPs will have to be recovered from future electricity rate increases.

The remaining contractual obligations for self-supported Crown corporations and subsidiaries relate to maintenance and service agreements, whose costs also are factored into government fiscal plan projections.

Contractual Rights

Contractual rights represent the annual nominal future cash receipts for multi-year contracts. As at March 31, 2019, taxpayer-supported entities have $7.3 billion in contractual rights, and self-supported Crown corporations and subsidiaries have $4.1 billion in contractual rights, for a total of $11.3 billion in contract receipts over the future years (up to 45 years), depending on the terms of the contract.

Contractual rights represent future receipts where the projected revenue has been quantified in an agreement. They are not off-balance sheet assets, nor are they deferred revenues.

2018/19 Public Accounts Audit Qualification

The Audit Opinion on the 2018/19 Public Accounts includes one qualification on the longstanding issue on the recognition of restricted contributions. The qualification regarding the use of rate-regulated accounting has been resolved for 2018/19.

Deferral of Revenues

The Auditor General recommends reporting restricted contributions as revenue in the period the transfers are received, unless the transfer establishes a financial liability on the part of the recipient. The government has maintained its longstanding recognition of deferring restricted contributions and recognizing revenue in the same period that programs and services are provided to the public. Under the Auditor General’s approach to restricted contributions, liabilities would have been reduced by $5.7 billion and current year revenue and surplus would have been increased by $5.7 billion.

The full text of the Auditor General’s opinion and the comments of the Comptroller General of British Columbia can be found in the 2018/19 Public Accounts.

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SUPPLEMENTARY INFORMATION

•  General Description of the Province

•  Constitutional Framework

•  Provincial Government

•  Annual Financial Cycle

•  Government’s Financial Statements

•  Provincial Taxes

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General Description of the Province

British Columbia is located on Canada’s Pacific coast, and has a land and freshwater area of 95 million hectares. It is Canada’s third largest province and comprises 9.5 per cent of the country’s total land area.

Geography

The province is nearly four times the size of Great Britain, 2.5 times larger than Japan and larger than any American state except Alaska. B.C.’s 7,022-kilometre coastline supports a large shipping industry through ice-free, deep-water ports. The province has about 8.5 million hectares of grazing land, 1.8 million hectares of lakes and rivers, and 950,000 hectares of agricultural land that is capable of supporting a wide range of crops.

Physiography

B.C. is characterized by mountainous topography, but also has substantial areas of lowland and plateau country. The province has four basic regions, a northwesterly trending mountain system on the coast, a similar mountain system on the east, and an extensive area of plateau country between the two. The northeastern corner of the province is lowland, a segment of the continent’s Great Plains.

The western system of mountains averages about 300 kilometres in width and extends along the entire B.C. coast and the Alaska panhandle. The Coast Mountains contain some of the tallest peaks in the province. The western system includes the Insular Mountains that form the basis of Vancouver Island and Haida Gwaii (previously known as the Queen Charlotte Islands). These islands help to shelter the waters off the mainland coast of B.C., which form an important transportation route for people and products.

The interior of the province is a plateau of rolling forest and grassland, 600 to 1,200 metres in average elevation, incised deeply by rivers. North of Prince George the interior becomes mountainous, but plateau terrain returns just south of the Yukon boundary in the area drained by the Liard River. The southern interior’s water system is dominated by the Fraser River, which has a drainage area covering about one-quarter of the province. The Rocky Mountains, in the eastern mountain system, rise abruptly on the southern B.C.-Alberta boundary and are cut by passes that provide dramatic overland transportation routes into the province. The Rocky Mountain Trench lies immediately to the west of the Rockies. This extensive valley, the longest in North America, is a geological fault zone separating different earth plates. It is the source of many of B.C.’s major rivers, including the Peace, Columbia and Fraser.

Climate and Vegetation

Coastal B.C. has abundant rainfall and mild temperatures associated with a maritime climate. The Pacific coast has an average annual rainfall of between 155 and 440 centimetres, while the more sheltered coasts of eastern Vancouver Island and the mainland along the Strait of Georgia average between 65 and 150 centimetres. Canada’s longest frost-free periods of over 180 days per year are enjoyed along the edges of the coastal zone and inland along the Fraser River valley. Temperatures fall quickly up the steep slopes of the Coast Mountains. The predominant trees in this coastal region are the western hemlock, western red cedar and balsam in the wetter parts, and Douglas fir and grand fir in the drier areas.

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B.C.’s interior region has a mainly continental type of climate, although not as severe as that of the Canadian prairies. Considerable variation in climate occurs, especially in winter and across the Coast Mountains, as mild Pacific storms bring relief from cold spells. The southern interior has the driest and warmest climate of the province. In the valleys, annual precipitation ranges from less than 30 centimetres to 50 centimetres, while daily temperatures can average over 20 degrees Celsius in July and just under freezing in January. The climate becomes more extreme further north and precipitation increases. The frost-free period in the north is short and variable. Spruce and lodgepole pine are the dominant trees of commercial value in the interior.

The northeast region of the province is an extension of the western prairie region of Alberta. It has a continental climate that is more extreme than that of the northern interior region. However, it does have long hot summers and a frost-free period long enough to grow grain, forage and other crops.

Population

B.C. is the third largest province in terms of population, which was estimated at 5.0 million people, accounting for 13.5 per cent of Canada’s population on July 1, 2018. B.C.’s population grew at an average annual rate of 1.4 per cent between 2008 and 2018, slightly higher than the growth rate of the overall Canadian population for the same period.

The Vancouver census metropolitan area, a major Canadian shipping, manufacturing and services centre, had the largest urban population in B.C. with 2,650,005 persons in 2018. Meanwhile, the census metropolitan area for Victoria, the provincial capital, had a population of 395,523 persons in 2018.

Constitutional Framework

The structure of the British Columbia government is based on British parliamentary tradition and precedent. Prior to 1866, B.C. was composed of two British-controlled colonies — the Colony of Vancouver Island was established in 1849, and the Colony of British Columbia was established in 1858 on the mainland. In the Union Proclamation of 1866, the two colonies were joined to form the single united Crown Colony of British Columbia. On July 20, 1871, B.C. entered into Confederation with Canada. Although the Colony of Vancouver Island had a parliamentary form of government as far back as 1856, the first fully elected government was not instituted in B.C. until the autumn after Confederation with Canada. Responsible government was achieved in late 1872, when the Lieutenant Governor acquiesced to an executive council that was responsible to the legislative assembly.

Upon entering Confederation, B.C. came under the authority of the British North America Act, 1867 (BNA Act), a statute of the British parliament. Until 1982, the BNA Act defined the major national institutions and established the division of authority between the federal and provincial governments. In 1982, the British Parliament ended its legal right to legislate for Canada with the passage of the Canada Act, 1982 and its companion legislation, the Constitution Act, 1982, which also includes the Canadian Charter of Rights and Freedoms. The BNA Act was renamed the Constitution Act, 1867, which continues to be the foundation for the division of legislative powers between Canada, as a federal state, and provincial governments.

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Indigenous Peoples

British Columbia is home to more than 270,000 Indigenous 1 people, representing one in six Indigenous people in Canada. There are 203 First Nations in B.C. (of 600 in Canada), and they represent 34 distinct languages. At more than 89,000, the Métis population in B.C. is the fourth-largest in Canada.

Each Indigenous community has a unique history and experience and different ways of life, social organization, governance systems, and approaches to economic development.

As the original occupants of the land, Indigenous peoples have a special constitutional relationship with the Crown. This relationship, including existing Aboriginal2 and treaty rights, is recognized and affirmed in section 35 of the Constitution Act, 1982, and includes recognizing that Indigenous self-government is part of Canada’s evolving system of cooperative federalism and distinct orders of government.

Provincial Government

B.C.’s government is modeled after the British system. Functionally there are three main branches: the legislature, the executive and the judiciary.

Legislature

Legislative powers in British Columbia are exercised by a single legislative chamber, which is elected for a term of four years. B.C. was the first jurisdiction in Canada to establish set general election dates, in 2001. Provincial general elections are scheduled to take place on the third Saturday in October every four years.

The legislature consists of the Lieutenant Governor and 87 elected members of the legislative assembly. The legislative assembly represents the people of B.C. in the conduct of the province’s affairs. The assembly is required by law to meet at least once a year with a normal session lasting several months. However, special sessions can last just a few days or many months, depending on the nature of the government’s business.

The legislature operates on a fixed schedule — the second Tuesday in February each year is usually reserved for the Throne Speech and the third Tuesday in February each year is reserved for the Budget Speech.

Executive

The executive is composed of the Lieutenant Governor and the executive council. The executive council, or cabinet, is headed by the premier and is composed of selected members of the ruling party. The Lieutenant Governor, the Queen’s representative in British Columbia, holds a largely ceremonial place in the modern provincial government. By constitutional custom, the Lieutenant Governor is appointed by the Governor General of Canada for a term usually lasting five years.

Following a general election, the Lieutenant Governor calls upon the leader of the political party with the majority of elected members to serve as premier and to form the provincial government.

1 The term ‘Indigenous’ includes all people of Indigenous ancestry, including First Nations (status and non-status), Metis and Inuit.

2 The federal Constitution Act recognizes the Aboriginal peoples of Canada as the Indian, Inuit and Métis peoples of Canada; however, First Nations is the generally preferred term for Indian peoples of Canada, and Indigenous is preferred to Aboriginal.

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Where the general election does not result in a single political party having the majority of elected members, a minority government may be formed by the party that is able to form a coalition or enter into a confidence and supply agreement with another party, to ensure it has the majority required for all confidence motions and budgetary legislation. A minority government was most recently formed in British Columbia following the 2017 general election.

The Lieutenant Governor, on the advice of the premier, appoints members of the executive council and is guided by the executive council’s advice as long as it holds the confidence of the legislative assembly.

The Lieutenant Governor, on recommendation of the premier, convenes, prorogues and dissolves the legislative assembly and gives Royal Assent to all measures and bills passed by the assembly before they become law.

Ministers are the executives responsible for government ministries, and are usually members of cabinet. Cabinet determines government policy and is held responsible by the legislative assembly for the operation of the provincial government.

Deputy ministers are the senior civil servants in their ministries and have responsibility for all operational matters including budget, human resources and program development. Deputy ministers are required to manage a complex set of multiple accountabilities which arise out of various powers, authorities and responsibilities attached to the position. The deputy minister is the principal source of support for a minister in fulfilling his or her collective and individual responsibilities and respecting his or her accountability. In providing this support, the deputy minister is responsible for:

•                  sound public service advice on policy development and implementation, both within the minister’s portfolio and with respect to the government’s overall policy and legislative agenda;

•                  effective ministry management, as well as advice on management of the minister’s entire portfolio; and

•                  fulfillment of authorities that have been assigned to the deputy minister or other officials either by the minister directly or by virtue of legislation.

Judiciary

The judiciary performs functions that are central to the orderly operation of society. Judges hear and give judgment in criminal prosecutions and in actions arising from disputes between private citizens or between the government and private citizens. Judges apply both judge-made law, known as “common law,” and laws made by the Parliament of Canada and provincial legislatures. The judiciary is sometimes called on to determine whether laws passed by governments conform to the values expressed in the Canadian Charter of Rights and Freedoms.

B.C.’s judicial system is made up of the Provincial Court of British Columbia, the Supreme Court of British Columbia and the Court of Appeal of British Columbia. The Provincial Court hears cases that fall into five main categories: criminal cases, family cases, youth court cases, small claims, and traffic & bylaw cases. The provincial government appoints Provincial Court judges, and the federal government appoints Court of Appeal and Supreme Court judges.

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The federal judicial system includes the Tax Court of Canada, the Federal Court of Canada (Appeals division and Trial division) and the Supreme Court of Canada. The Federal Court of Canada hears cases in limited areas of exclusively federal jurisdiction — for example, reviewing decisions made by federal tribunals such as the Canada Labour Relations Board. The Supreme Court of Canada is the court of final resort and hears selected appeals from the Federal Court of Appeal and provincial Courts of Appeal.

Provincial Government Jurisdiction

Under Canada’s constitutional framework, B.C. has ownership and jurisdiction over natural resources and is responsible for education, health and social services, municipal institutions, property and civil rights, the administration of justice and other matters of purely provincial or local concern.

Annual Financial Cycle

British Columbia’s Budget Transparency and Accountability Act (BTAA) outlines the Province’s reporting requirements during the financial cycle and imposes specific reporting deadlines or release dates for these publications. In particular, fixed dates for presentation of the budget, as well as dates for quarterly and annual reports, are set by law.

Under the BTAA, the provincial government focuses its budgeting and reporting on a summary accounts basis. The BTAA requirements include reporting on the advice of the Economic Forecast Council; presentation of the annual Estimates, Budget and Fiscal Plan, Quarterly Reports, and Public Accounts; publication of Quarterly Reports with revised forecasts; annual three-year service plans and service plan reports for each ministry and government organization; and an annual three-year government strategic plan and report.

Chart 3.1 summarizes the annual financial process of the Province. This process consists of four main stages.

Planning and Budget Preparation

Treasury Board, a committee of the executive council, reviews longer-term estimates of revenue, expense, capital and debt, and establishes a preliminary fiscal plan within the framework of the government’s overall strategic plan. Ministries, service delivery agencies, and Crown corporations prepare three-year service plans, including performance measures and targets, and operating and capital budgets, for review by government. Treasury Board makes recommendations to Cabinet on budget allocations for ministries and agencies, and assesses commercial Crown corporation net income benchmarks, within the context of the fiscal plan. Included as inputs into this process are a consultation paper published by September 15th that invites public comment on issues for consideration as government develops its fiscal and service plans, and province-wide public hearings held by a committee of the legislature. A report outlining the results of the budget consultation process is made public by November 15th of each year.

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Chart 3.1 Financial Planning and Reporting Cycle Overview

Implementation and Reporting

The government’s revenue, expense and capital plans for the next three fiscal years, as well as other information on the government’s finances, are presented to the Legislative Assembly by the Minister of Finance in a budget document called the Budget and Fiscal Plan. The financial plan for the next fiscal year is also included in the document called the Estimates, which describes the individual appropriations to be voted on by the Legislative Assembly. Government’s strategic plan, service plans, and a report on major capital projects (those where government contribution exceeds $50 million) must also be tabled in the Legislature. Throughout the year, the authorized funding as specified in the Estimates and ministry service plans is spent on programs and services. Crown corporations follow approved service plans under the direction of their own Boards of Directors. Quarterly Reports, including full-year forecasts, are published by legislated dates, thereby providing regular updates to the public on the government’s finances.

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Evaluation

At the end of the fiscal year, the Public Accounts are prepared by the Office of the Comptroller General and examined by the Auditor General to ensure that the financial statements fairly present the government’s financial position. The Public Accounts are augmented by the British Columbia Financial and Economic Review, which provides an overview of annual and historical financial and economic results. In addition, annual service plan reports are made public that compare actual results with ministry and Crown corporation performance targets.

Accountability

The Public Accounts are presented to the Legislative Assembly and are reviewed by two committees of the Legislative Assembly (the Select Standing Committee on Public Accounts, and the Select Standing Committee on Crown Corporations). At the same time, the Ministerial Accountability Report is published detailing the individual and collective financial performance of cabinet ministers, and the performance achieved by the Ministers of State on non-financial targets.

Government’s Financial Statements

Government Reporting Entity

The provincial government conducts its activities through:

•     ministries;

•     the SUCH sector (school districts; universities; colleges, university colleges and institutes; and health authorities and hospital societies);

•     other taxpayer-supported service delivery agencies; and

•     commercial Crown corporations.

The accounts relating to the ministries and other direct activities of government are contained in the Consolidated Revenue Fund (CRF), whose financial results are reported as a separate entity in the Public Accounts. The CRF comprises all money over which the legislature has direct power of appropriation. The operations of public sector organizations, including the SUCH sector entities, service delivery agencies, and Crown corporations, are recorded in their own financial statements, which are subject to audit by the Auditor General or by private sector auditors.

The relationships between the Legislature and government’s public sector organizations are guided by legislation, governance agreements, and/or mandate letters to ensure effective oversight, alignment with government’s priorities, and preservation of public confidence in the management of public sector programs and services for the citizens of British Columbia.

The Province consolidates the financial results of all these entities into a single set of financial statements, published annually in the Public Accounts.

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Compliance with GAAP

British Columbia’s Budget Transparency and Accountability Act (BTAA) requires government’s financial statements to conform to generally accepted accounting principles (GAAP) for senior governments in Canada. In practice this means compliance with the Public Sector Accounting Standards (PSAS), which are set by the Canadian Public Sector Accounting Board (PSAB).

Under PSAS, service delivery agencies are consolidated with the CRF on a line-by-line basis. Commercial Crown corporations 3 (government business enterprises) and commercial subsidiaries owned by service delivery agencies are consolidated on a modified equity basis — i.e. their net income is reported as revenue of the Province and their retained earnings as an investment.

Where the accounting policies of service delivery agencies differ from those used by the central government, the service delivery agency financial statements are adjusted to conform to government’s accounting policies. No adjustments for accounting differences are made for commercial Crown corporations, which prepare their statements in accordance with International Financial Reporting Standards (IFRS).

The BTAA authorizes Treasury Board to adopt different standards than those promoted by PSAB in order to ensure that British Columbia’s financial reporting reflects the policy framework within which the Crown corporations and agencies operate. Any alternative standard adopted by Treasury Board must come from other areas of Canadian GAAP or from a recognized standard setting body in another jurisdiction (e.g. the US Financial Accounting Standards Board). Treasury Board has issued one such regulation, mandating BC Hydro to follow the US FASB standard for rate-regulated accounting.

The full text of government’s significant accounting policies can be found in Note 1 to the Consolidated Summary Financial Statements in the 2018/19 Public Accounts.

3 Crown corporations are considered commercial if the majority of their operating revenue comes from non-government sources, and their operating revenue is sufficient to cover operating and debt service costs without the need for government grants or other forms of assistance. Otherwise they are included with the service delivery agencies.

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Table 3.1 Provincial Taxes (as of July 2019

Type and Statute Reference	Tax Base	Tax Rate	Characteristics and Exemptions

Income — Income Tax Act	Taxable Income: • Corporate • Personal

General rate: 12%

Small business rate: 2%.

Tax rates of 5.06%, 7.7%, 10.5%, 12.29%, 14.7% and 16.8% corresponding to the following tax brackets:

up to $40,707, $40,707.01 to $81,416, $81,416.01 to $93,476, $93,476.01 to $113,506 $113,506.01 to $153,900, and over $153,900.

The Canada Revenue Agency administers B.C.’s personal and corporate income taxes under the Tax Collection Agreement between the province and the federal government.

Corporate tax credits include the scientific research and experimental development tax credit, the book publishing tax credit, the interactive digital media tax credit and the film tax credits. In addition, the farmers’ food donation tax credit, political contributions tax credit, mining exploration tax credit, logging tax credit, training tax credits and venture capital tax credits are available to both individuals and corporations.

B.C. provides a set of non-refundable credits similar to most federal non-refundable credits.

Personal tax credits include the B.C. climate action tax credit, B.C. sales tax credit, the B.C. early childhood tax benefit and other credits available to individuals who meet specific eligibility criteria.

Payroll — Employer Health Tax Act	B.C. remuneration	1.95%. Rate is reduced if annual B.C. remuneration is between $500,000 and $1.5 million. Tax does not apply if B.C. remuneration is less than $500,000.

Employers with annual B.C. remuneration less than $500,000 are exempt from the tax. The exemption amount is shared by all associated employers.

The tax rate is phased in for employers with annual B.C. remuneration between $500,000 and $1.5 million.

Special rules exist for charities. Charities receive an exemption of $1.5 million per qualifying location, and charities with B.C. remuneration between $1.5 million and $4.5 million per qualifying location pay a reduced rate.

Real property transfers — Property Transfer Tax Act	Fair market value of property based on the percentage of interest in the property.

1% on the first $200,000 of the fair market value transferred, 2% of the fair market value that exceeds $200,000 but does not exceed $2,000,000 and 3% of the fair market value that exceeds $2,000,000.

For residential class property and farm land associated with a farmers’ dwelling, the 3% rate becomes 5% for the fair market value above $3,000,000.

Foreign nationals and foreign corporations purchasing residential class property in certain areas pay an additional 20% of fair market value. These areas are Metro Vancouver Regional District except Tsawwassen Lands, and Capital, Central Okanagan, Fraser Valley and Nanaimo Regional Districts.

Eligible first time home-buyers are fully exempt from tax on transfers of eligible properties up to $500,000. Similarly, eligible purchasers of newly constructed homes are fully exempt if the fair market value is $750,000 or less.

Other exemptions include: some intergenerational transfers or transfers to a spouse of principal residences, recreational residences and family farms; transfers of property between spouses pursuant to written separation agreements or court orders; transfers of property to local governments, registered charities and educational institutions; transfers of property to veterans under the Veterans’ Land Act (Canada); transfers of land to be protected, preserved, conserved or kept in a natural state; and transfers of leases 30 years or less in duration. A number of technical exemptions are also provided.

Foreign nationals who become citizens or permanent residents of Canada within a year of purchase may be eligible for a refund of the additional 20% tax.

Foreign nationals who are in the Provincial Nominee Program process for immigration to Canada may be exempt from the additional 20% tax.

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Table 3.1 Provincial Taxes (as of July 2019) — Continued

Type and Statute Reference	Tax Base	Tax Rate	Characteristics and Exemptions

Retail sales tax — Provincial Sales Tax Act	Purchase and lease of tangible personal property. Purchase of software, accommodation, related services, telecommunication services and legal services. Gifts of vehicles, boats and aircraft.	General rate: 7% Liquor: 10% Accommodation: 8% Vehicles: 7% to 20% Boats and aircraft: 7% or 12% Manufactured buildings: reduced rate of tax.

Paid by purchasers and lessees and primarily collected through businesses required to be registered under the Act.

Major consumer exemptions include, but are not limited to:

•                   food for human consumption
(all food including prepared food),

•                   residential energy,

•                   children’s clothing and footwear (child-sized clothing and adult-sized clothing for children under 15 years of age),

•                   basic cable and residential land-line telephone services, and

•                   vitamins, drugs and household medical aids.

Major business exemptions include, but are not limited to:

•                   goods acquired solely for re-sale or re-lease,

•                   goods purchased to be incorporated into goods for sale or lease,

•                   certain production machinery and equipment purchased by major industries (manufacturers, logging, mining, oil and gas) for qualifying activities at qualifying locations, and

•                   electricity.

Tobacco — Tobacco Tax Act	By cigarette, cigar retail price, and weight on other tobacco products.	27.5 cents per cigarette or tobacco stick and 37.5 cents per gram of loose tobacco; 90.5% of taxable price on cigars to a maximum tax of $7 per cigar.

Tax is payable on tobacco by purchasers at the time of retail purchase. Tobacco is subject to a security scheme. Security is payable by wholesale dealers registered under the Act when tobacco is delivered to them.

Carbon dioxide equivalent emissions from combustion of fuels and combustibles — Carbon Tax Act

Purchase, use, or, in certain circumstances, transfer or importation of:

•                   Aviation Fuel

•                   Gasoline

•                   Heavy Fuel Oil

•                   Jet Fuel

•                   Kerosene

•                   Light Fuel Oil

•                   Methanol (not produced from biomass)

•                   Naphtha

•                   Butane

•                   Coke Oven Gas

•                   Ethane

•                   Propane

•                   Natural Gas

•                   Refinery Gas

•                   High Heat Value Coal

•                   Low Heat Value Coal

•                   Coke

•                   Petroleum Coke

•                   Gas Liquids

•                   Pentanes Plus

•                   Also combustion of peat and tires (whole or shredded) to produce heat or energy (combustibles).

Tax rates vary by type of fuel or combustible based on carbon dioxide equivalent emitted by each fuel or combustible. Tax rates are equivalent to $40 per tonne of carbon dioxide equivalent.

Tax is payable on fuels by purchasers at the time of retail purchase. Fuels, other than natural gas, are subject to a security scheme similar to the security scheme under the Motor Fuel Tax Act. Security is payable by collectors registered under the Act when fuel is sold in British Columbia for the first time after manufacture or importation.

Tax on the purchase of natural gas is collected and remitted at the retail level.

Tax on use, transfer and import is self-assessed.

Tax on the burning of combustibles is self-assessed.

Exemptions include:

•                   fuels which are exported for use outside of British Columbia,

•                   fuel used for certain non-energy purposes,

•                   fuel used for eligible inter-jurisdictional transportation,

•                   coloured gasoline and coloured diesel purchased by farmers solely for listed farm purposes, and

•                   minor exemptions similar to exemptions in other consumption tax acts for administrative and technical reasons.

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PART 3 — SUPPLEMENTARY INFORMATION

Table 3.1 Provincial Taxes (as of July 2019) — Continued

Type and Statute Reference	Tax Base	Tax Rate	Characteristics and Exemptions

Motor fuel — Motor Fuel Tax Act	Purchase, use, or in certain circumstances, transfer or importation of fuels:

Tax generally applies to all fuels purchased for use, or used in internal combustion engines. Tax is payable on fuels by purchasers at the time of retail purchase. Most fuels are subject to a security scheme similar to the security scheme under the Carbon Tax Act. Security is payable by collectors registered under the Act when fuel is sold in British Columbia for the first time after manufacture or importation. The additional tax collected in the South Coast BC Transportation Service Region, on behalf of TransLink, helps fund regional transportation costs. The additional tax collected in the Victoria Regional Transit Service Area, on behalf of BC Transit, helps fund the public transit system.

	• Clear gasoline	General rate: 14.5 cents per litre (includes 6.75 cents per litre collected on behalf of the BC Transportation Financing Authority).

South Coast BC Transportation Service Region: 27 cents per litre (includes 6.75 cents per litre collected on behalf of the BC Transportation Financing Authority and 18.5 cents per litre collected on behalf of TransLink).

Victoria Regional Transit Service Area: 20 cents per litre (includes 6.75 cents per litre collected on behalf of the BC Transportation Financing Authority and 5.5 cents per litre collected on behalf of BC Transit).

	• Motive fuel	General rate: 15 cents per litre (includes 6.75 cents per litre collected on behalf of the BC Transportation Financing Authority).	Tax applies to diesel fuel but does not include alternative motor fuels or coloured fuels.

South Coast BC Transportation Service Region: 27.5 cents per litre (includes 6.75 cents per litre collected on behalf of the BC Transportation Financing Authority and 18.5 cents per litre collected on behalf of TransLink).

Victoria Regional Transit Service Area: 20.5 cents per litre (includes 6.75 cents per litre collected on behalf of the BC Transportation Financing Authority and 5.5 cents per litre collected on behalf of BC Transit).

	• Alternative motor fuels (natural gas, hydrogen and methanol (M85+))	Exempt.	Natural gas, when used as a motor fuel, is exempt from tax. Certain hydrogen is exempt from tax. Fuels comprised of at least 85% methanol are also exempt from tax.

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Table 3.1 Provincial Taxes (as of July 2019) — Continued

Type and Statute Reference	Tax Base	Tax Rate	Characteristics and Exemptions

Motor fuel —Motor Fuel Tax Act (continued)	• Coloured fuel, marine diesel fuel	3 cents per litre.

Coloured fuel may be used in all vehicles not licensed to operate on a highway and in specific industrial vehicles. Farmers are exempt from paying the tax when fuel is used solely for listed farm purposes. Farm trucks are allowed to use tax-exempt coloured fuel for farming purposes on a highway. Marine diesel fuel used in interjurisdictional cruise ships and ships prohibited from coasting trade under the Coasting Trade Act is exempt from tax.

	• Locomotive fuel	3 cents per litre.	Tax applies to fuel specifically for use in locomotives.

	• Propane	2.7 cents per litre.

Propane tax applies to all uses of propane. There are exemptions for propane used as residential energy in a residential dwelling, for propane used by qualifying farmers solely for a farm purpose, and for small containers of propane.

	• Aviation fuel	2 cents per litre.	Aviation fuel tax applies to fuel produced specifically for use in a non-turbine aircraft engine.

	• Jet fuel	2 cents per litre.	Jet fuel tax applies to fuel produced specifically for use in a turbine aircraft engine. Jet fuel used for international flights is exempt.

	• Natural gas used in stationary engines, other than listed below.	1.1 cents per 810.32 litres.

	• Natural gas used in pipeline compressors to transmit marketable gas.	1.9 cents per 810.32 litres.

	• Natural gas used in pipeline compressors to extract and transmit raw gas from wells to processing plants.	Exempt.

	• Natural gas used in compressors to re-inject sour gas into depleted wells.	Exempt.

	• Marine bunker fuel	Exempt.	Exemption applies to bunker fuel used as fuel in a ship.

	• Marine gas oil	Exempt.	Exemption applies to marine gas oil when used in primary gas turbine engines to propel passenger and cargo vessels.

Natural resources — Logging Tax Act	Net income from logging in B.C.	10% (fully recoverable against federal and provincial corporation and personal income tax).	Tax is calculated as net income from logging after deducting a processing allowance.

— Mineral Land Tax Act	Assessed value of freehold mineral land and production areas.	Undesignated mineral land — $1.25 to $4.94 per hectare. Designated production areas — $4.94 per hectare.

Rates of tax set on sliding scale, dependent on size and designation of land. No tax is payable if the mineral land is less than 16.2 hectares, owned by a registered charity or if the administrator has classified the mineral lands as agricultural.

— Mineral Tax Act	Cash flow from individual metal and coal mines (other than placer gold mines).	2% of net current proceeds (NCP). 13% of net revenue (NR).

Tax calculated for each operator on a mine-by-mine basis. NCP tax paid on current operating cash flow until all current and capital costs, plus any investment allowance, are recovered. Then NR tax paid on cumulative cash flow. NCP tax creditable against NR tax.

	Volume of production of limestone, dolomite, marble, shale, clay, volcanic ash, diatomaceous earth, sandstone, quartzite and dimension stone.	$0.15 per tonne removed from all quarries operated.

An operator may deduct 25,000 tonnes from the total number of tonnes removed from all quarries operated by that operator. However, the amount deducted from any one quarry by all operators of that quarry must not exceed 25,000 tonnes.

	Value of minerals sold by placer gold mines.	0.5% of value of minerals sold.

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Table 3.1 Provincial Taxes (as of July 2019) — Continued

Type and Statute Reference	Tax Base	Tax Rate		Characteristics and Exemptions

Insurance — Insurance Premium Tax Act	B.C. premiums.	4.4% for vehicle and property insurance, 2% for life, sickness, personal accident and loss of salary and wages insurance, 4% for other insurance and 7% for all contracts with unlicensed insurers.

Exemptions: fraternal benefit societies; mutual corporations with 50% of income from farm or 100% from religious, educational or charitable institutions; marine, except pleasure craft; approved medical or hospitalization plans; professional liability insurance from the Law Society of B.C.; liability insurance with the Real Estate Errors and Omissions Insurance Corporation; and assessments for the Real Estate Special Compensation Fund.

Real property — Taxation (Rural Area) Act	Assessed value of land and improvements in rural areas (outside municipalities). Assessment determined under the Assessment Act.

Rates are set annually expressed as $/$1000 of taxable assessed value. For residential properties the rates are set to increase average residential rural taxes by the rate of inflation. For non-residential property classes, the rates are set so that total non-residential rural tax revenues increase by inflation plus tax on new construction.

				Some exemptions apply under various statutes.

		Class	Rate $/$1000
		1 residential:	0.47
		2 utilities:	3.94
		3 supportive housing:	0.10
		4 major industry:	6.51
		5 light industry:	2.75
		6 business and other:	2.75
		7 managed forest land:	0.46
		8 recn/non-profit:	0.90
		9 farm land:	0.55

		In Peace River Regional District, tax rates are the same as above except
		2 utilities:	4.35
		4 major industry:	6.92
		5 light industry:	3.16

Basic residential class school property tax — School Act section 119	Assessed value of class 1 residential land and improvements. Assessment determined under the Assessment Act.	Rates are set annually to increase average residential taxes by the rate of inflation. The rates vary by school district. For 2019, rates range from about $0.78/$1000 to $4.5/$1000.

Basic rates are calculated using a formula to moderate effects of varying average assessments on school district taxes. Amendments to the School Act in 2002 allow the Minister of Finance to apply different tax rates within a school district. Tofino is the only municipality with a rate that differs from the rest of the school district. School districts may levy additional tax on residential class property if authorized by local referendum. None do.

The Home Owner Grant Program and the Land Tax Deferment Program can reduce or postpone the tax liability for Canadian citizens and permanent residents of Canada who live in their own home as a principal residence.

Additional school tax on homes over $3 million. — School Act section 120.1	Assessed value of “dwelling property”. Tax begins in 2019.	Tax is 0.2% on the value of the dwelling property between $3,000,000 and $4,000,000 and 0.4% on the value above $4,000,000.

Dwelling property is most residential class property where there is between one and three dwelling units. Properties with four or more units, such as apartment buildings, are not taxed. Vacant land in residential class is taxed unless it is in the Agricultural Land Reserve.

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Table 3.1 Provincial Taxes (as of July 2019) — Continued

Type and Statute Reference	Tax Base	Tax Rate		Characteristics and Exemptions

Non-residential class school property tax — School Act section 119	Assessed value of non-residential land and improvements. Assessment determined under the Assessment Act.

Rates are set annually and expressed as $/$1000 of taxable assessed value. For 2019, except for the major and light industry property classes, the rates are set so that total non-residential school tax revenues in each class increase by inflation plus new construction. The major and light industry property class rates are set to be the same as the business property class rates.

Some exemptions apply under various statutes.

An industrial property tax credit reduces provincial school property tax by 60% on major industrial (class 4) properties.

A 50% provincial farm land property tax credit reduces the provincial school property tax on farm land (class 9).

		For 2019 the rates are:
		Class	Rate $/$1000
		2 utilities:	13.2
		3 supportive housing:	0.1
		4 major industry:	3.7
		5 light industry:	3.7
		6 business and other:	3.7
		7 managed forest land:	1.9
		8 recn/non-profit:	2.3
		9 farm land:	7.1

Police tax — Police Act	Assessed value of land and improvements in municipalities under 5,000 population and in rural areas. Assessment determined under the Assessment Act.

Rates are set annually to raise up to 50% of the provincial cost of rural and small community policing. Rates are set for each of the nine property classes in each municipality under 5,000 population, in each electoral area of the province and in the area of the province outside a regional district.

Basic rates are calculated using a formula that includes assessed value and population. Tax rate reductions are embedded in the rates to reflect the contribution taxpayers in the rural areas make to policing costs through the provincial rural area property tax, and to account for traffic fine revenue sharing and for payments in lieu of taxes from the federal and provincial governments.

Speculation and Vacancy tax — Speculation and Vacancy Tax Act	Tax is based on the assessed value of the residential property. Assessment determined under the Assessment Act.

For the 2018 tax year the tax rate is 0.5% for all categories of owners.

For the 2019 tax year the tax rate is 2% for foreign owners and untaxed worldwide earners (satellite families). The tax rate for other owners is 0.5%.

The tax is intended to capture foreign and domestic speculators who own residential property in designated taxable areas.

Different exemptions and credits are available depending on owner type.

The principal residence of a resident of British Columbia is exempt from tax. Residential property that is rented out is exempt. Property that is under construction or development is exempt. There are also a variety of hardship exemptions available.

Residents of B.C. are entitled to an up to $2,000 tax credit. Other categories of owners are entitled to a tax credit based on reported B.C. income and the use of the property.

2019 FINANCIAL AND ECONOMIC REVIEW — JULY 2019

PART 3 — SUPPLEMENTARY INFORMATION

Table 3.2              Interprovincial Comparisons of Tax Rates - 2019
(Rates known and in effect as of July 1, 2019)

Tax	British Columbia	Alberta	Saskat- chewan	Manitoba	Ontario	Quebec	New Brunswick	Nova Scotia	Prince Edward Island	Newfound- land and Labrador
Corporate income tax (per cent of taxable income)
General rate	12	11	12	12	11.5	11.6	14	16	16	15
Manufacturing rate [1]	12	12	10	12	10	11.6	14	16	16	15
Small business rate	2	2	2	0	3.5	6	2.5	3	3.5	3
Small business threshold ($000s)	500	500	600	500	500	500	500	500	500	500
Corporation capital tax (per cent)
Financial [2]	Nil	Nil	0.7/4	6	Nil	1.25	4/5	4	5	6
Health care premiums/month ($)
Individual/family [3]	37.50/75	Nil	Nil	Nil	Nil	Nil	Nil	Nil	Nil	Nil
Payroll tax (per cent) [4]	1.95	Nil	Nil	2.15	1.95	4.26	Nil	Nil	Nil	2
Insurance premium tax (per cent) [5]	2-7	3/4	3/4	2-4.25	2-3.5	3.48	2/3	3/4	3.75/4	5
Fuel tax (cents per litre) [6]
Gasoline	23.39	13	19.42	18.42	27.8	30.5	30.9	25.8	24.8	31.9
Diesel	25.23	13	20.37	19.37	28.3	31.4	38.4	25.7	32.6	33.6
Sales tax (per cent) [7]
General rate	7	Nil	6	7	8	9.975	10	10	10	10
Tobacco tax ($ per carton of 200 cigarettes) [8]	55	50	61.34	68.99	45.38	29.80	62.98	67.38	61.84	60.74

1 In British Columbia (and some other provinces), the general rate applies to income from manufacturing and processing. In Quebec, the rate for manufacturing corporations eligible for the small business rate is 4 per cent; the rate for other manufacturing corporations is the general rate.

2 In Saskatchewan, small financial corporations pay the rate of 0.7 per cent on their capital. A small financial corporation has less than $1.5 billion in taxable capital. Large financial corporations are subject to the 4 per cent rate. Manitoba’s tax only applies to large financial corporations with taxable paid-up capital of at least $4 billion on taxable capital exceeding $10 million. Quebec’s tax only applies to life insurance companies. In New Brunswick, trust and loan companies are subject to the rate of 4 per cent, while banks are subject to the rate of 5 per cent. Financial institutions in Prince Edward Island pay tax on their paid-up capital exceeding $2 million.

3 British Columbia Medical Services Plan premiums will be eliminated effective January 1, 2020. Ontario levies a health premium, as part of its provincial personal income tax system, of up to $900 per year per person.

4 Provinces with payroll taxes provide payroll tax relief for small businesses Quebec also levies a compensation tax of up to 4.29 per cent on salaries and wages paid by financial institutions.

5 Lower rates apply to premiums for life, sickness and accident insurance; higher rates apply to premiums for property insurance including automobile insurance. In British Columbia, the highest rate applies to unlicensed insurance. In Manitoba, Ontario, Quebec and Newfoundland and Labrador, sales taxes also apply to certain insurance premiums except, generally, those related to individual life and health.

6 Tax rates are for regular fuel used on highways and include all provincial taxes payable by consumers at the pump. The British Columbia rates include 6.75 cents per litre dedicated to the BC Transportation Financing Authority and the carbon tax rates of 8.89 cents per litre for gasoline and 10.23 cents per litre for diesel. The British Columbia rates do not include regional taxes that increase the gasoline and diesel rates by 12.5 cents per litre in the South Coast British Columbia Transportation Authority service region and by 5.5 cents per litre in the Capital Regional District. The rates for Ontario, Quebec, New Brunswick, Nova Scotia, Prince Edward Island and Newfoundland and Labrador include provincial sales tax based on average pump prices as of June 2019. The rates for Prince Edward Island and Newfoundland and Labrador include carbon tax rates of 4.42 cents per litre for gasoline and 5.37 cents per litre for diesel. The rates for Saskatchewan, Manitoba, Ontario and New Brunswick include federal carbon pricing backstop rates of 4.42 cents per litre for gasoline and 5.37 cents per litre for diesel for comparative purposes. The rates for Alberta do not include the federal carbon pricing backstop rates of 4.42 cents per litre for gasoline and 5.37 cents per litre for diesel, which is scheduled to take effect January 1, 2020. Quebec’s rates do not include increased or reduced regional tax rates, such as an additional 3 cents per litre on gasoline in the Montreal area.

7 Tax rates shown are statutory rates. Ontario, Quebec, New Brunswick, Nova Scotia, Prince Edward Island and Newfoundland and Labrador have harmonized their sales taxes with the federal GST. Alberta imposes a 4 per cent tax on short-term rental accommodation.

8 Includes estimated provincial sales tax in all provinces except British Columbia, Alberta and Quebec.

2019 FINANCIAL AND ECONOMIC REVIEW — JULY 2019

APPENDIX 1
ECONOMIC REVIEW
SUPPLEMENTARY TABLES

2019 FINANCIAL AND ECONOMIC REVIEW — JULY 2019

APPENDIX 1 — ECONOMIC REVIEW SUPPLEMENTARY TABLES

Table A1.1A Aggregate and Labour Market Indicators

	Population [1] (thousands)	Nominal GDP ($ millions)	Real GDP (chained) ($2012 millions)	Primary household income ($ millions)	Gross fixed capital formation ($ millions)	Business incorporations (number)	Labour force (thousands)	Employment (thousands)	Unemployment rate (per cent)
1982	2,877	45,934	97,367	34,298	11,061	—	1,427	1,253	12.1
1983	2,908	48,555	98,059	34,488	10,903	—	1,446	1,245	13.9
1984	2,947	50,962	98,936	36,120	10,722	—	1,465	1,245	15.0
1985	2,975	54,872	105,944	38,750	11,573	—	1,493	1,280	14.3
1986	3,004	57,943	106,969	40,980	11,012	—	1,526	1,332	12.7
1987	3,049	64,040	113,684	44,679	12,607	—	1,567	1,378	12.1
1988	3,115	70,951	120,082	49,499	15,210	—	1,599	1,435	10.3
1989	3,197	77,271	123,940	55,623	18,748	—	1,659	1,508	9.1
1990	3,292	81,231	125,829	61,628	19,391	19,550	1,703	1,560	8.4
1991	3,374	83,792	126,080	64,043	19,283	18,528	1,751	1,578	9.9
1992	3,469	89,371	129,559	66,903	20,546	20,406	1,800	1,617	10.1
1993	3,568	96,069	135,655	69,436	21,435	22,955	1,848	1,668	9.7
1994	3,676	102,426	139,188	72,952	24,400	25,774	1,918	1,743	9.1
1995	3,777	107,931	142,738	76,770	23,076	23,846	1,951	1,786	8.5
1996	3,874	111,201	146,349	78,984	22,787	23,237	1,986	1,813	8.7
1997	3,949	117,135	151,211	81,937	24,819	22,958	2,032	1,860	8.5
1998	3,983	118,189	152,881	84,250	23,173	20,759	2,038	1,858	8.8
1999	4,011	123,964	158,156	87,858	23,281	21,009	2,064	1,894	8.3
2000	4,039	134,606	165,352	92,658	24,152	21,388	2,080	1,931	7.2
2001	4,077	136,852	166,411	95,273	26,197	19,474	2,082	1,921	7.7
2002	4,101	141,943	172,779	99,104	26,819	20,987	2,135	1,952	8.5
2003	4,124	149,754	176,694	102,266	29,096	22,531	2,172	1,998	8.0
2004	4,156	162,300	183,620	108,765	34,336	24,703	2,186	2,028	7.2
2005	4,196	174,866	192,772	115,935	39,429	30,937	2,220	2,090	5.9
2006	4,242	188,236	201,283	126,504	45,658	33,273	2,248	2,141	4.8
2007	4,291	198,325	207,527	135,259	49,568	34,036	2,304	2,206	4.3
2008	4,349	204,405	209,033	140,011	52,692	30,085	2,349	2,242	4.6
2009	4,411	196,247	204,009	138,552	46,303	26,431	2,375	2,192	7.7
2010	4,466	205,114	209,721	142,858	49,423	30,305	2,405	2,223	7.6
2011	4,502	216,784	216,095	150,302	50,911	30,853	2,409	2,228	7.5
2012	4,567	221,413	221,413	156,215	54,486	31,066	2,429	2,263	6.8
2013	4,630	228,972	226,325	164,186	53,814	32,225	2,425	2,266	6.6
2014	4,707	242,044	234,716	171,015	59,031	34,951	2,425	2,278	6.1
2015	4,776	249,072	239,722	179,973	59,392	37,934	2,458	2,306	6.2
2016	4,859	263,978	247,426	185,574	63,998	43,556	2,532	2,380	6.0
2017	4,922	282,204	256,875	198,397	71,867	46,247	2,601	2,467	5.1
2018	4,992	—	—	—	—	46,245	2,617	2,494	4.7

1 As at July 1. Data take into account adjustments made for net census undercount in 1996, 2001, 2006, 2011, 2016 and non-permanent residents.

2019 FINANCIAL AND ECONOMIC REVIEW — JULY 2019

APPENDIX 1 — ECONOMIC REVIEW SUPPLEMENTARY TABLES

Table A1.1A Aggregate and Labour Market Indicators (continued)

	Population[1]	Nominal GDP	Real GDP (chained)	Primary household income	Gross fixed capital formation	Business incorporations	Labour force	Employment	Unemployment rate
	(annual percentage change)[2]
1983	1.1	5.7	0.7	0.6	(1.4)	—	1.3	(0.7)	1.8
1984	1.4	5.0	0.9	4.7	(1.7)	—	1.3	0.0	1.1
1985	0.9	7.7	7.1	7.3	7.9	—	1.9	2.8	(0.7)
1986	1.0	5.6	1.0	5.8	(4.8)	—	2.2	4.1	(1.6)
1987	1.5	10.5	6.3	9.0	14.5	—	2.7	3.4	(0.6)
1988	2.2	10.8	5.6	10.8	20.6	—	2.0	4.1	(1.8)
1989	2.6	8.9	3.2	12.4	23.3	—	3.8	5.1	(1.2)
1990	3.0	5.1	1.5	10.8	3.4	—	2.6	3.4	(0.7)
1991	2.5	3.2	0.2	3.9	(0.6)	(5.2)	2.8	1.1	1.5
1992	2.8	6.7	2.8	4.5	6.5	10.1	2.8	2.5	0.2
1993	2.9	7.5	4.7	3.8	4.3	12.5	2.7	3.1	(0.4)
1994	3.0	6.6	2.6	5.1	13.8	12.3	3.8	4.5	(0.6)
1995	2.8	5.4	2.6	5.2	(5.4)	(7.5)	1.7	2.4	(0.6)
1996	2.6	3.0	2.5	2.9	(1.3)	(2.6)	1.8	1.6	0.2
1997	1.9	5.3	3.3	3.7	8.9	(1.2)	2.3	2.6	(0.2)
1998	0.9	0.9	1.1	2.8	(6.6)	(9.6)	0.3	(0.1)	0.3
1999	0.7	4.9	3.5	4.3	0.5	1.2	1.3	1.9	(0.5)
2000	0.7	8.6	4.5	5.5	3.7	1.8	0.8	2.0	(1.1)
2001	0.9	1.7	0.6	2.8	8.5	(8.9)	0.1	(0.5)	0.5
2002	0.6	3.7	3.8	4.0	2.4	7.8	2.5	1.6	0.8
2003	0.6	5.5	2.3	3.2	8.5	7.4	1.7	2.3	(0.5)
2004	0.8	8.4	3.9	6.4	18.0	9.6	0.7	1.5	(0.8)
2005	1.0	7.7	5.0	6.6	14.8	25.2	1.5	3.0	(1.3)
2006	1.1	7.6	4.4	9.1	15.8	7.6	1.3	2.4	(1.1)
2007	1.2	5.4	3.1	6.9	8.6	2.3	2.5	3.0	(0.5)
2008	1.4	3.1	0.7	3.5	6.3	(11.6)	2.0	1.6	0.3
2009	1.4	(4.0)	(2.4)	(1.0)	(12.1)	(12.1)	1.1	(2.2)	3.1
2010	1.2	4.5	2.8	3.1	6.7	14.7	1.3	1.4	(0.1)
2011	0.8	5.7	3.0	5.2	3.0	1.8	0.2	0.2	(0.1)
2012	1.4	2.1	2.5	3.9	7.0	0.7	0.8	1.6	(0.7)
2013	1.4	3.4	2.2	5.1	(1.2)	3.7	(0.1)	0.1	(0.2)
2014	1.7	5.7	3.7	4.2	9.7	8.5	0.0	0.6	(0.5)
2015	1.5	2.9	2.1	5.2	0.6	8.5	1.3	1.2	0.1
2016	1.7	6.0	3.2	3.1	7.8	14.8	3.0	3.2	(0.2)
2017	1.3	6.9	3.8	6.9	12.3	6.2	2.7	3.7	(0.9)
2018	1.4	—	—	—	—	(0.0)	0.6	1.1	(0.4)

1 As at July 1. Data take into account adjustments made for net census undercount in 1996, 2001, 2006, 2011, 2016 and non-permanent residents.

2 Annual unemployment rate expressed as percentage point difference.

  Sources: Statistics Canada (Tables: 17-10-0005-01, 36-10-0222-01, 36-10-0224-01 and 14-10-0327-01 — accessed June 2019) and BC Stats.

2019 Financial and Economic Review — JULY 2019

APPENDIX 1 — ECONOMIC REVIEW SUPPLEMENTARY TABLES

Table A1.1B Prices, Earnings and Financial Indicators

	B.C. CPI (2002=100)	Vancouver CPI (2002=100)	Average weekly wage rate[1] ($)	Compensation of employees[2] ($ millions)	Primary household income per capita (current $)	Household disposable income per capita (current $)	Prime rate (per cent)	Can/US exchange rate (US cents)	Conventional (5 year) mortgage rate (per cent)[3]
1982	57.3	56.6	—	26,380	11,923	9,853	15.8	81.1	18.0
1983	60.4	59.7	—	26,834	11,862	9,872	11.2	81.1	13.2
1984	62.8	62.1	—	27,748	12,256	10,332	12.1	77.2	13.6
1985	64.8	64.0	—	29,303	13,025	11,068	10.6	73.2	12.1
1986	66.7	66.2	—	30,408	13,644	11,527	10.5	72.0	11.2
1987	68.7	68.2	—	33,177	14,655	12,332	9.5	75.4	11.2
1988	71.2	70.6	—	36,537	15,892	13,220	10.8	81.3	11.6
1989	74.4	73.8	—	40,711	17,400	14,476	13.3	84.5	12.1
1990	78.4	77.8	—	44,656	18,720	15,181	14.1	85.7	13.4
1991	82.6	81.9	—	46,772	18,983	15,536	9.9	87.3	11.1
1992	84.8	84.3	—	49,430	19,287	15,942	7.5	82.7	9.5
1993	87.8	87.3	—	51,782	19,462	16,252	5.9	77.5	8.8
1994	89.5	89.1	—	54,492	19,845	16,425	6.9	73.2	9.5
1995	91.6	91.3	—	57,214	20,324	16,598	8.7	72.9	9.2
1996	92.4	92.1	—	58,685	20,387	16,539	6.1	73.3	7.9
1997	93.1	92.6	612.55	60,816	20,751	16,831	5.0	72.2	7.1
1998	93.4	93.0	620.99	62,340	21,152	17,094	6.6	67.4	6.9
1999	94.4	93.9	628.12	64,358	21,902	17,896	6.4	67.3	7.6
2000	96.1	96.0	639.18	68,975	22,940	18,426	7.3	67.3	8.4
2001	97.7	97.8	648.27	70,663	23,369	19,345	5.8	64.6	7.4
2002	100.0	100.0	668.48	73,752	24,168	20,496	4.2	63.7	7.0
2003	102.2	102.0	683.79	76,134	24,795	20,913	4.7	71.4	6.4
2004	104.2	104.0	687.32	81,017	26,173	21,874	4.0	76.8	6.2
2005	106.3	106.0	704.05	86,189	27,629	22,661	4.4	82.5	6.0
2006	108.1	108.0	725.69	94,384	29,823	24,580	5.8	88.2	6.7
2007	110.0	110.2	748.41	99,719	31,522	25,935	6.1	93.0	7.1
2008	112.3	112.8	779.76	103,735	32,191	26,714	4.7	93.8	7.1
2009	112.3	112.9	801.18	101,368	31,414	26,836	2.4	87.6	5.6
2010	113.8	114.9	820.49	103,864	31,991	27,805	2.6	97.1	5.6
2011	116.5	117.5	838.19	108,841	33,385	28,528	3.0	101.1	5.4
2012	117.8	119.0	853.48	112,543	34,207	29,283	3.0	100.0	5.3
2013	117.7	119.2	879.80	117,735	35,461	30,530	3.0	97.1	5.2
2014	118.9	120.5	882.22	122,520	36,331	31,124	3.0	90.5	4.9
2015	120.2	121.9	914.04	127,754	37,680	32,250	2.8	78.2	4.7
2016	122.4	124.6	920.92	130,955	38,190	33,009	2.7	75.5	4.7
2017	125.0	127.3	936.41	138,955	40,307	34,976	2.9	77.0	4.8
2018	128.4	131.0	974.82	—	—	—	3.6	77.2	5.3

1 Data prior to 1997 are not available.

2 Component of household income account. This amount is reported on a gross national product basis, it includes the wages, salaries and employers’ social contributions earned by B.C. residents, regardless of where they are employed.

3 The most typical of those offered by the major chartered banks.

2019 FINANCIAL AND ECONOMIC REVIEW — JULY 2019

APPENDIX 1 — ECONOMIC REVIEW SUPPLEMENTARY TABLES

Table A1.1B Prices, Earnings and Financial Indicators (continued)

					Primary	Household
			Average	Compensation	household	disposable			Conventional
	B.C.	Vancouver	weekly	of	income	income	Prime	Can/US	(5 year)
	CPI	CPI	wage rate[1]	employees[2]	per capita	per capita	rate	exchange rate	mortgage rate[3]
	(annual percentage change) [4]
1983	5.4	5.5	—	1.7	(0.5)	0.2	(4.6)	0.1	(4.8)
1984	4.0	4.0	—	3.4	3.3	4.7	0.9	(3.9)	0.4
1985	3.2	3.1	—	5.6	6.3	7.1	(1.5)	(4.0)	(1.5)
1986	2.9	3.4	—	3.8	4.8	4.1	(0.1)	(1.3)	(0.9)
1987	3.0	3.0	—	9.1	7.4	7.0	(1.0)	3.4	(0.0)
1988	3.6	3.5	—	10.1	8.4	7.2	1.3	5.8	0.5
1989	4.5	4.5	—	11.4	9.5	9.5	2.5	3.2	0.4
1990	5.4	5.4	—	9.7	7.6	4.9	0.7	1.2	1.3
1991	5.4	5.3	—	4.7	1.4	2.3	(4.1)	1.6	(2.2)
1992	2.7	2.9	—	5.7	1.6	2.6	(2.5)	(4.5)	(1.6)
1993	3.5	3.6	—	4.8	0.9	1.9	(1.5)	(5.2)	(0.7)
1994	1.9	2.1	—	5.2	2.0	1.1	0.9	(4.3)	0.8
1995	2.3	2.5	—	5.0	2.4	1.1	1.8	(0.4)	(0.4)
1996	0.9	0.9	—	2.6	0.3	(0.4)	(2.6)	0.5	(1.2)
1997	0.8	0.5	—	3.6	1.8	1.8	(1.1)	(1.1)	(0.9)
1998	0.3	0.4	1.4	2.5	1.9	1.6	1.6	(4.8)	(0.1)
1999	1.1	1.0	1.1	3.2	3.5	4.7	(0.2)	(0.1)	0.6
2000	1.8	2.2	1.8	7.2	4.7	3.0	0.8	0.0	0.8
2001	1.7	1.9	1.4	2.4	1.9	5.0	(1.5)	(2.7)	(0.9)
2002	2.4	2.2	3.1	4.4	3.4	6.0	(1.6)	(0.9)	(0.4)
2003	2.2	2.0	2.3	3.2	2.6	2.0	0.5	7.7	(0.6)
2004	2.0	2.0	0.5	6.4	5.6	4.6	(0.7)	5.5	(0.2)
2005	2.0	1.9	2.4	6.4	5.6	3.6	0.4	5.7	(0.2)
2006	1.7	1.9	3.1	9.5	7.9	8.5	1.4	5.6	0.7
2007	1.8	2.0	3.1	5.7	5.7	5.5	0.3	4.9	0.4
2008	2.1	2.4	4.2	4.0	2.1	3.0	(1.4)	0.8	(0.0)
2009	0.0	0.1	2.7	(2.3)	(2.4)	0.5	(2.3)	(6.2)	(1.4)
2010	1.3	1.8	2.4	2.5	1.8	3.6	0.2	9.5	(0.0)
2011	2.4	2.3	2.2	4.8	4.4	2.6	0.4	4.0	(0.2)
2012	1.1	1.3	1.8	3.4	2.5	2.6	0.0	(1.1)	(0.1)
2013	(0.1)	0.2	3.1	4.6	3.7	4.3	0.0	(2.9)	(0.0)
2014	1.0	1.1	0.3	4.1	2.5	1.9	0.0	(6.6)	(0.4)
2015	1.1	1.2	3.6	4.3	3.7	3.6	(0.2)	(12.3)	(0.2)
2016	1.8	2.2	0.8	2.5	1.4	2.4	(0.1)	(2.7)	(0.0)
2017	2.1	2.2	1.7	6.1	5.5	6.0	0.2	1.5	0.1
2018	2.7	2.9	4.1	—	—	—	0.7	0.2	0.5

1 Data prior to 1997 are not available.

2 Component of household income account. This amount is reported on a gross national product basis, it includes the wages, salaries and employers’ social contributions earned by B.C. residents, regardless of where they are employed.

3 The most typical of those offered by the major chartered banks.

4 Prime rate, exchange rate and conventional (5 year) mortgage rates expressed as percentage point difference.

  Sources: Statistics Canada (Tables: 18-10-0005-01, 14-10-0064-01, 36-10-0224-01, 10-10-0122-01 and 10-10-0009-01 – accessed June 2019), Bank of Canada and BC Stats.

2019 FINANCIAL AND ECONOMIC REVIEW — JULY 2019

APPENDIX 1 — ECONOMIC REVIEW SUPPLEMENTARY TABLES

Table A1.1C   Other Indicators

	Manufacturing shipments ($ millions)	Retail sales ($ millions)	Housing starts (units)	Non-residential building permits ($ millions)	MLS home sales (units)	MLS average home sale price ($)	Tourism GDP[1] ($ millions)	High-tech GDP[2] ($ millions)	B.C. international goods exports ($ millions)
1982	—	—	19,807	1,026	25,040	93,951	—	—	12,353
1983	—	—	22,607	775	32,131	95,620	—	—	13,244
1984	—	—	16,169	827	30,955	90,923	—	—	15,748
1985	—	—	17,969	812	43,530	87,957	—	—	13,591
1986	—	—	20,687	912	46,145	92,852	—	—	13,033
1987	—	—	28,944	999	56,376	101,916	—	—	15,883
1988	—	—	30,487	1,647	67,460	121,040	—	—	17,405
1989	—	—	38,894	1,812	83,652	151,400	—	—	17,775
1990	—	—	36,720	1,833	58,027	157,616	—	—	16,607
1991	—	25,022	31,875	1,803	84,554	168,235	—	—	15,253
1992	24,398	26,194	40,621	2,082	93,564	189,999	—	—	16,336
1993	26,583	28,463	42,807	1,944	80,919	211,992	—	—	19,034
1994	30,333	31,770	39,408	1,772	75,315	228,154	—	—	22,856
1995	34,207	34,219	27,057	1,966	58,082	221,860	—	—	26,874
1996	32,932	34,775	27,641	1,957	72,182	218,687	—	—	25,717
1997	33,496	36,591	29,351	1,960	68,182	220,512	—	6,394	26,699
1998	31,757	35,762	19,931	2,022	52,910	212,046	—	6,897	25,942
1999	36,679	36,373	16,309	2,104	58,084	215,283	—	6,879	29,044
2000	40,699	38,435	14,418	2,089	54,179	221,371	—	7,740	33,640
2001	38,303	40,719	17,234	2,125	69,554	222,822	—	7,691	31,680
2002	38,610	43,265	21,625	1,771	82,737	238,877	—	7,931	28,828
2003	39,772	44,421	26,174	1,880	93,095	259,968	—	8,709	28,265
2004	41,607	47,219	32,925	2,070	96,385	289,107	—	9,126	31,008
2005	42,883	49,380	34,667	3,212	106,290	332,234	—	9,681	34,167
2006	44,480	53,136	36,443	3,921	96,658	390,982	—	10,360	33,466
2007	42,418	56,936	39,195	3,933	102,786	439,135	6,337	11,768	31,524
2008	39,435	57,794	34,321	3,678	68,910	454,622	6,359	11,968	33,124
2009	32,951	55,288	16,077	3,139	85,029	465,699	6,285	11,729	25,240
2010	35,575	58,251	26,479	3,018	74,633	505,197	6,656	12,034	28,646
2011	37,998	60,090	26,400	3,136	76,727	561,275	6,714	12,878	32,671
2012	38,491	61,217	27,465	4,048	67,634	514,847	7,060	13,599	31,484
2013	40,189	62,944	27,054	3,108	72,936	537,428	7,337	13,998	33,421
2014	43,858	66,916	28,356	3,729	84,057	568,379	7,827	15,062	35,832
2015	45,090	71,609	31,446	3,680	102,511	636,620	8,576	16,041	35,497
2016	47,167	77,109	41,843	3,392	112,211	691,120	9,238	17,951	38,423
2017	51,394	84,291	43,664	4,212	103,757	709,603	10,084	19,238	43,280
2018	54,286	85,954	40,857	5,691	78,346	712,504	—	—	46,504

1 Data prior to 2007 are not available.

2 Data prior to 1997 are not available.

2019 Financial and Economic Review — July 2019

APPENDIX 1 — ECONOMIC REVIEW SUPPLEMENTARY TABLES

Table A1.3   British Columbia GDP at Basic Prices, by Industry (continued)

	Manufacturing shipments	Retail sales	Housing starts	Non-residential building permits	MLS Home Sales	MLS Average Home Sale Price	Tourism GDP[1]	High-tech GDP[2]	B.C. international goods exports
	(annual percentage change)
1983	—	—	14.1	(24.5)	28.3	1.8	—	—	7.2
1984	—	—	(28.5)	6.7	(3.7)	(4.9)	—	—	18.9
1985	—	—	11.1	(1.7)	40.6	(3.3)	—	—	(13.7)
1986	—	—	15.1	12.3	6.0	5.6	—	—	(4.1)
1987	—	—	39.9	9.6	22.2	9.8	—	—	21.9
1988	—	—	5.3	64.9	19.7	18.8	—	—	9.6
1989	—	—	27.6	10.0	24.0	25.1	—	—	2.1
1990	—	—	(5.6)	1.2	(30.6)	4.1	—	—	(6.6)
1991	—	—	(13.2)	(1.6)	45.7	6.7	—	—	(8.2)
1992	—	4.7	27.4	15.5	10.7	12.9	—	—	7.1
1993	9.0	8.7	5.4	(6.7)	(13.5)	11.6	—	—	16.5
1994	14.1	11.6	(7.9)	(8.9)	(6.9)	7.6	—	—	20.1
1995	12.8	7.7	(31.3)	11.0	(22.9)	(2.8)	—	—	17.6
1996	(3.7)	1.6	2.2	(0.4)	24.3	(1.4)	—	—	(4.3)
1997	1.7	5.2	6.2	0.1	(5.5)	0.8	—	—	3.8
1998	(5.2)	(2.3)	(32.1)	3.2	(22.4)	(3.8)	—	7.9	(2.8)
1999	15.5	1.7	(18.2)	4.0	9.8	1.5	—	(0.3)	12.0
2000	11.0	5.7	(11.6)	(0.7)	(6.7)	2.8	—	12.5	15.8
2001	(5.9)	5.9	19.5	1.7	28.4	0.7	—	(0.6)	(5.8)
2002	0.8	6.3	25.5	(16.6)	19.0	7.2	—	3.1	(9.0)
2003	3.0	2.7	21.0	6.1	12.5	8.8	—	9.8	(2.0)
2004	4.6	6.3	25.8	10.1	3.5	11.2	—	4.8	9.7
2005	3.1	4.6	5.3	55.2	10.3	14.9	—	6.1	10.2
2006	3.7	7.6	5.1	22.1	(9.1)	17.7	—	7.0	(2.1)
2007	(4.6)	7.2	7.6	0.3	6.3	12.3	—	13.6	(5.8)
2008	(7.0)	1.5	(12.4)	(6.5)	(33.0)	3.5	0.4	1.7	5.1
2009	(16.4)	(4.3)	(53.2)	(14.7)	23.4	2.4	(1.2)	(2.0)	(23.8)
2010	8.0	5.4	64.7	(3.9)	(12.2)	8.5	5.9	2.6	13.5
2011	6.8	3.2	(0.3)	3.9	2.8	11.1	0.9	7.0	14.1
2012	1.3	1.9	4.0	29.1	(11.9)	(8.3)	5.1	5.6	(3.6)
2013	4.4	2.8	(1.5)	(23.2)	7.8	4.4	3.9	2.9	6.2
2014	9.1	6.3	4.8	20.0	15.2	5.8	6.7	7.6	7.2
2015	2.8	7.0	10.9	(1.3)	22.0	12.0	9.6	6.5	(0.9)
2016	4.6	7.7	33.1	(7.8)	9.5	8.6	7.7	11.9	8.2
2017	9.0	9.3	4.4	24.2	(7.5)	2.7	9.2	7.2	12.6
2018	5.6	2.0	(6.4)	35.1	(24.5)	0.4	—	—	7.5

1 Data prior to 2007 are not available.

2 Data prior to 1997 are not available.

  Sources: Statistics Canada (Tables: 16-10-0048-01, 20-10-0008-01, 34-10-0135-01, 34-10-0066-01 and 34-10-0003-01 — accessed June 2019), Canadian Real Estate Association; Haver Analytics and BC Stats.

2019 FINANCIAL AND ECONOMIC REVIEW — JULY 2019

APPENDIX 1 — ECONOMIC REVIEW SUPPLEMENTARY TABLES

Table A1.1D Commodity Production Indicators

	Lumber [1] production (thousand m3)	Timber scale data (thousand m3)	Pulp production (000 tonnes)	Newsprint, etc production (000 tonnes)	Oil & natural gas production ($ millions)	Coal production (000 tonnes)	Solid mineral shipments ($ millions)	Electric pwr generated (GW.h)	Farm cash receipts ($ millions)	Landed value of seafood products ($ millions)
1982	23,855	—	2,823	1,872	—	11,769	2,037	48,238	962	241
1983	30,773	—	3,267	2,148	—	11,717	2,078	47,213	917	210
1984	30,884	—	3,051	2,084	—	20,771	2,429	52,369	1,005	243
1985	32,994	76,869	3,442	2,470	—	22,993	2,524	59,126	1,061	378
1986	31,468	77,503	3,727	2,628	—	20,361	2,512	50,759	1,106	405
1987	37,336	90,592	4,291	2,759	—	21,990	2,896	63,066	1,122	455
1988	36,736	86,808	4,354	2,878	—	24,942	3,325	60,943	1,206	573
1989	35,952	86,793	4,281	2,862	585	24,800	3,344	57,655	1,255	513
1990	33,514	78,045	3,709	3,002	902	24,557	3,092	60,662	1,299	559
1991	31,406	73,449	3,957	2,721	858	24,965	2,950	62,981	1,342	492
1992	33,396	73,937	3,954	2,692	890	17,173	2,577	64,058	1,404	533
1993	33,935	79,232	3,981	3,067	1,089	20,633	2,415	58,774	1,446	605
1994	33,671	75,639	4,670	2,947	1,270	22,583	2,632	61,015	1,538	728
1995	32,611	75,430	4,773	2,836	1,040	24,350	3,438	58,006	1,586	604
1996	32,671	73,099	4,473	2,842	1,333	25,420	3,004	71,765	1,706	590
1997	31,562	69,155	4,532	2,260	1,588	27,830	3,047	66,961	1,738	604
1998	30,238	65,451	4,296	2,781	1,574	24,800	2,893	67,710	1,780	547
1999	32,397	75,878	4,921	3,047	2,091	24,845	2,445	68,045	1,885	613
2000	34,346	76,009	5,324	3,106	4,783	25,681	2,891	68,241	2,024	667
2001	32,606	69,796	4,512	2,901	5,666	27,006	2,867	57,332	2,201	647
2002	35,501	75,208	4,465	2,894	4,251	24,397	2,864	64,945	2,174	664
2003	36,052	74,899	4,785	2,894	6,230	23,073	2,887	63,051	2,248	645
2004	39,951	81,679	4,777	3,035	6,784	27,314	3,740	60,496	2,360	635
2005	41,129	83,590	4,937	2,977	8,967	26,715	5,384	67,811	2,389	706
2006	41,198	80,350	4,742	3,007	7,148	23,057	5,991	62,021	2,346	788
2007	36,811	72,675	4,730	2,761	6,934	25,725	5,611	72,217	2,381	727
2008	28,263	61,137	4,115	2,519	9,264	26,163	7,403	65,854	2,522	718
2009	22,935	48,822	3,547	2,092	4,120	21,193	5,622	62,201	2,525	700
2010	26,831	63,336	4,262	1,618	4,528	26,040	7,166	59,477	2,547	873
2011	28,414	69,580	4,502	1,552	4,945	27,431	8,982	66,205	2,688	813
2012	29,164	68,133	4,444	1,444	3,415	28,779	7,826	69,783	2,845	713
2013	30,023	71,053	4,296	1,419	4,712	31,131	7,112	63,707	2,883	775
2014	29,635	66,382	4,294	1,432	7,011	29,392	6,815	59,814	3,037	862
2015	30,612	68,717	4,320	1,251	3,550	25,551	6,186	63,103	3,188	885
2016	31,448	66,259	4,223	1,143	3,078	26,027	6,704	69,547	3,119	1,175
2017	30,337	64,455	4,215	1,119	3,965	26,005	8,836	74,484	3,253	1,178
2018	29,200	67,439	4,089	1,040	3,963	x	9,657	67,457	3,449	—

1 Total lumber production is total softwood production.

x Suppressed to meet the confidentiality requirements of the Statistics Act.

2019 FINANCIAL AND ECONOMIC REVIEW — JULY 2019

APPENDIX 1 — ECONOMIC REVIEW SUPPLEMENTARY TABLES

Table A1.1D Commodity Production Indicators (continued)

	Lumber [1] production	Timber scale data	Pulp production	Newsprint, etc production	Oil & natural gas production	Coal production	Solid mineral shipments	Electric pwr generated	Farm cash receipts	Landed value of seafood products
	(annual percentage change)
1983	29.0	—	15.7	14.7	—	(0.4)	2.0	(2.1)	(4.7)	(12.9)
1984	0.4	—	(6.6)	(3.0)	—	77.3	16.9	10.9	9.6	15.7
1985	6.8	—	12.8	18.5	—	10.7	3.9	12.9	5.7	55.6
1986	(4.6)	0.8	8.3	6.4	—	(11.4)	(0.5)	(14.2)	4.2	7.1
1987	18.6	16.9	15.1	5.0	—	8.0	15.3	24.2	1.4	12.3
1988	(1.6)	(4.2)	1.5	4.3	—	13.4	14.8	(3.4)	7.6	25.9
1989	(2.1)	(0.0)	(1.7)	(0.6)	—	(0.6)	0.6	(5.4)	4.0	(10.5)
1990	(6.8)	(10.1)	(13.4)	4.9	54.0	(1.0)	(7.5)	5.2	3.5	9.0
1991	(6.3)	(5.9)	6.7	(9.4)	(4.8)	1.7	(4.6)	3.8	3.3	(12.0)
1992	6.3	0.7	(0.1)	(1.1)	3.7	(31.2)	(12.6)	1.7	4.7	8.3
1993	1.6	7.2	0.7	13.9	22.4	20.1	(6.3)	(8.2)	3.0	13.5
1994	(0.8)	(4.5)	17.3	(3.9)	16.6	9.5	9.0	3.8	6.4	20.3
1995	(3.1)	(0.3)	2.2	(3.8)	(18.1)	7.8	30.6	(4.9)	3.1	(17.0)
1996	0.2	(3.1)	(6.3)	0.2	28.2	4.4	(12.6)	23.7	7.6	(2.3)
1997	(3.4)	(5.4)	1.3	(20.5)	19.1	9.5	1.4	(6.7)	1.9	2.4
1998	(4.2)	(5.4)	(5.2)	23.1	(0.9)	(10.9)	(5.0)	1.1	2.4	(9.4)
1999	7.1	15.9	14.5	9.6	32.8	0.2	(15.5)	0.5	5.9	12.1
2000	6.0	0.2	8.2	1.9	128.7	3.4	18.3	0.3	7.4	8.8
2001	(5.1)	(8.2)	(15.3)	(6.6)	18.5	5.2	(0.9)	(16.0)	8.7	(3.0)
2002	8.9	7.8	(1.0)	(0.2)	(25.0)	(9.7)	(0.1)	13.3	(1.2)	2.6
2003	1.6	(0.4)	7.2	—	46.6	(5.4)	0.8	(2.9)	3.4	(2.9)
2004	10.8	9.1	(0.2)	4.9	8.9	18.4	29.5	(4.1)	5.0	(1.6)
2005	2.9	2.3	3.3	(1.9)	32.2	(2.2)	44.0	12.1	1.3	11.2
2006	0.2	(3.9)	(3.9)	1.0	(20.3)	(13.7)	11.3	(8.5)	(1.8)	11.6
2007	(10.6)	(9.6)	(0.3)	(8.2)	(3.0)	11.6	(6.3)	16.4	1.5	(7.7)
2008	(23.2)	(15.9)	(13.0)	(8.8)	33.6	1.7	31.9	(8.8)	5.9	(1.2)
2009	(18.9)	(20.1)	(13.8)	(17.0)	(55.5)	(19.0)	(24.1)	(5.5)	0.1	(2.5)
2010	17.0	29.7	20.2	(22.7)	9.9	22.9	27.5	(4.4)	0.9	24.8
2011	5.9	9.9	5.6	(4.1)	9.2	5.3	25.3	11.3	5.5	(7.0)
2012	2.6	(2.1)	(1.3)	(7.0)	(30.9)	4.9	(12.9)	5.4	5.8	(12.3)
2013	2.9	4.3	(3.3)	(1.7)	38.0	8.2	(9.1)	(8.7)	1.3	8.8
2014	(1.3)	(6.6)	(0.0)	0.9	48.8	(5.6)	(4.2)	(6.1)	5.4	11.2
2015	3.3	3.5	0.6	(12.6)	(49.4)	(13.1)	(9.2)	5.5	5.0	2.7
2016	2.7	(3.6)	(2.2)	(8.6)	(13.3)	1.9	8.4	10.2	(2.2)	32.8
2017	(3.5)	(2.7)	(0.2)	(2.1)	28.8	(0.1)	31.8	7.1	4.3	0.3
2018	(3.7)	4.6	(3.0)	(7.1)	(0.0)	—	9.3	(9.4)	6.0	—

1 Total lumber production is total softwood production.

Sources: Statistics Canada (Tables: 16-10-0017-01, 16-10-0045-01, 25-10-0046-01, 25-10-0021-01 and 32-10-0046-01 — accessed June 2019), Ministry of Agriculture, Ministry of Forests, Lands and Natural Resource Operations, and Rural Development, Ministry of Energy, Mines and Petroleum Resources, Natural Resources Canada and BC Stats.

2019 FINANCIAL AND ECONOMIC REVIEW — JULY 2019

APPENDIX 1 — ECONOMIC REVIEW SUPPLEMENTARY TABLES

Table A1.2 British Columbia Real GDP at Market Prices, Expenditure Based

		General						General
	Household	Governments					Business	Governments
	Final	Final		Non-	Machinery	Intellectual	Gross Fixed	Gross Fixed
	Consumption	Consumption	Residential	residential	and	Property	Capital	Capital
	Expenditure	Expenditure	Structures	Structures	Equipment	Products	Formation	Formation	Exports	Imports	Real GDP
	(millions of 2012 $, chained)
1982	54,170	25,819	6,252	8,136	1,816	477	15,312	2,623	28,581	28,117	97,367
1983	54,425	25,571	6,633	8,661	1,353	509	14,745	2,878	30,126	30,144	98,059
1984	55,867	25,561	6,305	7,504	1,452	610	14,082	2,945	32,308	32,668	98,936
1985	57,993	26,191	6,817	7,055	1,642	645	14,661	3,593	35,500	33,726	105,944
1986	59,210	26,429	7,509	5,489	1,564	628	13,838	3,249	37,338	34,978	106,969
1987	62,501	26,740	8,934	5,753	1,913	681	15,979	3,467	40,526	37,959	113,684
1988	65,555	28,017	9,955	6,896	2,567	879	19,300	3,200	42,797	41,093	120,082
1989	69,383	28,373	11,457	7,674	3,081	983	22,273	4,089	42,050	44,987	123,940
1990	72,292	29,403	11,655	7,464	3,113	1,227	22,583	4,080	41,565	46,905	125,829
1991	72,662	31,073	11,010	7,890	3,191	1,231	22,520	4,626	42,155	47,347	126,080
1992	74,892	32,140	13,535	6,166	3,185	1,229	23,455	4,638	44,279	49,548	129,559
1993	77,296	32,588	13,875	5,649	3,091	1,603	23,560	4,728	46,072	49,247	135,655
1994	80,425	32,870	13,955	6,879	3,510	2,315	25,912	5,438	49,137	57,209	139,188
1995	82,889	32,306	12,270	7,541	3,587	1,825	24,600	5,053	52,097	57,920	142,738
1996	85,936	32,946	12,459	6,661	3,675	1,841	24,294	5,434	52,316	57,456	146,349
1997	89,134	32,876	13,071	8,876	4,066	1,946	27,333	4,729	54,378	61,527	151,211
1998	90,294	33,385	11,314	6,781	4,496	2,408	25,452	4,532	55,710	60,831	152,881
1999	92,579	33,624	10,499	7,527	4,517	2,077	25,097	5,332	60,601	64,537	158,156
2000	95,472	34,897	10,563	7,289	4,897	2,513	26,065	5,403	65,958	69,540	165,352
2001	97,633	36,032	11,629	8,404	4,811	3,164	28,386	5,458	65,146	69,691	166,411
2002	101,269	36,560	13,554	7,875	4,681	2,704	28,868	5,212	65,332	69,770	172,779
2003	104,729	36,720	14,601	8,599	4,693	3,238	30,948	5,443	67,076	73,504	176,694
2004	109,520	36,511	17,112	9,487	5,274	3,697	35,317	6,299	70,503	79,239	183,620
2005	114,121	36,946	18,352	9,974	6,342	3,941	38,637	7,517	73,916	83,926	192,772
2006	120,920	37,399	19,671	11,813	7,355	4,181	43,107	7,778	76,737	90,536	201,283
2007	127,380	39,404	20,099	11,191	8,044	4,863	44,436	8,093	78,501	95,600	207,527
2008	130,327	40,961	19,096	12,832	8,067	5,102	45,183	8,551	76,004	96,329	209,033
2009	130,562	41,455	17,460	11,376	6,129	4,188	39,098	8,571	70,879	89,263	204,009
2010	135,505	41,761	17,494	12,170	7,237	4,611	41,533	9,222	76,447	97,185	209,721
2011	138,526	42,612	17,987	13,734	7,500	4,657	43,876	7,334	80,012	100,597	216,095
2012	141,422	43,344	19,282	14,937	7,812	4,134	46,165	8,041	82,641	104,380	221,413
2013	145,122	43,347	19,396	14,618	7,182	4,243	45,442	7,339	85,236	105,301	226,325
2014	150,539	42,520	20,558	16,070	7,814	4,030	48,478	7,817	91,378	110,626	234,716
2015	156,270	43,451	22,528	14,103	6,832	3,367	46,833	7,694	90,817	109,460	239,722
2016	161,522	44,185	25,815	12,512	7,615	2,988	49,037	7,618	94,289	113,953	247,426
2017	169,022	45,511	25,710	16,227	7,567	3,088	52,527	9,416	97,490	123,101	256,875
2018	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a

2019 FINANCIAL AND ECONOMIC REVIEW — JULY 2019

APPENDIX 1 — ECONOMIC REVIEW SUPPLEMENTARY TABLES

Table A1.2 British Columbia Real GDP at Market Prices, Expenditure Based (continued)

		General						General
	Household	Governments					Business	Governments
	Final	Final		Non-	Machinery	Intellectual	Gross Fixed	Gross Fixed
	Consumption	Consumption	Residential	residential	and	Property	Capital	Capital
	Expenditure	Expenditure	Structures	Structures	Equipment	Products	Formation	Formation	Exports	Imports	Real GDP
	(annual percentage change)
1983	0.5	(1.0)	6.1	6.5	(25.5)	6.7	(3.7)	9.7	5.4	7.2	0.7
1984	2.6	(0.0)	(4.9)	(13.4)	7.3	19.8	(4.5)	2.3	7.2	8.4	0.9
1985	3.8	2.5	8.1	(6.0)	13.1	5.7	4.1	22.0	9.9	3.2	7.1
1986	2.1	0.9	10.2	(22.2)	(4.8)	(2.6)	(5.6)	(9.6)	5.2	3.7	1.0
1987	5.6	1.2	19.0	4.8	22.3	8.4	15.5	6.7	8.5	8.5	6.3
1988	4.9	4.8	11.4	19.9	34.2	29.1	20.8	(7.7)	5.6	8.3	5.6
1989	5.8	1.3	15.1	11.3	20.0	11.8	15.4	27.8	(1.7)	9.5	3.2
1990	4.2	3.6	1.7	(2.7)	1.0	24.8	1.4	(0.2)	(1.2)	4.3	1.5
1991	0.5	5.7	(5.5)	5.7	2.5	0.3	(0.3)	13.4	1.4	0.9	0.2
1992	3.1	3.4	22.9	(21.9)	(0.2)	(0.2)	4.2	0.3	5.0	4.6	2.8
1993	3.2	1.4	2.5	(8.4)	(3.0)	30.4	0.4	1.9	4.0	(0.6)	4.7
1994	4.0	0.9	0.6	21.8	13.6	44.4	10.0	15.0	6.7	16.2	2.6
1995	3.1	(1.7)	(12.1)	9.6	2.2	(21.2)	(5.1)	(7.1)	6.0	1.2	2.6
1996	3.7	2.0	1.5	(11.7)	2.5	0.9	(1.2)	7.5	0.4	(0.8)	2.5
1997	3.7	(0.2)	4.9	33.3	10.6	5.7	12.5	(13.0)	3.9	7.1	3.3
1998	1.3	1.5	(13.4)	(23.6)	10.6	23.7	(6.9)	(4.2)	2.4	(1.1)	1.1
1999	2.5	0.7	(7.2)	11.0	0.5	(13.7)	(1.4)	17.7	8.8	6.1	3.5
2000	3.1	3.8	0.6	(3.2)	8.4	21.0	3.9	1.3	8.8	7.8	4.5
2001	2.3	3.3	10.1	15.3	(1.8)	25.9	8.9	1.0	(1.2)	0.2	0.6
2002	3.7	1.5	16.6	(6.3)	(2.7)	(14.5)	1.7	(4.5)	0.3	0.1	3.8
2003	3.4	0.4	7.7	9.2	0.3	19.7	7.2	4.4	2.7	5.4	2.3
2004	4.6	(0.6)	17.2	10.3	12.4	14.2	14.1	15.7	5.1	7.8	3.9
2005	4.2	1.2	7.2	5.1	20.3	6.6	9.4	19.3	4.8	5.9	5.0
2006	6.0	1.2	7.2	18.4	16.0	6.1	11.6	3.5	3.8	7.9	4.4
2007	5.3	5.4	2.2	(5.3)	9.4	16.3	3.1	4.0	2.3	5.6	3.1
2008	2.3	4.0	(5.0)	14.7	0.3	4.9	1.7	5.7	(3.2)	0.8	0.7
2009	0.2	1.2	(8.6)	(11.3)	(24.0)	(17.9)	(13.5)	0.2	(6.7)	(7.3)	(2.4)
2010	3.8	0.7	0.2	7.0	18.1	10.1	6.2	7.6	7.9	8.9	2.8
2011	2.2	2.0	2.8	12.9	3.6	1.0	5.6	(20.5)	4.7	3.5	3.0
2012	2.1	1.7	7.2	8.8	4.2	(11.2)	5.2	9.6	3.3	3.8	2.5
2013	2.6	0.0	0.6	(2.1)	(8.1)	2.6	(1.6)	(8.7)	3.1	0.9	2.2
2014	3.7	(1.9)	6.0	9.9	8.8	(5.0)	6.7	6.5	7.2	5.1	3.7
2015	3.8	2.2	9.6	(12.2)	(12.6)	(16.5)	(3.4)	(1.6)	(0.6)	(1.1)	2.1
2016	3.4	1.7	14.6	(11.3)	11.5	(11.3)	4.7	(1.0)	3.8	4.1	3.2
2017	4.6	3.0	(0.4)	29.7	(0.6)	3.3	7.1	23.6	3.4	8.0	3.8
2018	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a

Source: Statistics Canada (Table: 36-10-0222-01 — accessed June 2019).

2019 FINANCIAL AND ECONOMIC REVIEW — JULY 2019

APPENDIX 1 — ECONOMIC REVIEW SUPPLEMENTARY TABLES

Table A1.3 British Columbia GDP at Basic Prices, by Industry

	Crop and	Fishing,	Forestry	Support Activities	Mining, Quarrying				Transportation	Wholesale	Finance	Real Estate			Real GDP
	Animal	Hunting and	and	for Agriculture	Oil and Gas				and	and Retail	and	and Rental	Other	Public	at Basic
	Production	Trapping	Logging	and Forestry	Extraction	Manufacturing	Construction	Utilities	Warehousing	Trade	Insurance	and Leasing	Services[1]	Administration	Prices
	(millions of 2012 $, chained)
1997	1,548	317	2,299	708	7,146	11,247	10,208	3,277	8,152	12,424	8,554	21,233	45,749	9,304	141,853
1998	1,609	212	2,334	737	7,024	11,101	9,125	3,422	8,203	13,027	8,103	21,783	47,359	9,320	143,234
1999	1,722	165	2,195	695	7,163	12,603	8,993	3,647	8,460	13,287	8,682	22,453	47,952	9,641	147,986
2000	1,677	182	2,039	783	7,897	14,789	8,823	4,252	9,019	13,874	8,468	23,086	49,409	9,836	154,966
2001	1,978	151	2,013	723	8,856	13,713	8,971	3,038	8,997	14,356	8,371	23,815	50,472	10,038	155,831
2002	1,950	187	2,057	659	8,158	13,748	9,566	3,706	9,126	15,111	8,545	25,241	52,793	10,473	161,762
2003	2,086	184	2,036	706	8,015	13,934	10,337	3,642	9,166	15,690	8,848	26,011	54,213	10,421	165,800
2004	2,217	205	2,306	671	8,392	15,050	11,639	3,659	9,461	16,341	9,349	26,909	55,273	10,464	172,580
2005	2,292	196	2,290	693	9,382	15,719	12,582	4,139	10,257	17,084	9,650	28,230	57,119	10,467	180,855
2006	2,375	218	2,188	678	9,410	16,602	13,777	3,511	10,357	18,284	10,604	29,385	60,086	10,986	189,186
2007	2,503	174	2,055	694	8,196	16,438	14,616	4,384	10,414	19,389	11,112	30,979	62,279	11,291	194,683
2008	2,411	149	1,813	599	8,429	15,122	15,384	4,373	10,197	19,324	10,863	31,654	63,339	11,925	195,789
2009	2,529	156	1,248	604	7,548	13,029	14,532	4,282	10,196	18,413	10,683	32,807	62,136	12,619	190,709
2010	2,581	181	1,533	621	8,587	13,798	14,895	4,143	10,433	19,032	11,170	33,943	62,064	12,779	195,819
2011	2,656	172	1,814	694	9,218	14,272	14,987	4,529	10,749	19,375	11,470	34,980	63,356	13,015	201,413
2012	2,655	150	1,860	678	8,942	14,693	16,797	4,587	10,983	20,058	11,404	36,365	64,681	12,736	206,591
2013	2,810	172	2,011	670	9,188	14,623	16,699	4,507	11,534	21,065	11,821	37,657	66,167	12,666	211,555
2014	2,792	196	1,977	702	9,729	15,427	18,167	4,554	12,154	21,480	12,110	39,164	68,203	12,473	219,061
2015	2,973	195	1,970	733	9,423	15,845	18,108	4,805	12,624	21,627	12,569	40,757	69,803	12,607	224,153
2016	2,900	183	1,888	755	9,380	16,435	18,479	4,981	13,298	22,839	13,160	42,354	71,777	12,831	231,510
2017	2,865	171	1,822	764	9,237	17,354	20,478	5,261	14,289	24,264	13,670	43,484	73,487	13,104	240,658
2018	3,245	171	1,912	797	10,208	17,711	21,110	4,940	14,830	24,668	14,042	44,126	75,144	13,367	246,506

1 Other Services includes health care and social assistance, professional, scientific and technical services, educational services, information and cultural industries, accommodation and food services, administrative and support, waste management and remediation services, arts, entertainment and recreation, and management of companies and enterprises.

2019 FINANCIAL AND ECONOMIC REVIEW — JULY 2019

APPENDIX 1 — ECONOMIC REVIEW SUPPLEMENTARY TABLES

Table A1.3 British Columbia GDP at Basic Prices, by Industry (continued)

	Crop and	Fishing,	Forestry	Support Activities	Mining, Quarrying				Transportation	Wholesale	Finance	Real Estate			Real GDP
	Animal	Hunting and	and	for Agriculture	Oil and Gas				and	and Retail	and	and Rental	Other	Public	at Basic
	Production	Trapping	Logging	and Forestry	Extraction	Manufacturing	Construction	Utilities	Warehousing	Trade	Insurance	and Leasing	Services[1]	Administration	Prices
	(annual percentage change)
1998	4.0	(33.2)	1.5	4.1	(1.7)	(1.3)	(10.6)	4.4	0.6	4.9	(5.3)	2.6	3.5	0.2	1.0
1999	7.0	(22.2)	(6.0)	(5.7)	2.0	13.5	(1.4)	6.6	3.1	2.0	7.1	3.1	1.3	3.4	3.3
2000	(2.6)	10.5	(7.1)	12.7	10.3	17.3	(1.9)	16.6	6.6	4.4	(2.5)	2.8	3.0	2.0	4.7
2001	18.0	(17.1)	(1.3)	(7.6)	12.1	(7.3)	1.7	(28.5)	(0.2)	3.5	(1.1)	3.2	2.2	2.0	0.6
2002	(1.4)	24.0	2.2	(8.8)	(7.9)	0.3	6.6	22.0	1.4	5.3	2.1	6.0	4.6	4.3	3.8
2003	7.0	(1.7)	(1.0)	7.1	(1.8)	1.4	8.1	(1.7)	0.4	3.8	3.5	3.1	2.7	(0.5)	2.5
2004	6.3	11.4	13.3	(5.1)	4.7	8.0	12.6	0.5	3.2	4.1	5.7	3.5	2.0	0.4	4.1
2005	3.4	(4.6)	(0.7)	3.3	11.8	4.4	8.1	13.1	8.4	4.5	3.2	4.9	3.3	0.0	4.8
2006	3.6	11.6	(4.5)	(2.2)	0.3	5.6	9.5	(15.2)	1.0	7.0	9.9	4.1	5.2	5.0	4.6
2007	5.4	(20.1)	(6.1)	2.4	(12.9)	(1.0)	6.1	24.9	0.5	6.0	4.8	5.4	3.7	2.8	2.9
2008	(3.7)	(14.3)	(11.8)	(13.7)	2.8	(8.0)	5.3	(0.3)	(2.1)	(0.3)	(2.2)	2.2	1.7	5.6	0.6
2009	4.9	4.4	(31.2)	0.9	(10.5)	(13.8)	(5.5)	(2.1)	(0.0)	(4.7)	(1.6)	3.6	(1.9)	5.8	(2.6)
2010	2.1	15.9	22.9	2.7	13.8	5.9	2.5	(3.3)	2.3	3.4	4.6	3.5	(0.1)	1.3	2.7
2011	2.9	(5.1)	18.3	11.8	7.3	3.4	0.6	9.3	3.0	1.8	2.7	3.1	2.1	1.8	2.9
2012	(0.0)	(12.8)	2.6	(2.3)	(3.0)	3.0	12.1	1.3	2.2	3.5	(0.6)	4.0	2.1	(2.1)	2.6
2013	5.8	15.2	8.1	(1.2)	2.8	(0.5)	(0.6)	(1.7)	5.0	5.0	3.7	3.6	2.3	(0.5)	2.4
2014	(0.6)	13.5	(1.7)	4.7	5.9	5.5	8.8	1.0	5.4	2.0	2.4	4.0	3.1	(1.5)	3.5
2015	6.5	(0.1)	(0.4)	4.5	(3.1)	2.7	(0.3)	5.5	3.9	0.7	3.8	4.1	2.3	1.1	2.3
2016	(2.4)	(6.6)	(4.2)	3.0	(0.5)	3.7	2.1	3.7	5.3	5.6	4.7	3.9	2.8	1.8	3.3
2017	(1.2)	(6.4)	(3.5)	1.2	(1.5)	5.6	10.8	5.6	7.5	6.2	3.9	2.7	2.4	2.1	4.0
2018	13.2	0.2	5.0	4.3	10.5	2.1	3.1	(6.1)	3.8	1.7	2.7	1.5	2.3	2.0	2.4

1     Other Services includes health care and social assistance, professional, scientific and technical services, educational services, information and cultural industries, accommodation and food services, administrative and support, waste management and remediation services, arts, entertainment and recreation, and management of companies and enterprises.

Source: Statistics Canada (Table: 36-10-0402-01 — accessed June 2019).

2019 FINANCIAL AND ECONOMIC REVIEW — JULY 2019

Appendix 1 — Economic Review Supplementary Tables

Table A1.4 British Columbia GDP, Income Based

	Compensation of Employees*	Gross Operating Surplus	Net Operating Surplus: Corporations	Consumption of Fixed Capital: Corporations	Consumption of Fixed Capital: Government & NPISH	Gross Mixed income	Net Mixed Income	Consumption of Fixed Capital: Unincorporated Businesses	Taxes less subsidies on Production	Taxes less subsidies on Products & imports	Statistical Discrepancy	GDP at Market Prices
	($ millions)
1982	26,496	7,620	1,089	5,227	1,304	6,323	4,686	1,637	2,395	2,893	207	45,934
1983	27,018	9,080	2,334	5,374	1,372	6,671	4,957	1,714	2,847	2,884	55	48,555
1984	27,811	10,459	3,563	5,480	1,416	7,186	5,321	1,865	2,509	3,258	(261)	50,962
1985	29,101	11,850	4,746	5,636	1,468	7,906	5,925	1,981	2,531	3,699	(215)	54,872
1986	30,339	12,298	4,927	5,788	1,583	8,570	6,532	2,038	2,532	4,506	(302)	57,943
1987	32,837	14,358	6,902	5,858	1,598	9,182	6,995	2,187	2,607	5,152	(96)	64,040
1988	36,110	15,750	7,807	6,161	1,782	10,115	7,759	2,356	2,726	5,568	682	70,951
1989	40,296	16,007	7,385	6,694	1,928	11,260	8,654	2,605	2,888	6,697	124	77,271
1990	44,216	14,530	5,152	7,231	2,147	12,407	9,576	2,831	3,035	6,800	244	81,231
1991	46,296	13,330	3,871	7,304	2,155	13,373	10,377	2,995	2,964	7,593	236	83,792
1992	48,924	13,342	3,411	7,622	2,309	14,305	11,130	3,176	3,472	8,389	939	89,371
1993	51,312	15,377	5,079	7,926	2,372	14,980	11,545	3,435	3,952	9,112	1,335	96,069
1994	53,972	19,431	8,420	8,483	2,528	15,947	12,291	3,655	4,234	8,830	12	102,426
1995	56,768	21,649	9,975	9,011	2,663	16,581	12,782	3,799	4,268	9,242	(577)	107,931
1996	58,517	21,917	9,715	9,409	2,793	16,982	13,056	3,927	4,377	9,476	(69)	111,201
1997	60,781	24,129	11,400	9,759	2,970	17,254	13,250	4,004	4,665	10,211	95	117,135
1998	62,120	23,496	9,822	10,617	3,057	17,886	13,720	4,166	4,786	10,346	(445)	118,189
1999	64,216	25,733	11,594	10,972	3,167	18,579	14,368	4,211	4,919	10,676	(159)	123,964
2000	68,591	30,979	16,192	11,403	3,384	19,039	14,666	4,373	4,974	11,063	(40)	134,606
2001	70,309	30,003	14,546	11,966	3,491	20,138	15,505	4,633	5,076	11,312	14	136,852
2002	72,951	30,307	14,491	12,229	3,587	21,378	16,493	4,885	5,009	12,408	(110)	141,943
2003	75,268	33,813	17,612	12,514	3,687	22,538	17,578	4,960	5,122	13,108	(95)	149,754
2004	80,071	39,402	22,503	13,004	3,895	23,953	18,754	5,199	5,388	13,491	(6)	162,300
2005	85,336	43,994	25,971	13,824	4,199	25,499	20,009	5,490	5,679	14,219	139	174,866
2006	93,392	46,643	26,833	15,187	4,623	27,285	21,496	5,790	5,959	14,881	75	188,236
2007	98,459	47,607	25,901	16,597	5,109	29,669	23,324	6,345	6,505	15,799	286	198,325
2008	102,318	49,897	25,892	18,259	5,746	30,411	23,581	6,830	6,812	14,756	211	204,405
2009	100,375	41,901	17,293	18,789	5,819	31,840	24,915	6,925	7,038	14,969	124	196,247
2010	102,621	45,534	20,992	18,561	5,981	33,617	26,532	7,086	7,338	15,870	134	205,114
2011	106,845	51,238	25,450	19,437	6,351	34,883	27,547	7,336	7,216	16,493	108	216,784
2012	110,128	50,606	23,422	20,589	6,595	36,639	29,063	7,576	7,332	16,611	97	221,413
2013	114,300	51,647	23,263	21,550	6,834	38,191	30,266	7,925	8,129	16,784	(79)	228,972
2014	118,452	56,629	27,093	22,450	7,086	40,460	32,367	8,093	8,603	18,011	(111)	242,044
2015	123,805	55,054	23,773	23,883	7,398	42,224	33,816	8,408	8,736	19,056	197	249,072
2016	127,866	62,114	30,099	24,408	7,607	44,589	35,800	8,789	9,018	20,168	223	263,978
2017	135,668	68,565	35,742	24,879	7,944	47,357	37,981	9,376	9,254	21,139	221	282,204
2018	—	—	—	—	—	—	—	—	—	—	—	—

*Component of income-based GDP, including wages, salaries and employers’ social contributions earned in B.C. by residents and non-residents of the province.

2019 Financial and Economic Review — July 2019

Appendix 1 — Economic Review Supplementary Tables

Table A1.4 British Columbia GDP, Income Based (continued )

	Compensation of Employees*	Gross Operating Surplus	Net Operating Surplus: Corporations	Consumption of Fixed Capital: Corporations	Consumption of Fixed Capital: Government & NPISH	Gross Mixed income	Net Mixed Income	Consumption of Fixed Capital: Unincorporated Businesses	Taxes less subsidies on Production	Taxes less subsidies on Products & imports	Statistical Discrepancy	GDP at Market Prices
	(annual percentage change)
1983	2.0	19.2	114.3	2.8	5.2	5.5	5.8	4.7	18.9	(0.3)	(73.4)	5.7
1984	2.9	15.2	52.7	2.0	3.2	7.7	7.3	8.8	(11.9)	13.0	(574.5)	5.0
1985	4.6	13.3	33.2	2.8	3.7	10.0	11.4	6.2	0.9	13.5	(17.6)	7.7
1986	4.3	3.8	3.8	2.7	7.8	8.4	10.2	2.9	0.0	21.8	40.5	5.6
1987	8.2	16.8	40.1	1.2	0.9	7.1	7.1	7.3	3.0	14.3	(68.2)	10.5
1988	10.0	9.7	13.1	5.2	11.5	10.2	10.9	7.7	4.6	8.1	(810.4)	10.8
1989	11.6	1.6	(5.4)	8.7	8.2	11.3	11.5	10.6	5.9	20.3	(81.8)	8.9
1990	9.7	(9.2)	(30.2)	8.0	11.4	10.2	10.7	8.7	5.1	1.5	96.8	5.1
1991	4.7	(8.3)	(24.9)	1.0	0.4	7.8	8.4	5.8	(2.3)	11.7	(3.3)	3.2
1992	5.7	0.1	(11.9)	4.4	7.1	7.0	7.3	6.0	17.1	10.5	297.9	6.7
1993	4.9	15.3	48.9	4.0	2.7	4.7	3.7	8.2	13.8	8.6	42.2	7.5
1994	5.2	26.4	65.8	7.0	6.6	6.5	6.5	6.4	7.1	(3.1)	(99.1)	6.6
1995	5.2	11.4	18.5	6.2	5.3	4.0	4.0	3.9	0.8	4.7	(4,908.3)	5.4
1996	3.1	1.2	(2.6)	4.4	4.9	2.4	2.1	3.4	2.6	2.5	(88.0)	3.0
1997	3.9	10.1	17.3	3.7	6.3	1.6	1.5	2.0	6.6	7.8	(237.7)	5.3
1998	2.2	(2.6)	(13.8)	8.8	2.9	3.7	3.5	4.0	2.6	1.3	(568.4)	0.9
1999	3.4	9.5	18.0	3.3	3.6	3.9	4.7	1.1	2.8	3.2	(64.3)	4.9
2000	6.8	20.4	39.7	3.9	6.9	2.5	2.1	3.8	1.1	3.6	(74.8)	8.6
2001	2.5	(3.2)	(10.2)	4.9	3.2	5.8	5.7	5.9	2.1	2.3	(135.0)	1.7
2002	3.8	1.0	(0.4)	2.2	2.7	6.2	6.4	5.4	(1.3)	9.7	(885.7)	3.7
2003	3.2	11.6	21.5	2.3	2.8	5.4	6.6	1.5	2.3	5.6	(13.6)	5.5
2004	6.4	16.5	27.8	3.9	5.6	6.3	6.7	4.8	5.2	2.9	(93.7)	8.4
2005	6.6	11.7	15.4	6.3	7.8	6.5	6.7	5.6	5.4	5.4	(2,416.7)	7.7
2006	9.4	6.0	3.3	9.9	10.1	7.0	7.4	5.5	4.9	4.7	(46.0)	7.6
2007	5.4	2.1	(3.5)	9.3	10.5	8.7	8.5	9.6	9.2	6.2	281.3	5.4
2008	3.9	4.8	(0.0)	10.0	12.5	2.5	1.1	7.6	4.7	(6.6)	(26.2)	3.1
2009	(1.9)	(16.0)	(33.2)	2.9	1.3	4.7	5.7	1.4	3.3	1.4	(41.2)	(4.0)
2010	2.2	8.7	21.4	(1.2)	2.8	5.6	6.5	2.3	4.3	6.0	8.1	4.5
2011	4.1	12.5	21.2	4.7	6.2	3.8	3.8	3.5	(1.7)	3.9	(19.4)	5.7
2012	3.1	(1.2)	(8.0)	5.9	3.8	5.0	5.5	3.3	1.6	0.7	(10.2)	2.1
2013	3.8	2.1	(0.7)	4.7	3.6	4.2	4.1	4.6	10.9	1.0	(181.4)	3.4
2014	3.6	9.6	16.5	4.2	3.7	5.9	6.9	2.1	5.8	7.3	40.5	5.7
2015	4.5	(2.8)	(12.3)	6.4	4.4	4.4	4.5	3.9	1.5	5.8	(277.5)	2.9
2016	3.3	12.8	26.6	2.2	2.8	5.6	5.9	4.5	3.2	5.8	13.2	6.0
2017	6.1	10.4	18.7	1.9	4.4	6.2	6.1	6.7	2.6	4.8	(0.9)	6.9
2018	—	—	—	—	—	—	—	—	—	—	—	—

* Component of income-based GDP, including wages, salaries and employers’ social contributions earned in B.C. by residents and non-residents of the province.

Source: Statistics Canada (Table: 36-10-0221-01 — accessed June 2019).

2019 Financial and Economic Review — July 2019

APPENDIX 1 — ECONOMIC REVIEW SUPPLEMENTARY TABLES

Table A1.5 Employment by Industry in British Columbia

	2002	2003	2004	2005	2006	2007	2008	2009	2010	2011	2012	2013	2014	2015	2016	2017	2018
	(thousands)
Total—all industries	1,952	1,998	2,028	2,090	2,141	2,206	2,242	2,192	2,223	2,228	2,263	2,266	2,278	2,306	2,380	2,467	2,494
Primary industries	67	78	72	76	78	82	78	71	71	65	67	75	74	71	75	76	73
Agriculture	30	33	36	38	35	35	34	32	30	26	24	28	24	22	24	26	24
Forestry, logging & support activities	25	27	22	22	22	24	17	14	16	15	16	18	19	19	19	19	18
Fishing, hunting & trapping	3	5	3	2	3	3	2	2	2	x	2	2	2	2	2	2	3
Mining & oil &gas extraction	9	13	11	14	19	20	25	24	23	25	25	28	29	27	30	29	29

Manufacturing	198	207	208	193	191	197	178	155	155	157	165	152	161	173	170	174	174
Food, beverages & tobacco	27	31	31	31	24	27	29	27	25	29	29	27	28	33	37	33	37
Wood products	48	51	49	47	47	47	37	31	31	32	29	30	34	36	32	28	24
Paper	17	14	12	12	15	15	13	10	9	9	11	11	12	10	9	11	9
Printing & related support activities	9	8	8	8	8	6	8	7	6	7	8	7	6	9	5	7	7
Primary metals	6	9	7	7	7	6	5	5	7	6	6	5	2	5	3	4	5
Metal fabrication	13	14	15	18	15	15	16	12	12	11	14	11	12	16	14	13	13
Transportation equipment	14	12	12	9	9	12	9	10	9	9	11	9	10	8	9	10	11
Machinery manufacturing	10	9	10	10	9	9	6	6	7	9	10	9	9	8	10	10	9
Other manufacturing	55	58	66	53	58	61	55	46	49	45	47	44	49	48	52	60	60

Construction	117	118	142	166	175	192	218	204	198	197	199	204	201	202	211	229	238
General contractors	41	47	51	65	64	65	84	77	79	79	78	85	91	88	90	102	106
Special trade contractors	76	71	92	101	110	127	134	127	120	118	120	119	110	113	122	126	133

Utilities	11	11	9	10	8	10	13	12	12	11	11	11	14	15	14	13	14

Transportation & warehousing	110	115	113	116	116	122	124	114	118	122	129	127	134	140	138	139	136
Transportation	105	109	108	112	109	115	119	108	112	115	119	118	125	133	131	128	125
Warehousing & storage	5	6	5	5	6	7	5	6	6	8	11	9	9	7	7	11	10

Trade	319	326	313	330	343	353	352	359	369	354	347	361	358	353	370	374	368
Wholesale trade	72	76	66	79	80	79	86	86	82	78	82	82	81	85	90	84	82
Retail trade	246	249	248	251	263	274	267	274	288	277	265	279	278	268	280	290	286

Finance, Insurance, Real Estate & Leasing	124	126	128	131	133	141	139	133	140	140	137	140	137	129	136	156	151
Finance	57	60	55	59	59	67	61	57	66	54	62	59	62	57	62	66	63
Insurance	24	21	27	26	26	29	28	27	28	32	26	29	27	29	29	33	30
Real estate	32	35	35	34	38	37	39	39	37	45	43	44	40	36	39	51	52
Leasing	11	11	11	13	10	9	10	9	8	9	6	8	8	7	6	7	6

Public administration	90	95	99	93	90	95	101	106	105	106	101	99	98	96	104	102	104
Federal administration	33	37	35	32	34	35	37	39	43	43	42	35	32	36	37	37	34
Provincial administration	28	29	30	29	27	26	26	27	27	25	27	28	29	27	32	31	34
Local administration	29	29	35	32	29	34	37	40	36	38	31	36	37	33	35	35	37

Other service industries	918	924	944	974	1,006	1,014	1,040	1,040	1,055	1,075	1,108	1,097	1,102	1,130	1,162	1,204	1,234
Education & related services	137	137	132	143	153	154	153	147	152	155	165	167	166	163	165	167	169
Health & welfare services	211	214	217	213	228	232	241	257	264	263	275	267	270	287	292	304	323
Professional, scientific & technical	134	136	143	159	164	164	166	160	163	174	170	178	182	188	196	197	209
Information, culture & recreation	105	105	110	109	109	114	112	112	112	108	109	107	108	115	127	137	128
Services to business management	72	79	80	90	96	96	103	98	95	95	97	99	88	94	105	103	101
Accommodation & food services	163	159	170	172	167	169	171	171	172	183	183	180	185	178	174	183	188
Miscellaneous services	96	94	93	88	89	86	95	95	96	97	110	99	102	105	105	114	118

Source: Statistics Canada, Labour Force Survey (Table: 14-10-0023-01 and unpublished data — accessed June 2019). Totals may not add due to rounding.

x Suppressed to meet the confidentiality requirements of the Statistics Act.

2019 FINANCIAL AND ECONOMIC REVIEW — JULY 2019

APPENDIX 1 — ECONOMIC REVIEW SUPPLEMENTARY TABLES

Table A1.6  Capital Investment by Industry

	Actual 2014	Actual 2015	Actual 2016	Actual 2017	Preliminary Actual 2018	Intentions 2019	2017 to 2018	2018 to 2019
	($ millions)						(per cent)
Agriculture, forestry, fishing and hunting	497.0	454.3	511.3	696.8	717.3	852.1	2.9	18.8
Mining, quarrying, and oil and gas extraction	7,057.5	5,147.4	4,573.3	6,250.8	4,471.6	4,939.2	(28.5)	10.5
Manufacturing	3,169.8	2,629.0	x	1,370.5	1,605.9	1,520.0	17.2	(5.3)
Construction	785.0	717.0	832.9	978.2	899.5	918.0	(8.0)	2.1
Transportation and warehousing	3,053.1	3,928.9	4,215.0	4,822.1	5,597.2	7,590.1	16.1	35.6
Utilities	3,602.1	3,369.0	3,698.0	3,535.0	3,987.8	4,824.2	12.8	21.0
Wholesale trade	459.1	422.1	x	421.4	431.2	400.6	2.3	(7.1)
Retail trade	810.2	F	809.7	713.9	719.2	686.8	0.7	(4.5)
Finance and insurance	295.6	309.1	341.9	250.6	279.0	383.8	11.3	37.6
Real estate, rental and leasing	1,280.5	1,171.4	1,638.5	1,629.1	1,891.0	2,023.4	16.1	7.0
Information and cultural industries	1,142.9	1,205.1	1,579.9	1,631.0	1,733.5	1,781.0	6.3	2.7
Professional, scientific and technical services	x	316.1	318.8	307.5	293.9	323.2	(4.4)	10.0
Management of companies and enterprises	x	29.1	x	F	72.4	68.2	—	(5.8)
Admin, waste and remediation services	318.2	F	194.2	200.8	165.0	135.2	(17.8)	(18.1)
Arts, entertainment and recreation	251.3	268.0	275.6	305.8	323.8	376.3	5.9	16.2
Accommodation and food services	546.5	688.6	665.9	581.3	641.3	680.0	10.3	6.0
Educational services	1,118.4	976.2	980.1	1,087.3	1,345.3	1,024.9	23.7	(23.8)
Health care and social assistance	1,151.4	1,154.1	1,198.1	1,050.7	1,086.0	1,137.0	3.4	4.7
Public administration	2,574.2	2,446.9	2,172.2	2,965.5	3,663.7	4,191.4	23.5	14.4
Other services	153.2	F	x	171.2	163.1	120.5	(4.7)	(26.1)
Total	28,637.8	26,344.3	26,357.8	28,999.9	30,087.7	33,975.9	3.8	12.9

Public	8,584.7	8,011.9	8,423.1	9,173.3	10,533.5	12,440.5	14.8	18.1
Private	20,053.1	18,332.4	17,934.7	19,826.6	19,554.3	21,535.5	(1.4)	10.1
Total	28,637.8	26,344.3	26,357.8	28,999.9	30,087.7	33,975.9	3.8	12.9

Machinery and equipment	8,288.1	8,488.6	10,180.1	10,183.1	10,949.0	11,389.6	7.5	4.0
Construction	20,349.7	17,855.7	16,177.7	18,816.8	19,138.8	22,586.4	1.7	18.0
Total	28,637.8	26,344.3	26,357.8	28,999.9	30,087.7	33,975.9	3.8	12.9

Housing	14,369.4	16,123.3	18,802.3	19,557.1	22,701.5	n/a	16.1	n/a

Source: Statistics Canada (Tables: 34-10-0035-01, 34-10-0038-01, 34-10-0175-01 — accessed June 2019).

x Suppressed to meet the confidentiality requirements of the Statistics Act.

F Too unreliable to be published.

Note: Totals may not add due to rounding or due to some data not being disclosed for confidentiality reasons.

2019 FINANCIAL AND ECONOMIC REVIEW — JULY 2019

APPENDIX 1 — ECONOMIC REVIEW SUPPLEMENTARY TABLES

Table A1.7  British Columbia International Goods Exports by Major Market and Selected Commodities, 2018

Commodity	U.S.	Japan	European Union [1]	Mainland China	Other Markets	Total - All Countries
	($ millions)
Wood products	5,742	1,252	453	1,434	713	9,593
Lumber (softwood)	3,881	845	141	1,013	558	6,437
Cedar shakes and shingles	150	0	11	0	7	168
Plywood and veneer (softwood)	445	0	8	3	1	458
Other panel products	546	66	4	20	42	678
Selected value-added wood products	564	13	3	1	5	587
Logs	44	211	4	394	87	740
Other	111	117	281	4	12	525

Pulp and paper products	1,021	255	110	2,648	1,264	5,298
Pulp	424	254	96	2,517	941	4,232
Newsprint	39	0	0	14	146	199
Paper, paperboard — excluding newsprint	458	1	14	96	148	717
Other	100	0	1	21	29	150

Agriculture and food other than fish	2,313	102	52	224	425	3,116
Fruit and nuts	353	19	6	42	48	468
Vegetables	356	8	7	47	108	526
Vegetable oils	4	0	0	1	0	6
Bread, pastry, prepared cereals, pasta, etc.	323	3	1	1	3	331
Meat and prepared meat products	21	46	1	40	50	157
Other	1,256	27	37	94	216	1,629

Fish products	756	122	45	306	146	1,375
Whole fish; fresh, chilled, frozen — excluding salmon	54	17	22	44	74	211
Whole salmon; fresh, chilled, frozen	516	49	13	28	12	617
Salmon; fillets, canned, smoked, etc.	46	6	4	14	5	76
Other	140	49	6	221	55	471

Metallic mineral products	1,774	1,354	385	850	1,488	5,852
Copper ores and concentrates	0	970	0	748	1,175	2,892
Molybdenum ores and concentrates	83	0	70	0	0	153
Zinc ores and concentrates	0	0	0	4	0	4
Unwrought aluminum	505	373	248	0	146	1,272
Unwrought zinc	982	0	2	9	150	1,144
Unwrought lead	182	2	0	0	0	183
Other	22	10	65	89	17	203

Fabricated metal products	1,068	7	20	75	168	1,339

Energy products	4,172	1,835	874	715	3,937	11,533
Natural gas	2,561	0	0	1	0	2,561
Coal	115	1,835	874	668	3,904	7,396
Electricity	571	0	0	0	0	571
Other	926	0	0	46	33	1,005

Machinery and equipment	3,423	82	433	373	884	5,195
Motor vehicles and parts	373	5	9	202	111	700
Electrical/electronic/communications	575	19	165	59	240	1,058
Scientific/photographic/measuring equipment, etc.	441	26	99	52	135	752
Aircraft and parts	266	5	9	8	116	404
Other	1,767	27	151	54	282	2,281

Plastics and articles of plastic	463	1	10	26	25	524
Chemicals and chemical products	659	51	75	66	168	1,019
Apparel and accessories	75	3	10	2	6	96
Textiles	32	1	3	1	37	75

All other commodities	1,276	16	44	36	117	1,489
Total	22,775	5,081	2,514	6,757	9,378	46,504

1     As of July 1, 2013, Austria, Belgium, Bulgaria, Croatia, Cyprus, Czech Republic, Denmark, Estonia, Finland, France, Germany, Greece, Hungary, Ireland, Italy, Latvia, Lithuania, Luxembourg, Malta, Netherlands, Poland, Portugal, Romania, Slovakia, Slovenia, Spain, Sweden, and the U.K.

Source: Statistics Canada, International Trade Statistics custom extract, June 2019. Figures may not add due to rounding.

2019 FINANCIAL AND ECONOMIC REVIEW — JULY 2019

APPENDIX 1 — ECONOMIC REVIEW SUPPLEMENTARY TABLES

Table A1.8  British Columbia International Goods Exports by Market Area

				% Change	Per cent of Total
	2016	2017	2018	2017-2018	2017	2018
	($ millions)			(per cent)
United Kingdom	410	412	501	21.7	1.0	1.1
Germany	232	366	339	(7.4)	0.8	0.7
Mainland China	5,639	6,388	6,757	5.8	14.8	14.5
Hong Kong	198	221	247	12.0	0.5	0.5
Taiwan	620	692	951	37.5	1.6	2.0
Japan	3,729	4,496	5,081	13.0	10.4	10.9
South Korea	2,134	2,879	2,940	2.1	6.7	6.3
India	806	1,057	1,598	51.2	2.4	3.4
Australia	284	273	252	(7.7)	0.6	0.5
Mexico	95	252	198	(21.3)	0.6	0.4
United States	20,892	22,181	22,775	2.7	51.2	49.0
Other	3,383	4,063	4,864	19.7	9.4	10.5
Total	38,423	43,280	46,504	7.5	100.0	100.0

Market Areas:
Western Europe [1]	1,587	1,961	2,316	18.1	4.5	5.0
Pacific Rim [2]	13,477	16,001	17,854	11.6	37.0	38.4

1     Austria, Belgium, Denmark, Finland, France, Germany, Greece, Iceland, Ireland, Italy, Luxembourg, Netherlands, Norway, Portugal, Spain, Sweden, Switzerland and the United Kingdom.

2     Australia, Brunei Darussalam, China, Fiji, Hong Kong, Indonesia, Japan, Laos, Macau, Malaysia, Mongolia, New Zealand, North Korea, Philippines, Singapore, South Korea, Taiwan, Thailand and Vietnam.

Source: Statistics Canada, International Trade Statistics custom extract, June 2019. Figures may not add due to rounding.

2019 FINANCIAL AND ECONOMIC REVIEW — JULY 2019

APPENDIX 1 — ECONOMIC REVIEW SUPPLEMENTARY TABLES

Table A1.9  Historical Commodity Prices (in US Dollars)

	2008	2009	2010	2011	2012	2013	2014	2015	2016	2017	2018
Metals
Copper (London; $/lb)	3.15	2.35	3.42	4.00	3.61	3.32	3.11	2.49	2.21	2.80	2.96
Lead (London; $/lb)	0.94	0.78	0.97	1.09	0.93	0.97	0.95	0.81	0.85	1.05	1.02
Zinc (London; $/lb)	0.85	0.75	0.98	0.99	0.88	0.86	0.98	0.87	0.95	1.31	1.33
Gold (London; $/troy oz)	872	973	1,225	1,572	1,667	1,407	1,266	1,159	1,251	1,257	1,269
Silver (London; $/troy oz)	14.93	14.68	20.17	35.12	31.12	23.72	19.07	15.68	17.16	17.05	15.71
Molybdenum ($/lb)	29.22	11.05	15.68	15.47	12.80	10.33	11.40	6.74	6.56	7.21	10.52
Aluminum (London; $/lb)	1.16	0.76	0.99	1.09	0.92	0.84	0.85	0.75	0.73	0.89	0.96
Forest Products
Lumber (Madison’s Lumber Reporter; WSPF, 2x4, $/1000 bd ft)	219	182	255	254	299	358	353	282	308	410	496
Pulp (Northern Europe; $/tonne; transaction price)	853	656	930	961	814	857	925	849	803	894	1,184
Newsprint (US Eastcoast; $/tonne)	671	578	582	625	621	599	581	517	540	557	669
Cedar (Madison’s Lumber Reporter 2x4, $/1000 bd ft)	674	623	650	636	769	895	957	986	1,004	1,301	1,396
Other
Oil (West Texas Intermediate; $/barrel)	100	62	79	95	94	98	93	49	43	51	65
Natural Gas (Plant Inlet; $C/GJ)	6.90	3.03	2.95	2.46	1.35	2.04	3.12	1.37	0.99	1.14	0.79
Coal (Japan-Australia FOB $/t)
Metallurgical	295	125	204	282	204	155	124	101	112	201	207
Low Volatile PCI	245	90	170	222	153	125	104	84	88	142	146
Thermal	125	70	98	130	114	95	82	68	62	85	110

Sources:    Ministry of Finance; Ministry of Energy, Mines and Petroleum Resources; Ministry of Forests, Lands, Natural Resource Operations and Rural Development; US Department of Energy.

2019 FINANCIAL AND ECONOMIC REVIEW — JULY 2019

APPENDIX 1 — ECONOMIC REVIEW SUPPLEMENTARY TABLES

Table A1.10 British Columbia Forest Sector Economic Activity Indicators

											Change[1]
Indicator	2009	2010	2011	2012	2013	2014	2015	2016	2017	2018	2017-2018
	(million cubic meters)										(per cent)
Wood production
Lumber	22.9	26.8	28.4	29.2	30.0	29.6	30.6	31.4	30.3	29.2	(3.7)
Timber Scaled by species
Lodgepole pine	24.8	29.1	29.8	27.7	26.7	23.4	24.1	20.3	15.9	15.0	(5.8)
Spruce	6.8	8.9	10.5	11.5	12.6	11.6	13.3	13.2	15.8	15.3	(3.4)
Hemlock	4.3	6.8	8.6	7.7	8.5	8.1	7.2	7.6	7.1	8.0	12.1
Douglas fir	5.4	7.6	9.2	8.9	9.8	10.1	9.7	10.7	10.9	13.3	22.7
Balsam	3.0	4.2	5.1	5.5	6.1	6.1	6.3	6.8	7.7	8.5	11.4
Cedar	2.7	4.1	3.7	4.3	4.6	4.4	4.8	4.9	4.2	4.3	2.5
All others	1.8	2.7	2.7	2.6	2.7	2.7	3.2	2.8	2.9	3.0	5.2
Total [2]	48.8	63.3	69.6	68.1	71.1	66.4	68.7	66.3	64.5	67.4	4.6

	(million tonnes)
Pulp and paper production	5.6	5.9	6.1	5.9	5.7	5.7	5.6	5.4	5.3	5.1	(3.9)
Market pulp	3.5	4.3	4.5	4.4	4.3	4.3	4.3	4.2	4.2	4.1	(3.0)
Newsprint, paper and paperboard	2.1	1.6	1.6	1.4	1.4	1.4	1.3	1.1	1.1	1.0	(7.1)

Industrial product price indices					(2010 =100)
Softwood lumber (Canada)	94.0	100.0	96.5	106.6	125.6	133.7	135.5	141.7	162.6	179.1	10.1
Spruce-Pine-Fir lumber (B.C.)	n/a	100.0	96.1	104.8	123.1	130.5	131.7	139.9	155.6	171.2	10.0
Hemlock lumber (B.C.)	92.4	100.0	98.8	112.0	139.7	150.0	149.4	161.1	202.1	220.7	9.2
Douglas fir and Western larch (B.C.)	98.2	100.0	100.0	103.8	115.8	125.7	130.0	136.0	150.9	161.7	7.2
Veneer and plywood (Canada)	101.9	100.0	95.8	104.0	104.9	112.5	115.0	116.5	128.2	134.9	5.2
Wood pulp (Canada)	92.8	100.0	95.8	94.7	98.5	97.9	97.9	96.9	111.2	136.4	22.7
Newsprint for export (Canada)	111.9	100.0	101.0	101.8	102.4	105.4	117.1	119.8	120.5	129.9	7.8

1         Percentage change based on unrounded numbers.

2         Totals may not add due to rounding.

Sources:	Wood Production: Lumber and Timber scaled by species — Ministry of Forests, Lands, Natural Resource Operations, and Rural Development. Pulp and paper production — Pulp and Paper Products Council.
Industrial product price indices — Statistics Canada (Tables: 18-10-0030-01 and 18-10-0031-01 — accessed June 2019).

Note: Timber scaled data includes all logs, special forest products, species and grades billed to crown, private and federal land. Waste, reject, and Christmas trees are excluded. For all scale invoiced as of date of reporting — June 3, 2019.

2019 FINANCIAL AND ECONOMIC REVIEW — JULY 2019

APPENDIX 1 — ECONOMIC REVIEW SUPPLEMENTARY TABLES

Table A1.11  Historical Value of Mineral, Petroleum and Natural Gas Shipments

Year	Metals	Industrial Minerals [1]	Construction Aggregates [2]	Coal	Crude Oil [3]	Natural Gas to Pipeline	Other oil and Gas [4]	Total
	($ millions)
1991	1,511	290	159	990	260	562	36	3,808
1992	1,502	212	157	706	260	592	38	3,467
1993	1,198	229	166	822	233	814	42	3,504
1994	1,354	237	180	861	235	991	44	3,902
1995	2,016	249	204	968	272	710	58	4,478
1996	1,537	251	189	1,027	441	817	75	4,337
1997	1,495	249	195	1,107	403	1,087	98	4,635
1998	1,484	245	208	956	373	1,154	47	4,467
1999	1,183	246	219	797	461	1,577	53	4,536
2000	1,571	284	224	812	843	3,826	114	7,674
2001	1,394	296	217	959	729	4,834	103	8,533
2002	1,288	310	231	1,035	714	3,458	79	7,115
2003	1,353	336	226	972	718	5,396	116	9,117
2004	1,956	355	239	1,191	824	5,827	133	10,524
2005	2,442	364	278	2,300	973	7,821	173	14,351
2006	3,248	363	274	2,105	1,013	5,956	179	13,139
2007	2,887	424	351	1,949	989	5,745	200	12,546
2008	2,590	696	379	3,738	1,215	7,525	524	16,667
2009	1,837	278	303	3,204	720	3,284	115	9,742
2010	2,191	349	373	4,253	930	3,437	161	11,694
2011	2,131	454	325	6,073	1,194	3,444	307	13,926
2012	2,360	461	370	4,635	1,208	1,934	273	11,241
2013	2,578	450	388	3,696	1,311	3,146	255	11,824
2014	3,302	x	312	x	1,565	5,140	306	13,827
2015	3,250	x	338	x	973	2,438	139	9,735
2016	2,942	x	339	x	1,072	1,900	107	9,782
2017	3,158	x	367	x	1,533	2,195	237	12,799
2018	3,707	x	x	x	1,791	1,693	479	13,620

1 Shipments of gypsum and silica to Canadian cement, lime and clay plants are not included in this table.

2 Sand and gravel; stone.

3 Includes pentanes and condensate.

4 Liquefied petroleum gases and sulphur.

x Suppressed to meet the confidentiality requirements of the Statistics Act.

Sources: Natural Resources Canada and Ministry of Energy, Mines and Petroleum Resources.

Table A1.12 Petroleum and Natural Gas Activity Indicators

					Provincial Reserves		Provincial
	Natural gas	Crude oil and			Raw gas	Oil	Government
	production	wellhead condensate			(remaining	(remaining	petroleum and
	(wellhead)	production	Wells Authorized	Wells Drilled	reserves)	reserves)	natural gas revenue [1]
	(billion cubic m)	(million cubic m)	(number)	(number)	(billion cubic m)	(million cubic m)	($ millions)
2004	32.0	2.2	1,700	1,282	389.7	21.9	1,794.4
2005	32.8	2.0	1,790	1,429	444.6	20.9	2,559.0
2006	32.8	1.9	1,730	1,435	462.4	18.2	2,139.1
2007	31.9	1.8	1,207	908	482.9	19.7	2,352.8
2008	33.5	1.6	1,410	929	605.3	18.5	4,093.9
2009	32.9	1.5	829	626	657.9	19.3	1,464.2
2010	35.0	1.6	871	714	932.0	18.7	1,384.0
2011	41.4	1.5	1,133	661	974.9	18.2	735.0
2012	41.0	1.6	647	484	1,138.5	19.1	440.0
2013	44.6	1.5	907	571	1,197.2	19.3	678.6
2014	47.2	1.8	1,255	703	1,443.9	18.1	1,179.0
2015	49.0	1.9	913	546	1,504.7	17.6	308.3
2016	50.7	2.3	479	356	1,485.1	16.5	240.0
2017	51.5	2.5	870	621	1,354.8	18.2	449.1
2018	58.9	3.6	897	444	n/a	n/a	305.1
per cent change
2017-2018	14.2	46.5	3.1	(28.5)	—	—	(32.1)

1 Includes Crown royalties, Crown reserve disposition bonuses, fees and rentals.

Sources: Ministry of Energy, Mines and Petroleum Resources and BC Oil and Gas Commission.

2019 FINANCIAL AND ECONOMIC REVIEW — JULY 2019

APPENDIX 1 — ECONOMIC REVIEW SUPPLEMENTARY TABLES

Table A1.13 Supply and Consumption of Electrical Energy in British Columbia1

	Supply					Consumption			Net Exports
	Net Generation
Year	Hydro	All Other Types Of Electricity Generation[2]	Total Provincial Generation	Receipts From Other Provinces and Imports	Total Supply	Delivered To Other Provinces and Exports	Total Provincial Consumption	Total Demand
	(gigawatt-hours)[3]
1989	51,082	6,573	57,655	4,500	62,155	6,583	55,572	62,155	2,083
1990	57,245	3,417	60,662	3,233	63,895	6,689	57,206	63,895	3,456
1991	60,149	2,832	62,981	2,272	65,253	7,725	57,528	65,253	5,454
1992	60,555	3,503	64,058	2,685	66,743	9,473	57,270	66,743	6,788
1993	53,057	5,716	58,774	5,691	64,465	5,605	58,860	64,465	(86)
1994	53,979	7,036	61,015	7,836	68,851	9,541	59,311	68,851	1,705
1995	49,814	8,192	58,006	6,385	64,391	3,972	60,419	64,391	(2,413)
1996	67,329	4,436	71,765	3,289	75,053	10,390	64,664	75,053	7,101
1997	61,772	5,189	66,961	4,316	71,278	12,114	59,163	71,278	7,798
1998	60,849	6,861	67,710	5,056	72,766	10,619	62,147	72,766	5,563
1999	61,588	6,457	68,045	6,807	74,852	12,529	62,323	74,852	5,722
2000	59,754	8,487	68,241	6,039	74,280	10,698	63,582	74,280	4,659
2001	48,338	8,994	57,332	10,154	67,486	6,408	61,079	67,486	(3,747)
2002	58,627	6,318	64,945	5,769	70,714	8,078	62,636	70,714	2,309
2003	56,689	6,362	63,051	7,084	70,135	9,599	60,535	70,135	2,515
2004	53,281	7,214	60,496	8,261	68,757	6,791	61,966	68,757	(1,470)
2005	60,605	7,207	67,811	7,226	75,037	9,247	65,790	75,037	2,021
2006	54,772	7,249	62,021	12,695	74,716	6,155	68,561	74,716	(6,540)
2007	64,738	7,479	72,217	8,027	80,244	10,987	69,256	80,243	2,960
2008	58,774	7,080	65,854	12,362	78,216	9,986	68,230	78,216	(2,376)
2009	55,872	6,330	62,201	11,771	73,973	8,134	65,839	73,973	(3,638)
2010	52,762	6,715	59,477	10,418	69,895	7,429	62,467	69,895	(2,990)
2011	60,966	5,240	66,205	10,195	76,401	13,106	63,294	76,401	2,911
2012	64,217	5,567	69,783	8,079	77,862	14,068	63,794	77,862	5,990
2013	57,846	5,860	63,707	8,697	72,403	9,007	63,396	72,403	311
2014	54,068	5,746	59,814	10,084	69,898	8,706	61,192	69,898	(1,378)
2015	57,374	5,729	63,103	7,437	70,540	13,202	57,338	70,540	5,766
2016	61,691	7,856	69,547	8,763	78,310	13,850	64,460	78,310	5,087
2017	66,510	7,973	74,484	8,943	83,427	15,216	68,211	83,427	6,273
2018	60,434	7,023	67,457	10,526	77,984	10,767	67,217	77,984	241

1 Figures may not add due to rounding.

2 All other types of electricity generation includes steam, nuclear, combustion turbine, tidal, wind and solar.

3 Gigawatt-hour = one million kilowatt-hours.

Sources: Statistics Canada (Tables: 25-10-0001-01, 25-10-0015-01 and 25-10-0016-01 — accessed June 2019) and BC Stats.

2019 FINANCIAL AND ECONOMIC REVIEW — JULY 2019

APPENDIX 1 — ECONOMIC REVIEW SUPPLEMENTARY TABLES

Table A1.14 Components of British Columbia Population Change

	Net Migration			Natural Increase			Total	Total
	Inter-	Inter-					Population	Population
Year	provincial	national	Total	Births	Deaths	Total	Increase [1]	at July 1
1975	(2,864)	25,342	22,478	36,281	19,151	17,130	39,608	2,499,564
1976	(464)	16,288	15,824	35,848	18,788	17,060	32,884	2,533,899
1977	12,452	11,224	23,676	36,691	18,596	18,095	41,771	2,570,315
1978	20,106	7,699	27,805	37,231	19,058	18,173	45,978	2,615,162
1979	32,541	14,012	46,553	38,432	19,204	19,228	65,781	2,665,238
1980	38,773	23,522	62,295	40,104	19,371	20,733	83,028	2,745,861
1981	23,270	22,143	45,413	41,474	19,857	21,617	67,030	2,826,558
1982	(1,129)	14,175	13,046	42,747	20,707	22,040	35,086	2,876,513
1983	3,000	10,639	13,639	42,919	19,827	23,092	36,731	2,907,502
1984	3,867	8,674	12,541	43,911	20,686	23,225	35,766	2,947,181
1985	(3,430)	9,374	5,944	43,127	21,302	21,825	27,769	2,975,131
1986	(772)	12,290	11,518	41,967	21,213	20,754	32,272	3,003,621
1987	16,588	21,078	37,666	41,814	21,814	20,000	57,666	3,048,651
1988	25,829	28,704	54,533	42,930	22,546	20,384	74,917	3,114,761
1989	35,711	31,042	66,753	43,769	22,997	20,772	87,525	3,196,725
1990	40,088	28,585	68,673	45,617	23,577	22,040	90,713	3,292,111
1991	34,600	21,274	55,874	45,612	23,977	21,635	77,509	3,373,787
1992	39,578	29,477	69,055	46,156	24,615	21,541	90,596	3,468,802
1993	37,595	34,679	72,274	46,026	25,764	20,262	92,536	3,567,772
1994	34,449	42,667	77,116	46,998	25,939	21,059	98,175	3,676,075
1995	23,414	43,644	67,058	46,820	26,375	20,445	87,503	3,777,390
1996	17,798	47,617	65,415	46,138	27,538	18,600	84,015	3,874,317
1997	1,980	38,318	40,298	44,577	27,412	17,165	57,463	3,948,583
1998	(17,521)	24,380	6,859	43,072	27,978	15,094	21,953	3,983,113
1999	(12,413)	28,644	16,231	41,939	28,017	13,922	30,153	4,011,375
2000	(14,783)	29,266	14,483	40,672	27,461	13,211	27,694	4,039,230
2001	(7,028)	34,217	27,189	40,575	28,362	12,213	39,402	4,076,950
2002	(4,445)	28,575	24,130	40,065	28,884	11,181	35,311	4,100,564
2003	3,025	27,762	30,787	40,497	29,320	11,177	41,964	4,124,482
2004	7,785	28,015	35,800	40,490	29,924	10,566	46,366	4,155,651
2005	7,212	38,399	45,611	40,827	30,235	10,592	56,203	4,196,062
2006	12,799	34,670	47,469	41,729	30,688	11,041	58,510	4,241,794
2007	16,776	35,714	52,490	43,649	31,308	12,341	64,831	4,290,984
2008	10,849	49,678	60,527	44,276	32,097	12,179	72,706	4,349,336
2009	9,672	46,775	56,447	44,993	31,440	13,553	70,000	4,410,506
2010	6,212	32,717	38,929	43,826	31,324	12,502	51,431	4,465,546
2011	711	31,692	32,403	44,129	31,966	12,163	44,566	4,502,104
2012	(4,322)	34,895	30,573	44,008	32,524	11,484	42,057	4,566,769
2013	2,514	35,381	37,895	43,779	33,200	10,579	48,474	4,630,077
2014	15,859	32,178	48,037	44,376	33,791	10,585	58,622	4,707,103
2015	22,827	14,059	36,886	44,298	35,246	9,052	45,938	4,776,388
2016	23,586	35,516	59,102	45,268	36,627	8,641	67,743	4,859,250
2017	12,724	48,610	61,334	44,517	38,297	6,220	67,554	4,922,152
2018	3,902	57,126	61,028	43,535	38,167	5,368	66,396	4,991,687

1  Components may not add to totals due to the revision of population statistics based on information collected during subsequent census years.  The revisions are not distributed back to relevant components due to insufficient data.

Sources: Statistics Canada (Tables: 17-10-0020-01, 17-10-0040-01 and 17-10-0059-01 — accessed June 2019) and BC Stats.

2019 FINANCIAL AND ECONOMIC REVIEW — JULY 2019

APPENDIX 2
FINANCIAL REVIEW
SUPPLEMENTARY TABLES

2019 FINANCIAL AND ECONOMIC REVIEW — JULY 2019

APPENDIX 2 — FINANCIAL REVIEW SUPPLEMENTARY TABLES

Table A2.1 Operating Statement — 2007/08 to 2018/19 1

($ millions)	Actual 2007/08	Actual 2008/09	Actual 2009/10	Actual 2010/11	Actual 2011/12	Actual 2012/13	Actual 2013/14	Actual 2014/15	Actual 2015/16	Actual 2016/17	Actual 2017/18	Actual 2018/19	Average annual change
													(per cent)
Revenue	40,023	38,720	37,978	40,680	41,805	42,057	43,715	46,099	47,601	51,449	52,020	57,128	3.3
Expense	(37,277)	(38,647)	(39,790)	(40,926)	(43,646)	(43,204)	(43,401)	(44,439)	(46,791)	(48,683)	(51,706)	(55,593)	3.7
Surplus/(deficit)	2,746	73	(1,812)	(246)	(1,841)	(1,147)	314	1,660	810	2,766	314	1,535
Accumulated surplus (deficit) beginning of year, excluding other comprehensive income	3,313	6,059	6,132	4,320	4,074	2,233	1,086	1,400	3,060	3,870	6,636	6,950
Accumulated surplus (deficit) end of year, before other comprehensive income	6,059	6,132	4,320	4,074	2,233	1,086	1,400	3,060	3,870	6,636	6,950	8,485
Accumulated other comprehensive income of commercial Crown corporations	412	(25)	456	360	73	154	481	206	(441)	(205)	(169)	97
Accumulated surplus (deficit), end of year	6,471	6,107	4,776	4,434	2,306	1,240	1,881	3,266	3,429	6,431	6,781	8,582
Per cent of Nominal GDP: [2]
Surplus (deficit)	1.4	0.0	-0.9	-0.1	-0.8	-0.5	0.1	0.7	0.3	1.0	0.1	0.5
Per cent of revenue:
Surplus (deficit)	6.9	0.2	-4.8	-0.6	-4.4	-2.7	0.7	3.6	1.7	5.4	0.6	2.7
Per capita ($): [3]
Surplus (deficit)	640	17	(411)	(55)	(409)	(251)	68	353	170	569	64	308

1 Figures have been restated to reflect government accounting policies in effect at March 31, 2019.

2 Revenue and expense as a per cent of GDP is calculated using GDP for the calendar year ending in the fiscal year (e.g. 2018/19 amounts divided by GDP for the 2018 calendar year). As nominal GDP for the calendar year ending 2018 is not available, the 2018 GDP projected in the February 2019 budget has been used for the fiscal year ended March 31, 2019 for demonstration purposes.

3 Per capita revenue and expense is calculated using July 1 population (e.g. 2018/19 amounts divided by population on July 1, 2018).

2019 FINANCIAL AND ECONOMIC REVIEW – JULY 2019

APPENDIX 2 — FINANCIAL REVIEW SUPPLEMENT TABLES

Table A2.2 Statement of Financial Position — 2007/08 to 2018/19 1

($ millions)	Actual 2007/08	Actual 2008/09	Actual 2009/10	Actual 2010/11	Actual 2011/12	Actual 2012/13	Actual 2013/14	Actual 2014/15	Actual 2015/16	Actual 2016/17	Actual 2017/18	Actual 2018/19	Average annual change
Financial assets:													(per cent)
Cash and temporary investments	5,954	5,185	2,911	3,060	3,235	3,173	2,801	3,675	3,892	4,232	3,440	3,029	-6.0
Other financial assets	6,862	5,875	7,171	7,990	7,938	8,186	9,334	9,115	9,636	10,143	11,650	12,524	5.6
Sinking funds	2,649	2,134	1,329	1,410	1,491	1,778	835	977	1,580	1,087	1,348	752	-10.8
Investments in commercial Crown corporations:
Retained earnings	5,329	5,952	7,458	7,092	6,998	7,541	7,839	8,254	7,514	7,494	6,111	5,717	0.6
Recoverable capital loans	7,857	9,280	11,596	13,142	15,167	17,208	19,255	20,624	22,041	23,809	20,534	22,547	10.1
	13,186	15,232	19,054	20,234	22,165	24,749	27,094	28,878	29,555	31,303	26,645	28,264	7.2
Warehouse borrowing program assets	—	2,081	—	—	—	—	—	—	—	—	—	—	n/a
	28,651	30,507	30,465	32,694	34,829	37,886	40,064	42,645	44,663	46,765	43,083	44,569	4.1
Liabilities:
Accounts payable & accrued liabilities	8,353	7,695	7,286	7,919	9,119	9,149	8,298	8,312	8,486	8,898	9,618	10,435	2.0
Deferred revenue	7,385	9,397	9,966	10,713	10,413	9,828	9,661	9,771	9,743	9,525	9,928	10,404	3.2
Debt:
Taxpayer-supported debt	26,549	26,402	29,968	31,821	34,659	38,182	41,068	41,880	42,719	41,499	43,607	42,681	4.4
Self-supported debt	8,088	11,612	11,917	13,333	15,534	17,634	19,625	21,040	22,532	24,338	21,312	23,281	10.1
Total provincial debt	34,637	38,014	41,885	45,154	50,193	55,816	60,693	62,920	65,251	65,837	64,919	65,962	6.0
Add: debt offset by sinking funds	2,649	2,134	1,329	1,410	1,491	1,778	835	977	1,580	1,087	1,348	752	-10.8
Less: guarantees and non-guaranteed debt	(492)	(496)	(546)	(455)	(730)	(755)	(726)	(739)	(820)	(835)	(896)	(850)	5.1
Financial statement debt	36,794	39,652	42,668	46,109	50,954	56,839	60,802	63,158	66,011	66,089	65,371	65,864	5.4
	52,532	56,744	59,920	64,741	70,486	75,816	78,761	81,241	84,240	84,512	84,917	86,703	4.7
Net liabilities	(23,881)	(26,237)	(29,455)	(32,047)	(35,657)	(37,930)	(38,697)	(38,596)	(39,577)	(37,747)	(41,834)	(42,134)	5.3
Capital and other assets:
Tangible capital assets	28,652	30,539	32,219	34,278	35,692	36,762	37,778	39,028	40,282	41,303	45,837	47,830	4.8
Restricted assets	1,130	1,178	1,241	1,312	1,377	1,442	1,493	1,553	1,631	1,695	1,768	1,834	4.5
Other assets	570	627	771	891	894	966	1,307	1,281	1,093	1,180	1,010	1,052	5.7
	30,352	32,344	34,231	36,481	37,963	39,170	40,578	41,862	43,006	44,178	48,615	50,716	4.8
Accumulated surplus (deficit)	6,471	6,107	4,776	4,434	2,306	1,240	1,881	3,266	3,429	6,431	6,781	8,582	2.6
Per cent of Nominal GDP: [2]
Net liabilities	12.0	12.8	15.0	15.6	16.4	17.1	16.9	15.9	15.9	14.3	14.8	14.3	1.6
Capital and other assets	15.3	15.8	17.4	17.8	17.5	17.7	17.7	17.3	17.3	16.7	17.2	17.2	1.1
Growth rates:
Net liabilities	-2.5	9.9	12.3	8.8	11.3	6.4	2.0	-0.3	2.5	-4.6	10.8	0.7	4.8
Capital and other assets	7.3	6.6	5.8	6.6	4.1	3.2	3.6	3.2	2.7	2.7	10.0	4.3	5.0
Per capita: [3]
Net liabilities	5,565	6,032	6,678	7,177	7,920	8,306	8,358	8,200	8,286	7,768	8,499	8,441	3.9
Capital and other assets	7,073	7,437	7,761	8,169	8,432	8,577	8,764	8,893	9,004	9,092	9,877	10,160	3.3

1    Figures have been restated to reflect government accounting policies in effect at March 31, 2019.

2     Net liabilities as a per cent of GDP is calculated using GDP for the calendar year ending in the fiscal year (e.g. 2018/19 amount divided by GDP for the 2018 calendar year). As nominal GDP for the calendar year ending 2018 is not available, the 2018 GDP projected in the February 2019 budget has been used for the fiscal year ended March 31, 2019 for demonstration purposes.

3     Per capita net liabilities is calculated using July 1 population (e.g. 2018/19 amount divided by population on July 1, 2018).

2019 FINANCIAL AND ECONOMIC REVIEW — JULY 2019

APPENDIX 2 — FINANCIAL REVIEW SUPPLEMENTARY TABLES

Table A2.3   Changes in Financial Position — 2007/08 to 2018/19

($ millions)	Actual 2007/08	Actual 2008/09	Actual 2009/10	Actual 2010/11	Actual 2011/12	Actual 2012/13	Actual 2013/14	Actual 2014/15	Actual 2015/16	Actual 2016/17	Actual 2017/18	Actual 2018/19	12-Year Total
(Surplus) deficit for the year	(2,746)	(73)	1,812	246	1,841	1,147	(314)	(1,660)	(810)	(2,766)	(314)	(1,535)	(5,172)
Comprehensive income (increase) decrease	82	437	(481)	96	287	(81)	(327)	275	647	(236)	(36)	(266)	397
Change in accumulated (surplus) deficit	(2,664)	364	1,331	342	2,128	1,066	(641)	(1,385)	(163)	(3,002)	(350)	(1,801)	(4,775)
Capital and other asset changes:
Taxpayer-supported capital investments	3,664	3,743	3,719	4,110	3,565	3,279	3,151	3,407	3,459	3,659	3,908	4,452	44,116
Less: amortization and other accounting changes	(1,728)	(1,856)	(2,039)	(2,051)	(2,151)	(2,209)	(2,135)	(2,157)	(2,205)	(2,638)	626	(2,459)	(23,002)
Increase in net capital assets	1,936	1,887	1,680	2,059	1,414	1,070	1,016	1,250	1,254	1,021	4,534	1,993	21,114
Increase (decrease) in restricted assets	168	48	63	71	65	65	51	60	78	64	73	66	872
Increase (decrease) in other assets	(40)	57	144	120	3	72	341	(26)	(188)	87	(170)	42	442
	2,064	1,992	1,887	2,250	1,482	1,207	1,408	1,284	1,144	1,172	4,437	2,101	22,428
Increase (decrease) in net liabilities	(600)	2,356	3,218	2,592	3,610	2,273	767	(101)	981	(1,830)	4,087	300	17,653
Investment and working capital changes:
Increase (reduction) in cash and temporary investments	2,502	(769)	(2,274)	149	175	(62)	(372)	874	217	340	(792)	(411)	(423)
Increase (decrease) in warehouse borrowing investments	—	2,081	(2,081)	—	—	—	—	—	—	—	—	—	—
Investment in commercial Crown corporations:
Increase (decrease) in retained earnings	668	623	1,506	(366)	(94)	543	298	415	(740)	(20)	(1,383)	(394)	1,056
Self-supported capital investments	1,299	1,810	3,362	2,470	2,744	2,765	2,519	2,488	2,573	2,725	2,729	4,106	31,590
Less: loan repayments and other accounting changes	(756)	(387)	(1,046)	(924)	(719)	(724)	(472)	(1,119)	(1,156)	(957)	(6,004)	(2,093)	(16,357)
	1,211	2,046	3,822	1,180	1,931	2,584	2,345	1,784	677	1,748	(4,658)	1,619	16,289
Other working capital changes	(3,109)	(2,856)	331	(480)	(871)	1,090	1,223	(201)	978	(180)	645	(1,015)	(4,445)
	604	502	(202)	849	1,235	3,612	3,196	2,457	1,872	1,908	(4,805)	193	11,421
Increase (decrease) in financial statement debt	4	2,858	3,016	3,441	4,845	5,885	3,963	2,356	2,853	78	(718)	493	29,074
(Increase) decrease in sinking fund debt	1,149	515	805	(81)	(81)	(287)	943	(142)	(603)	493	(261)	596	3,046
Increase (decrease) in guarantees	2	(16)	(20)	39	99	(34)	27	(33)	6	(23)	(188)	(2)	(143)
Increase (decrease) in non-guaranteed debt	43	20	70	(130)	176	59	(56)	46	75	38	249	(44)	546
Increase (decrease) in total provincial debt	1,198	3,377	3,871	3,269	5,039	5,623	4,877	2,227	2,331	586	(918)	1,043	32,523
Represented by increase (decrease) in:
Taxpayer-supported debt	612	(147)	3,566	1,853	2,838	3,523	2,886	812	839	(1,220)	2,108	(926)	16,744
Self-supported debt	586	3,524	305	1,416	2,201	2,100	1,991	1,415	1,492	1,806	(3,026)	1,969	15,779
Total provincial debt	1,198	3,377	3,871	3,269	5,039	5,623	4,877	2,227	2,331	586	(918)	1,043	32,523

2019 FINANCIAL AND ECONOMIC REVIEW — JULY 2019

APPENDIX 2 — FINANCIAL REVIEW SUPPLEMENTARY TABLES

Table A2.4 Revenue by Source — 2007/08 to 2018/191

($ millions)	Actual 2007/08	Actual 2008/09	Actual 2009/10	Actual 2010/11	Actual 2011/12	Actual 2012/13	Actual 2013/14	Actual 2014/15	Actual 2015/16	Actual 2016/17	Actual 2017/18	Actual 2018/19	Average annual change
													(per cent)
Taxation revenue:
Personal income	7,074	6,309	5,769	5,805	6,427	6,977	6,862	8,076	8,380	9,704	8,923	11,364	4.4
Corporate income	2,477	2,294	1,625	2,026	2,002	2,204	2,427	2,635	2,787	3,003	4,165	5,180	6.9
Employer health	—	—	—	—	—	—	—	—	—	—	—	464	n/a
Harmonized sales	—	—	—	4,176	5,779	5,950	(226)	(91)	(55)	6	13	7	n/a
Other sales [2]	5,248	5,137	4,945	1,438	151	118	5,529	5,853	6,045	6,600	7,118	7,362	3.1
Fuel	935	891	884	940	928	890	917	932	973	969	1,010	1,015	0.7
Carbon	—	306	541	741	959	1,120	1,222	1,198	1,190	1,220	1,255	1,465	n/a
Tobacco	693	709	683	735	636	614	724	752	734	737	727	781	1.1
Property	1,797	1,850	1,887	1,920	1,913	1,985	2,080	2,154	2,219	2,279	2,367	2,617	3.5
Property transfer	1,068	715	887	855	944	758	937	1,065	1,533	2,026	2,141	1,826	5.0
Corporation capital	117	108	95	(3)	(5)	1	—	(1)	—	—	—	—	n/a
Insurance premium	373	389	389	399	411	433	458	483	520	549	602	633	4.9
	19,782	18,708	17,705	19,032	20,145	21,050	20,930	23,056	24,326	27,093	28,321	32,714	4.7
Natural resource revenue:
Natural gas royalties	1,132	1,314	406	313	339	169	445	493	139	152	161	199	-15.8
Crown land tenures	569	814	867	923	928	868	859	834	765	633	276	279	-9.3
Columbia River Treaty	246	231	168	136	110	89	170	130	116	111	111	202	-12
Other energy and minerals	367	479	421	514	529	306	269	267	226	403	619	557	1.4
Forests	1,087	557	387	436	482	562	719	754	865	913	1,065	1,406	8.8
Other resources	341	413	398	406	424	479	493	459	460	499	463	465	1.1
	3,742	3,808	2,647	2,728	2,812	2,473	2,955	2,937	2,571	2,711	2,695	3,108	-1.8
Other revenue:
Medical Services Plan premiums	1,557	1,595	1,666	1,787	1,919	2,047	2,158	2,254	2,434	2,558	2,266	1,360	-1.4
Post-secondary education fees	979	1,036	1,123	1,235	1,291	1,345	1,445	1,544	1,666	1,828	2,034	2,275	7.4
Other healthcare related fees	248	257	267	308	324	327	333	358	374	404	429	441	5.0
Motor vehicle licences and permits	445	450	449	467	479	489	504	499	521	529	557	568	2.1
Other fees and licences	750	670	616	643	722	699	770	770	841	894	963	949	3.2
Investment earnings	1,133	818	930	843	1,022	1,189	1,203	1,171	1,213	1,232	1,101	1,243	3.9
Sales of goods and services	637	694	728	759	930	942	946	967	1,011	1,131	1,133	1,164	4.8
Miscellaneous	1,813	1,809	1,887	1,929	1,746	1,673	2,256	1,893	2,287	2,377	2,410	2,249	2.0
	7,562	7,329	7,666	7,971	8,433	8,711	9,615	9,456	10,347	10,953	10,893	10,249	3.1
Contributions from the federal government:
Canada Health Transfer	3,294	3,343	3,450	3,689	3,858	3,887	4,280	4,186	4,454	4,744	4,994	5,182	4.1
Canada Social Transfer	1,320	1,400	1,433	1,487	1,526	1,555	1,589	1,641	1,695	1,751	1,854	1,908	2.9
Harmonized sales tax transition payments	—	—	250	769	580	—	—	—	—	—	—	—	n/a
Other cost shared agreements	1,328	1,252	1,794	2,064	1,760	1,605	1,645	1,452	1,498	1,672	2,207	1,962	42
	5,942	5,995	6,927	8,009	7,724	7,047	7,514	7,279	7,647	8,167	9,055	9,052	3.8
Commercial Crown corporation net income:
BC Hydro [3]	369	365	447	591	558	509	549	581	655	684	683	(428)	-201.5
Liquor Distribution Branch	858	891	877	891	909	930	877	935	1,031	1,083	1,119	1,104	2.0
BC Lotteries (net of payments to federal gov’t)	1,080	1,082	1,070	1,097	1,102	1,116	1,165	1,245	1,304	1,329	1,391	1,405	2.4
BC Railway Company	13	36	2	15	14	6	13	5	6	7	53	8	-12.8
ICBC	633	512	601	315	84	231	136	657	(293)	(612)	(1,327)	(1,153)	-207.7
Transportation Investment Corp.	—	(47)	(4)	(7)	(17)	(60)	(88)	(89)	(80)	(81)	(29)	—	n/a
Other	42	41	40	38	41	44	49	37	87	115	116	119	102
Accounting adjustments [3]	—	—	—	—	—	—	—	—	—	—	(950)	950	n/a
	2,995	2,880	3,033	2,940	2,691	2,776	2,701	3,371	2,710	2,525	1,056	2,005	-3.2
Total revenue	40,023	38,720	37,978	40,680	41,805	42,057	43,715	46,099	47,601	51,449	52,020	57,128	3.6

1     Figures have been restated to reflect government accounting policies in effect at March 31, 2019.

2     Includes social service tax, hotel room tax, provincial sales tax, tax on designated properties and housing transition tax.

3     BC Hydro’s loss for 2018/19 includes a write-off of a regulatory account. At the summary level, the Province recognized a $950 million adjustment in fiscal 2017/18 with respect to BC Hydro’s deferred regulatory accounts.

2019 FINANCIAL AND ECONOMIC REVIEW — JULY 2019

APPENDIX 2 — FINANCIAL REVIEW SUPPLEMENTARY TABLES

Table A2.5 Revenue by Source Supplementary Information — 2007/08 to 2018/19

													Average
	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	annual
	2007/08	2008/09	2009/10	2010/11	2011/12	2012/13	2013/14	2014/15	2015/16	2016/17	2017/18	2018/19	change
													(per cent)
Per cent of Nominal GDP: [1]
Taxation	10.0	9.2	9.0	9.3	9.3	9.5	9.1	9.5	9.8	10.3	10.0	11.1	1.8
Natural resources	1.9	1.9	1.3	1.3	1.3	1.1	1.3	1.2	1.0	1.0	1.0	1.1	-5.1
Other	3.8	3.6	3.9	3.9	3.9	3.9	4.2	3.9	42	4.1	3.9	3.5	-0.3
Contributions from the federal government	3.0	2.9	3.5	3.9	3.6	3.2	3.3	3.0	3.1	3.1	3.2	3.1	0.4
Commercial Crown corporation net income	1.5	1.4	1.5	1.4	12	1.3	1.2	1.4	1.1	1.0	0.4	0.7	-6.4
Total revenue	20.2	18.9	19.4	19.8	19.3	19.0	19.1	19.0	19.1	19.5	18.4	19.3	0.2

Growth rates (per cent):
Taxation	7.8	-5.4	-5.4	7.5	5.8	4.5	-0.6	10.2	5.5	11.4	4.5	15.5	n/a
Natural resources	-5.1	1.8	-30.5	3.1	3.1	-12.1	19.5	-0.6	-12.5	5.4	-0.6	15.3	n/a
Other	3.8	-3.1	4.6	4.0	5.8	3.3	10.4	-1.7	9.4	5.9	-0.5	-5.9	n/a
Contributions from the federal government	-7.1	0.9	15.5	15.6	-3.6	-8.8	6.6	-3.1	5.1	6.8	10.9	0.0	n/a
Commercial Crown corporation net income	10.8	-3.8	5.3	-3.1	-8.5	3.2	-2.7	24.8	-19.6	-6.8	-582	89.9	n/a
Total revenue	3.5	-3.3	-1.9	7.1	2.8	0.6	3.9	5.5	3.3	8.1	1.1	9.8	n/a

Per capita (5): [2]
Taxation	4,610	4,301	4,014	4,262	4,475	4,609	4,520	4,898	5,093	5,576	5,754	6,554	3.9
Natural resources	872	876	600	611	625	542	638	624	538	558	548	623	-3.1
Other	1,762	1,685	1,738	1,785	1,873	1,907	2,077	2,009	2,166	2,254	2,213	2,053	1.8
Contributions from the federal government	1,385	1,378	1,571	1,794	1,716	1,543	1,623	1,546	1,601	1,681	1,840	1,813	2.5
Commercial Crown corporation net income	698	662	688	658	598	608	583	716	567	520	215	402	-4.4
Total revenue	9,327	8,903	8,611	9,110	9,286	9,209	9,442	9,793	9,966	10,588	10,569	11,445	2.3

Real Per Capita Revenue (2018 $) [3]	10,887	10,179	9,845	10,278	10,234	10,038	10,300	10,576	10,646	11,107	10,856	11,445	1.1
Growth rate (per cent)	3.2	-6.5	-3.3	4.4	-0.4	-1.9	2.6	2.7	0.7	4.3	-2.3	5.4	n/a

1     Revenue as a per cent of GDP is calculated using GDP for the calendar year ending in the fiscal year (e.g. 2018/19 revenue divided by GDP for the 2018 calendar year). As nominal GDP for the calendar year ending 2018 is not available, the 2018 GDP projected in the February 2019 budget has been used for the fiscal year ended March 31, 2019 for demonstration purposes. Totals may not add due to rounding.

2     Per capita revenue is calculated using July 1 population (e.g. 2018/19 revenue divided by population on July 1, 2018). Totals may not add due to rounding.

3     Revenue is converted to real (inflation-adjusted) terms using the consumer price index (CPI) for the corresponding calendar year (e.g. 2018 CPI for 2018/19 revenue).

2019 FINANCIAL AND ECONOMIC REVIEW — JULY 2019

APPENDIX 2 — FINANCIAL REVIEW SUPPLEMENTARY TABLES

Table A2.6 Expense by Function — 2007/08 to 2018/191

													Average
	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	annual
($ millions)	2007/08	2008/09	2009/10	2010/11	2011/12	2012/13	2013/14	2014/15	2015/16	2016/17	2017/18	2018/19	change
													(per cent)
Function:
Health:
Medical Services Plan	3,168	3,282	3,407	3,641	3,873	3,906	4,114	4,136	4,345	4,573	4,623	4,861	4.0
Pharmacare	955	1,010	1,053	1,129	1,147	1,122	1,130	1,120	1,335	1,284	1,400	1,494	4.2
Regional services	9,321	10,030	10,273	10,597	11,255	11,784	11,960	12,410	12,811	13,079	14,094	14,996	4.4
Other healthcare expenses	667	601	597	625	642	690	658	704	712	753	810	800	1.7
	14,111	14,923	15,330	15,992	16,917	17,502	17,862	18,370	19,203	19,689	20,927	22,151	4.2

Education:
Elementary and secondary	5,521	5,740	5,778	5,802	5,885	6,002	6,133	6,064	6,303	6,422	6,917	7,253	2.5
Post-secondary	4,307	4,573	4,732	4,859	4,907	5,103	5,284	5,349	5,502	5,672	5,998	6,390	3.7
Other education expenses	152	158	528	504	436	423	410	414	407	374	176	442	10.2
	9,980	10,471	11,038	11,165	11,228	11,528	11,827	11,827	12,212	12,468	13,091	14,085	3.2

Social services:
Social assistance	1,255	1,339	1,454	1,506	1,550	1,552	1,572	1,589	1,641	1,692	1,988	2,202	5.2
Child welfare	925	1,073	1,077	1,118	1,112	1,098	1,097	1,129	1,301	1,358	1,507	1,652	5.4
Low income tax credit transfers	85	188	216	408	509	534	279	248	247	244	239	414	15.5
Community living and other services	756	723	729	754	769	806	857	881	917	949	1,003	1,075	3.3
	3,021	3,323	3,476	3,786	3,940	3,990	3,805	3,847	4,106	4,243	4,737	5,343	5.3
Protection of persons and property	1,429	1,429	1,380	1,448	1,512	1,539	1,520	1,451	1,572	1,655	1,930	2,004	3.1
Transportation	1,378	1,401	1,453	1,580	1,545	1,555	1,580	1,608	1,670	1,784	1,931	2,021	3.5
Natural resources & economic development	2,073	1,886	2,159	2,349	1,873	2,092	1,755	2,191	2,477	2,465	3,374	3,825	5.7
Other	1,386	1,649	1,382	1,208	1,414	1,346	1,184	1,288	1,264	2,260	1,553	1,810	2.5
General government	1,218	1,425	1,375	1,146	1,235	1,262	1,386	1,359	1,501	1,532	1,540	1,670	2.9
Debt servicing	2,237	2,158	2,197	2,252	2,383	2,390	2,482	2,498	2,786	2,587	2,623	2,684	1.7
Operating expense	36,833	38,665	39,790	40,926	42,047	43,204	43,401	44,439	46,791	48,683	51,706	55,593	3.8
Unusual items:
Negotiating Framework incentive payments	4	2	—	—	—	—	—	—	—	—	—	—	n/a
Climate Action Dividend	440	(20)	—	—	—	—	—	—	—	—	—	—	n/a
HST transition funding repayment	—	—	—	—	1,599	—	—	—	—	—	—	—	n/a
Total expense	37,277	38,647	39,790	40,926	43,646	43,204	43,401	44,439	46,791	48,683	51,706	55,593	3.7
Per cent of operating expense:
Health	38.3	38.6	38.5	39.1	40.2	40.5	41.2	41.3	41.0	404	40.5	39.8	0.4
Education	27.1	27.1	27.7	27.3	26.7	26.7	27.3	26.6	26.1	25.6	25.3	25.3	-0.6
Social services and housing	8.2	8.6	8.7	9.3	9.4	9.2	8.8	8.7	8.8	8.7	9.2	9.6	1.5
Protection of persons and property	3.9	3.7	3.5	3.5	3.6	3.6	3.5	3.3	3.4	3.4	3.7	3.6	-0.7
Transportation	3.7	3.6	3.7	3.9	3.7	3.6	3.6	3.6	3.6	3.7	3.7	3.6	-0.3
Natural resources & economic development	5.6	4.9	5.4	5.7	4.5	4.8	4.0	4.9	5.3	5.1	6.5	6.9	1.8
Other	3.8	4.3	3.5	3.0	3.4	3.1	2.7	2.9	2.7	4.6	3.0	3.3	-1.3
General government	3.3	3.7	3.5	2.8	2.9	2.9	3.2	3.1	3.2	3.1	3.0	3.0	-0.9
Debt servicing	6.1	5.6	5.5	5.5	5.7	5.5	5.7	5.6	6.0	5.3	5.1	4.8	-2.1
	100.0	100.0	100.0	100.0	100.0	100.0	100.0	100.0	100.0	100.0	100.0	100.0

1 Figures have been restated to reflect government accounting policies in effect at March 31, 2019.

2019 FINANCIAL AND ECONOMIC REVIEW — JULY 2019

APPENDIX 2 — FINANCIAL REVIEW SUPPLEMENTARY TABLES

Table A2.7 Expense by Function Supplementary Information — 2007/08 to 2018/191

	Actual 2007/08	Actual 2008/09	Actual 2009/10	Actual 2010/11	Actual 2011/12	Actual 2012/13	Actual 2013/14	Actual 2014/15	Actual 2015/16	Actual 2016/17	Actual 2017/18	Actual 2018/19	Average annual change
													(per cent)
Per cent of nominal GDP: [2]
Health	7.1	7.3	7.8	7.8	7.8	7.9	7.8	7.6	7.7	7.5	7.4	7.5	0.5
Education	5.0	5.1	5.6	5.4	5.2	5.2	5.2	4.9	4.9	4.7	4.6	4.8	-0.5
Social services	1.5	1.6	1.8	1.8	1.8	1.8	1.7	1.6	1.6	1.6	1.7	1.8	1.6
Protection of persons and property	0.7	0.7	0.7	0.7	0.7	0.7	0.7	0.6	0.6	0.6	0.7	0.7	-0.5
Transportation	0.7	0.7	0.7	0.8	0.7	0.7	0.7	0.7	0.7	0.7	0.7	0.7	-0.1
Natural resources & economic development	1.0	0.9	1.1	1.1	0.9	0.9	0.8	0.9	1.0	0.9	1.2	1.3	2.0
Other	0.7	0.8	0.7	0.6	0.7	0.6	0.5	0.5	0.5	0.9	0.6	0.6	-1.2
General government	0.6	0.7	0.7	0.6	0.6	0.6	0.6	0.6	0.6	0.6	0.5	0.6	-0.8
Debt servicing	1.1	1.1	1.1	1.1	1.1	1.1	1.1	1.0	1.1	1.0	0.9	0.9	-1.9
Operating expense	18.6	18.9	20.3	20.0	19.4	19.5	19.0	18.4	18.8	18.4	18.3	18.8	0.1
Growth rates (per cent):
Health	7.7	5.8	2.7	4.3	5.8	3.5	2.1	2.8	4.5	2.5	6.3	5.8	n/a
Education	5.2	4.9	5.4	1.2	0.6	2.7	2.6	0.0	3.3	2.1	5.0	7.6	n/a
Social services	4.8	10.0	4.6	8.9	4.1	1.3	-4.6	1.1	6.7	3.3	11.6	12.8	n/a
Protection of persons and property	20.7	0.0	-3.4	4.9	4.4	1.8	-1.2	-4.5	8.3	5.3	16.6	3.8	n/a
Transportation	10.2	1.7	3.7	8.7	-2.2	0.6	1.6	1.8	3.9	6.8	8.2	4.7	n/a
Natural resources & economic development	16.3	-9.0	14.5	8.8	-20.3	11.7	-16.1	24.8	13.1	-0.5	36.9	13.4	n/a
Other	12.5	19.0	-16.2	-12.6	17.1	-4.8	-12.0	8.8	-1.9	78.8	-31.3	16.5	n/a
General government	-2.7	17.0	-3.5	-16.7	7.8	2.2	9.8	-1.9	10.4	2.1	0.5	8.4	n/a
Debt servicing	-1.5	-3.5	1.8	2.5	5.8	0.3	3.8	0.6	11.5	-7.1	1.4	2.3	n/a
Operating expense	7.0	5.0	2.9	2.9	2.7	2.8	0.5	2.4	5.3	4.0	6.2	7.5	n/a
Per capita ($):[3]
Health	3,289	3,431	3,476	3,581	3,758	3,832	3,858	3,903	4,020	4,052	4,252	4,438	2.8
Education	2,326	2,407	2503	2,500	2,494	2,524	2,554	2,513	2,557	2,566	2,660	2,822	1.8
Social services	704	764	788	848	875	874	822	817	860	873	962	1,070	3.9
Protection of persons and property	333	329	313	324	336	337	328	308	329	341	392	401	1.7
Transportation	321	322	329	354	343	341	341	342	350	367	392	405	2.1
Natural resources & economic development	483	434	490	526	416	458	379	465	519	507	685	766	4.3
Other	323	379	313	271	314	295	256	274	265	465	316	363	1.1
General government	284	328	312	257	274	276	299	289	314	315	313	335	1.5
Debt servicing	521	496	498	504	529	523	536	531	583	532	533	538	0.3
Operating expense	8,584	8,890	9,022	9,165	9,339	9,460	9,373	9,442	9,797	10,018	10,505	11,138	2.4
Real Per Capita Operating Expense (2018 $) [4]	10,020	10,164	10,315	10,341	10,293	10,312	10,226	10,195	10,465	10,510	10,790	11,137	1.0
Growth rate (per cent)	6.7	1.4	1.5	0.2	-0.5	0.2	-0.8	-0.3	2.6	0.4	2.7	3.2	-6.5

1 Numbers may not add due to rounding.

2 Expense as a per cent of GDP is calculated using nominal GDP for the calendar year ending in the fiscal year (e.g. 2018/19 expense divided by nominal GDP for the 2018 calendar year).

3 Per capita expense is calculated using July 1 population (e.g. 2018/19 expense divided by population on July 1, 2018).

4 Expense is converted to real (inflation-adjusted) terms using the consumer price index (CPI) for the corresponding calendar year (e.g. 2018 CPI for 2018/19 expense).

2019 FINANCIAL AND ECONOMIC REVIEW — JULY 2019

APPENDIX 2 — FINANCIAL REVIEW SUPPLEMENTARY TABLES

Table A2.8 Full-Time Equivalents (FTEs) — 2007/08 to 2018/19

	Actual 2007/08	Actual 2008/09	Actual 2009/10	Actual 2010/11	Actual 2011/12	Actual 2012/13	Actual 2013/14	Actual 2014/15	Actual 2015/16	Actual 2016/17	Actual 2017/18	Actual 2018/19	Average annual change
													(per cent)
Taxpayer-supported programs and agencies:
Ministries and special offices (CRF)	30,224	31,874	31,353	30,221	27,228	27,326	26,526	26,679	27,192	27,940	29,291	30,891	0.2
Service delivery agencies [1]	4,128	4,403	4,508	4,295	4,346	4,508	4,640	4,798	4,803	4,850	5,076	5,258	2.2
Total FTEs	34,352	36,277	35,861	34,516	31,574	31,834	31,166	31,477	31,995	32,790	34,367	36,149	0.5
Growth rates:
Ministries and special offices (CRF)	5.5	5.5	-1.6	-3.6	-9.9	0.4	-2.9	0.6	1.9	2.8	4.8	5.5	0.7
Service delivery agencies	5.4	6.7	2.4	-4.7	1.2	3.7	2.9	3.4	0.1	1.0	4.7	3.6	2.5
Population per FTE: [2]
Total FTEs	124.9	119.9	123.0	129.4	142.6	143.5	148.6	149.5	149.3	148.2	143.2	138.1	0.9

1     Service delivery agency FTE amounts do not include SUCH sector staff employment.

2     Population per FTE is calculated using July 1 population (e.g. population on July 1, 2018 divided by 2018/19 FTEs).

2019 FINANCIAL AND ECONOMIC REVIEW — JULY 2019

APPENDIX 2 — FINANCIAL REVIEW SUPPLEMENTARY TABLES

Table A2.9 Capital Spending — 2007/08 to 2018/19

($ millions)	Actual 2007/08	Actual 2008/09	Actual 2009/10	Actual 2010/11	Actual 2011/12	Actual 2012/13	Actual 2013/14	Actual 2014/15	Actual 2015/16	Actual 2016/17	Actual 2017/18	Actual 2018/19	Average annual change
													(per cent)
Taxpayer-supported:
Education
Schools (K-12)	380	413	449	433	560	509	466	420	430	474	578	626	4.6
Post-secondary	779	630	669	924	655	591	507	718	746	792	968	1,024	2.5
Health	881	892	927	916	732	742	690	900	923	1,004	890	904	0.2
BC Transportation Financing Authority	884	881	918	1,080	921	1,005	1,017	822	867	823	717	853	-0.3
BC Transit	37	77	150	39	37	48	80	83	51	41	115	85	7.9
Vancouver Convention Centre expansion	251	242	41	10	1	—	—	—	—	—	—	—	n/a
BC Place redevelopment	—	45	75	197	194	6	—	—	—	—	—	—	n/a
Government operating (ministries)	335	430	306	261	245	267	298	326	290	301	430	421	2.1
Housing	97	106	137	230	196	92	65	107	127	184	169	483	15.7
Other	20	27	47	20	24	19	28	31	25	40	41	56	9.8
	3,664	3,743	3,719	4,110	3,565	3,279	3,151	3,407	3,459	3,659	3,908	4,452	1.8
Self-supported:
BC Hydro	1,076	1,397	2,406	1,519	1,703	1,929	2,036	2,169	2,306	2,444	2,473	3,826	12.2
BC Transmission Corporation	70	19	12	—	—	—	—	—	—	—	—	—	n/a
Columbia River power projects	29	32	16	67	108	94	52	28	15	2	1	2	-21.6
Transportation Invest. Corp.	—	215	778	730	734	540	202	76	25	38	4	—	n/a
BC Railway Company	20	10	14	6	9	10	8	5	23	4	11	33	4.7
ICBC	23	22	22	48	92	73	82	88	90	62	54	66	10.1
BC Lottery Corporation	60	97	92	81	74	97	100	69	68	86	82	75	2.0
Liquor Distribution Branch	18	17	19	18	19	10	13	25	23	27	48	60	11.6
Other	3	1	3	1	5	12	26	28	23	62	56	44	27.7
	1,299	1,810	3,362	2,470	2,744	2,765	2,519	2,488	2,573	2,725	2,729	4,106	11.0
Total capital spending	4,963	5,553	7,081	6,580	6,309	6,044	5,670	5,895	6,032	6,384	6,637	8,558	5.1
Per cent of Nominal GDP:[1]
Taxpayer-supported	1.8	1.8	1.9	2.0	1.6	1.5	1.4	1.4	1.4	1.4	1.4	1.5	-1.8
Self-supported	0.7	0.9	1.7	1.2	1.3	1.2	1.1	1.0	1.0	1.0	1.0	1.4	7.1
Total	2.5	2.7	3.6	3.2	2.9	2.7	2.5	2.4	2.4	2.4	2.4	2.9	1.3
Growth rates:
Taxpayer-supported	7.6	2.2	-0.6	10.5	-13.3	-8.0	-3.9	8.1	1.5	5.8	6.8	13.9	2.6
Self-supported	32.1	39.3	85.7	-26.5	11.1	0.8	-8.9	-1.2	3.4	5.9	0.1	50.5	16.0
Total	13.1	11.9	27.5	-7.1	-4.1	-4.2	-6.2	4.0	2.3	5.8	4.0	28.9	6.3
Per capita: [2]
Taxpayer-supported	854	861	843	920	792	718	681	724	724	753	794	892	0.4
Self-supported	303	416	762	553	609	605	544	529	539	561	554	823	9.5
Total	1,157	1,277	1,605	1,474	1,401	1,323	1,225	1,252	1,263	1,314	1,348	1,714	3.6
Real Per Capita Capital Spending (2018 $) [3]	1,350	1,460	1,836	1,663	1,544	1,443	1,336	1,352	1,349	1,378	1,385	1,714	2.2
Growth rate (per cent)	12.9	8.1	25.7	-9.4	-7.1	-6.6	-7.4	1.2	-0.3	2.2	0.5	23.8	3.6

1     Capital spending as a per cent of GDP is calculated using GDP for the calendar year ending in the fiscal year (e.g. 2018/19 amounts divided by GDP for the 2018 calendar year). As nominal GDP for the calendar year ending 2018 is not available, the 2018 GDP projected in the February 2019 budget has been used for the fiscal year ended March 31, 2019 for demonstration purposes. Totals may not add due to rounding.

2 Per capita capital spending is calculated using July 1 population (e.g. 2018/19 amounts divided by population on July 1, 2018). Totals may not add due to rounding.

3 Capital spending is converted to real (inflation-adjusted) terms using the consumer price index (CPI) for the corresponding calendar year (e.g. 2018 CPI for 2018/19 capital spending).

2019 FINANCIAL AND ECONOMIC REVIEW — JULY 2019

APPENDIX 2 — FINANCIAL REVIEW SUPPLEMENTARY TABLES

Table A2.10 Provincial Debt — 2007/08 to 2018/19

($ millions)	Actual 2007/08	Actual 2008/09	Actual 2009/10	Actual 2010/11	Actual 2011/12	Actual 2012/13	Actual 2013/14	Actual 2014/15	Actual 2015/16	Actual 2016/17	Actual 2017/18	Actual 2018/19	Average annual change
													(per cent)
Taxpayer-supported debt:
Provincial government direct operating	7,604	5,744	7,359	6,964	7,813	9,408	10,223	9,280	8,034	4,644	1,156	—	-100.0

Other taxpayer-supported debt (mainly capital):
Education facilities
Post-secondary institutions	3,422	3,611	3,824	4,092	4,185	4,315	4,386	4,518	4,731	4,984	5,328	5,370	4.2
Schools	5,216	5,522	5,777	6,016	6,407	6,830	7,245	7,600	8,033	8,473	8,908	8,904	5.0
	8,638	9,133	9,601	10,108	10,592	11,145	11,631	12,118	12,764	13,457	14,236	14,274	4.7
Health facilities	3,511	3,936	4,389	4,895	5,293	5,691	6,038	6,522	6,998	7,552	7,903	7,968	7.7
Highways, ferries and public transit
BC Transit	84	94	140	158	183	163	143	123	106	94	84	73	-1.3
BC Transportation Financing Authority	3,948	4,586	5,211	5,785	6,287	7,084	7,912	8,428	9,177	9,974	10,388	11,293	10.0
Port Mann Bridge	—	—	—	—	—	—	—	—	—	—	3,508	3,510	n/a
Public transit	958	997	997	997	1,000	1,000	1,000	1,000	1,000	1,000	1,000	870	-0.9
SkyTrain extension	1,153	1,154	1,154	1,155	1,174	1,174	1,174	1,174	1,174	1,174	1,174	1,021	-1.1
	6,143	6,831	7,502	8,095	8,644	9,421	10,229	10,725	11,457	12,242	16,154	16,767	9.6
Other
BC Immigration Investment Fund	256	287	289	347	398	363	440	414	304	217	161	70	-11.1
BC Pavilion Corporation	—	—	49	250	383	383	382	381	389	376	374	371	n/a
Homeowner Protection Office	136	150	144	—	—	—	—	—	—	—	—	—	n/a
Provincial government general capital	—		294	570	808	1,073	1,372	1,698	1,987	2,288	2,718	2,363	n/a
Social Housing	218	286	305	511	674	658	719	715	760	695	878	844	13.1
Other	43	35	36	81	54	40	34	27	26	28	27	24	-5.2
	653	758	1,117	1,759	2,317	2,517	2,947	3,235	3,466	3,604	4,158	3,672	17.0
Total other taxpayer-supported debt	18,945	20,658	22,609	24,857	26,846	28,774	30,845	32,600	34,685	36,855	42,451	42,681	7.7
Total taxpayer-supported debt	26,549	26,402	29,968	31,821	34,659	38,182	41,068	41,880	42,719	41,499	43,607	42,681	4.4

Self-supported debt:
Commercial Crown corporations and agencies
BC Hydro	7,633	9,054	10,792	11,710	12,978	14,167	15,559	16,544	17,929	19,685	19,990	22,064	10.1
BC Lottery Corporation	—	—	60	85	90	132	155	140	150	145	155	100	n/a
BC Transmission Corporation	79	70	70	—	—	—	—	—	—	—	—	—	n/a
Columbia Power Corporation	—	—	—	—	—	—	—	300	296	291	286	282	n/a
Columbia River power projects	219	208	196	183	481	475	470	464	459	448	433	418	6.1
Post-secondary institutions’ subsidiaries	130	149	220	173	173	215	198	222	310	340	418	387	10.4
Transportation Investment Corp.	—	20	544	1,148	1,779	2,610	3,209	3,335	3,355	3,398	—	—	n/a
Other	27	30	35	34	33	35	34	35	33	31	30	30	1.0
	8,088	9,531	11,917	13,333	15,534	17,634	19,625	21,040	22,532	24,338	21,312	23,281	10.1
Warehouse borrowing program	—	2,081	—	—	—	—	—	—	—	—	—	—	n/a
Total self-supported debt	8,088	11,612	11,917	13,333	15,534	17,634	19,625	21,040	22,532	24,338	21,312	23,281	10.1
Total provincial debt	34,637	38,014	41,885	45,154	50,193	55,816	60,693	62,920	65,251	65,837	64,919	65,962	6.0

2019 Financial and Economic Review — July 2019

APPENDIX 2 — FINANCIAL REVIEW SUPPLEMENTARY TABLES

Table A2.11  Provincial Debt Supplementary Information—2007/08 to 2018/19

($ millions)	Actual 2007/08	Actual 2008/09	Actual 2009/10	Actual 2010/11	Actual 2011/12	Actual 2012/13	Actual 2013/14	Actual 2014/15	Actual 2015/16	Actual 2016/17	Actual 2017/18	Actual 2018/19	Average annual change
													(per cent)
Per cent of Nominal GDP: [1]
Taxpayer-supported debt:
Provincial government direct operating	3.8	2.8	3.8	3.4	3.6	4.2	4.5	3.8	3.2	1.8	0.4	—	n/a
Education facilities	4.4	4.5	4.9	4.9	4.9	5.0	5.1	5.0	5.1	5.1	5.0	4.8	1.0
Health facilities	1.8	1.9	22	2.4	2.4	2.6	2.6	2.7	2.8	2.9	2.8	2.7	3.9
Highways, ferries and public transit	3.1	3.3	3.8	3.9	4.0	4.3	4.5	4.4	4.6	4.6	5.7	5.7	5.7
Other	0.3	0.4	0.6	0.9	1.1	1.1	1.3	1.3	1.4	1.4	1.5	1.2	12.8
Total taxpayer-supported debt	13.4	12.9	15.3	15.5	16.0	17.2	17.9	17.3	17.2	15.7	15.5	14.5	0.7
Self-supported debt:
Commercial Crown corporations & agencies	4.1	4.7	6.1	6.5	72	8.0	8.6	8.7	9.0	9.2	7.6	7.9	6.2
Warehouse borrowing program	—	1.0	—	—	—	—	—	—	—	—	—	—	n/a
Total self-supported debt	4.1	5.7	6.1	6.5	7.2	8.0	8.6	8.7	9.0	9.2	7.6	7.9	6.2
Total provincial debt	17.5	18.6	21.3	22.0	23.2	25.2	26.5	26.0	26.2	24.9	23.0	22.3	2.3
Growth rates:
Taxpayer-supported debt:
Provincial government direct operating	-14.5	-24.5	28.1	-5.4	12.2	20.4	8.7	-9.2	-13.4	-42.2	-75.1	-100.0	-17.9
Education facilities	7.6	5.7	5.1	5.3	4.8	52	4.4	4.2	5.3	5.4	5.8	0.3	4.9
Health facilities	15.0	12.1	11.5	11.5	8.1	7.5	6.1	8.0	7.3	7.9	4.6	0.8	8.4
Highways, ferries and public transit	13.0	11.2	9.8	7.9	6.8	9.0	8.6	4.8	6.8	6.9	32.0	3.8	10.0
Other	22.5	16.1	47.4	57.5	31.7	8.6	17.1	9.8	7.1	4.0	15.4	-11.7	18.8
Total taxpayer-supported debt	2.4	-0.6	13.5	62	8.9	102	7.6	2.0	2.0	-2.9	5.1	-2.1	4.4
Self-supported debt:
Commercial Crown corporations & agencies	7.8	17.8	25.0	11.9	16.5	13.5	11.3	7.2	7.1	8.0	-12.4	9.2	10.3
Warehouse borrowing program	—	—	-100.0	—	—	—	—	—	—	—	—	—	n/a
Total self-supported debt	7.8	43.6	2.6	11.9	16.5	13.5	11.3	72	7.1	8.0	-12.4	9.2	10.5
Total provincial debt	3.6	9.7	10.2	7.8	11.2	11.2	8.7	3.7	3.7	0.9	-1.4	1.6	5.9
Per capita: [2]
Taxpayer-supported debt:
Provincial government direct operating	1,772	1,321	1,669	1,559	1,735	2,060	2,208	1,971	1,682	956	235	—	-100.0
Education facilities	2,013	2,100	2,177	2,264	2,353	2,440	2,512	2,574	2,672	2,769	2,892	2,860	3.2
Health facilities	818	905	995	1,096	1,176	1,246	1,304	1,386	1,465	1,554	1,606	1,596	6.3
Highways, ferries and public transit	1,432	1,571	1,701	1,813	1,920	2,063	2,209	2,278	2,399	2,519	3,282	3,359	8.1
Other	152	174	253	394	515	551	636	687	726	742	845	736	15.4
Total taxpayer-supported debt	6,187	6,070	6,795	7,126	7,698	8,361	8,870	8,897	8,944	8,540	8,859	8,550	3.0
Self-supported debt:
Commercial Crown corporations & agencies	1,885	2,191	2,702	2,986	3,450	3,861	4,239	4,470	4,717	5,009	4,330	4,664	8.6
Warehouse borrowing program	—	478	—	—	—	—	—	—	—	—	—	—	n/a
Total self-supported debt	1,885	2,670	2,702	2,986	3,450	3,861	4,239	4,470	4,717	5,009	4,330	4,664	8.6
Total provincial debt	8,072	8,740	9,497	10,112	11,149	12,222	13,108	13,367	13,661	13,549	13,189	13,214	4.6
Real Per Capita Provincial Debt (2018 $) [3]	9,422	9,993	10,858	11,409	12,288	13,322	14,300	14,435	14,593	14,213	13,548	13,214	3.1
Growth rate (per cent)	3.4	6.1	8.7	5.1	7.7	8.4	7.3	0.9	1.1	-2.6	-4.7	-2.5	3.2

1  Debt as a per cent of GDP is calculated using GDP for the calendar year ending in the fiscal year (e.g. 2018/19 debt divided by GDP for the 2018 calendar year). As nominal GDP for the calendar year ending in 2018 is not available, the 2018 GDP projected in the February 2019 budget has been used for the fiscal year ended March 31, 2019 for demonstration purposes. Totals may not add due to rounding.

2  Per capita debt is calculated using July 1 population (e.g. 2018/19 debt divided by population on July 1, 2018). Totals may not add due to rounding.

3  Debt is converted to real (inflation-adjusted) terms using the consumer price index (CPI) for the corresponding calendar year (e.g. 2018 CPI for 2018/19 debt).

2019 Financial and Economic Review — July 2019

APPENDIX 2 — FINANCIAL REVIEW SUPPLEMENTARY TABLES

Table A2.12 Key Provincial Debt Indicators — 2007/08 to 2018/19 1

	Actual 2007/08	Actual 2008/09	Actual 2009/10	Actual 2010/11	Actual 2011/12	Actual 2012/13	Actual 2013/14	Actual 2014/15	Actual 2015/16	Actual 2016/17	Actual 2017/18	Actual 2018/19	Average annual change
													(per cent)
Debt to revenue (per cent)
Total provincial	68.9	77.2	86.5	88.5	94.7	104.1	107.8	106.6	105.9	99.3	94.7	89.5	2.4
Taxpayer-supported	69.0	71.0	82.6	78.8	85.1	93.6	96.4	94.1	91.3	81.8	82.5	75.0	0.8
Debt per capita ($) [2]
Total provincial	8,072	8,740	9,497	10,112	11,149	12,222	13,108	13,367	13,661	13,549	13,189	13,214	4.6
Taxpayer-supported	6,187	6,070	6,795	7,126	7,698	8,361	8,870	8,897	8,944	8,540	8,859	8,550	3.0
Debt to nominal GDP (per cent) [3]
Total provincial	17.5	18.6	21.3	22.0	23.2	25.2	26.5	26.0	26.2	24.9	23.0	22.3	2.3
Taxpayer-supported	13.4	12.9	15.3	15.5	16.0	17.2	17.9	17.3	17.2	15.7	15.5	14.5	0.7
Interest bite (cents per dollar of revenue) [4]
Total provincial	4.0	4.3	4.6	4.2	4.3	4.4	4.3	4.3	4.7	3.8	4.0	3.8	-0.5
Taxpayer-supported	3.9	4.2	4.2	4.0	4.0	3.9	3.7	3.7	4.0	3.2	3.3	3.2	-1.8
Interest costs ($ millions)
Total provincial	2,010	2,138	2,205	2,155	2,300	2,339	2,444	2,525	2,879	2,521	2,759	2,776	3.0
Taxpayer-supported	1,488	1,570	1,534	1,596	1,625	1,600	1,583	1,651	1,892	1,644	1,725	1,793	1.7
Interest rate (per cent) [5]
Taxpayer-supported	5.7	5.9	5.4	5.2	4.9	4.4	4.0	4.0	4.5	3.9	4.1	4.2	-2.8
Revenue Factor for Key Indicators ($ millions)
Total provincial [6]	50,262	49,224	48,438	51,041	53,001	53,637	56,279	59,018	61,589	66,334	68,551	73,734	3.5
Taxpayer-supported [7]	38,477	37,205	36,272	40,391	40,742	40,775	42,611	44,514	46,805	50,726	52,866	56,894	3.6
Debt ($ millions)
Total provincial	34,637	38,014	41,885	45,154	50,193	55,816	60,693	62,920	65,251	65,837	64,919	65,962	6.0
Taxpayer-supported [8]	26,549	26,402	29,968	31,821	34,659	38,182	41,068	41,880	42,719	41,499	43,607	42,681	4.4
Provincial nominal GDP ($ millions) [9]	198,325	204,405	196,247	205,114	216,784	221,413	228,972	242,044	249,072	263,978	282,204	295,316	3.7
Population (thousands at July 1) [10]	4,291	4,349	4,411	4,466	4,502	4,567	4,630	4,707	4,776	4,859	4,922	4,992	1.4

1            Figures for prior years have been restated to conform with the presentation used for 2018/19 and to include the effects of changes in underlying data and statistics.

2            The ratio of debt to population (e.g. 2018/19 debt divided by population at July 1, 2018).

3            The ratio of debt outstanding at fiscal year end to provincial nominal gross domestic product (GDP) for the calendar year ending in the fiscal year (e.g. 2018/19 debt divided by 2018 nominal GDP). As nominal GDP for the calendar year ending 2018 is not available, the 2018 GDP projected in the February 2019 budget has been used for the fiscal year ended March 31, 2019 for demonstration purposes.

4            The ratio of interest costs (less sinking fund interest) to revenue. Figures include capitalized interest expense in order to provide a more comparable measure to outstanding debt.

5            Weighted average of all outstanding debt issues.

6            Includes revenue of the consolidated revenue fund (excluding dividends from enterprises) plus revenue of all government organizations and enterprises.

7            Excludes revenue of government enterprises, but includes dividends from enterprises paid to the consolidated revenue fund.

8    Excludes debt of commercial Crown corporations and agencies and funds held under the province’s warehouse borrowing program.

9            Nominal GDP for the calendar year ending in the fiscal year (e.g. Nominal GDP for 2018 is used for the fiscal year ended March 31, 2019). As nominal GDP for the calendar year ending 2018 is not available, the 2018 GDP projected in the February 2019 budget has been used for the fiscal year ended March 31, 2019 for demonstration purposes.

10       Population at July 1st within the fiscal year (e.g. population at July 1, 2018 is used for the fiscal year ended March 31, 2019).

2019 FINANCIAL AND ECONOMIC REVIEW — JULY 2019

APPENDIX 2 — FINANCIAL REVIEW SUPPLEMENTARY TABLES

Table A2.13 Historical Operating Statement Surplus (Deficit)

	Consolidated Revenue Fund			Crown Corporations and	SUCH Sector & Regional	Other	Surplus	Surplus (Deficit) as a Per Cent
($ millions)	Revenue	Expenditure	Balance	Agencies	Authorities	Adjustments	(Deficit) [1]	of GDP
1969/70	1,248	1,244	4	—	—	—	—	0.0
1970/71	1,373	1,274	99	—	—	—	—	1.0
1971/72	1,558	1,474	84	—	—	—	—	0.8
1972/73	1,772	1,675	97	—	—	—	—	0.8
1973/74	2,217	2,071	146	—	—	—	—	0.9
1974/75	2,769	2,779	(10)	—	—	—	—	(0.1)
1975/76	3,124	3,534	(410)	—	—	—	—	(2.1)
1976/77	3,785	3,691	94	—	—	—	—	0.4
1977/78	4,372	4,168	204	—	—	—	—	0.8
1978/79	4,853	4,582	271	—	—	—	—	0.9
1979/80 [1]	5,860	5,318	542	(88)	—	—	454	1.3
1980/81	5,982	6,239	(257)	45	—	—	(212)	(0.5)
1981/82	7,139	7,323	(184)	43	—	—	(141)	(0.3)
1982/83	7,678	8,662	(984)	(257)	—	—	(1,241)	(2.7)
1983/84	8,335	9,347	(1,012)	49	—	—	(963)	(2.0)
1984/85	8,807	9,801	(994)	172	—	—	(822)	(1.6)
1985/86	9,160	10,127	(967)	110	—	—	(857)	(1.6)
1986/87	9,463	10,624	(1,161)	526	—	—	(635)	(1.1)
1987/88	11,007	11,055	(48)	119	—	—	71	0.1
1988/89	12,570	11,834	736	194	—	—	930	1.3
1989/90	13,656	13,200	456	40	—	—	496	0.6
1990/91	14,236	15,010	(774)	107	—	—	(667)	(0.8)
1991/92	14,570	17,101	(2,531)	192	—	—	(2,339)	(2.8)
1992/93	16,172	17,858	(1,686)	210	—	—	(1,476)	(1.7)
1993/94	17,923	18,833	(910)	11	—	—	(899)	(0.9)
1994/95	19,506	19,953	(447)	219	—	—	(228)	(0.2)
1995/96	19,698	20,054	(356)	38	—	—	(318)	(0.3)
1996/97	20,126	20,241	(115)	(270)	—	—	(385)	(0.3)
1997/98	20,216	20,368	(152)	(258)	—	—	(410)	(0.4)
1998/99	20,312	20,526	(214)	(689)	(55)	—	(958)	(0.8)
1999/2000	21,836	22,157	(321)	345	(40)	—	(16)	0.0
2000/01	23,948	22,671	1,277	(171)	138	(52)[3]	1,192	0.9
2001/02	22,987	24,977	(1,990)[2]	(711)[2]	180	1,464 [3]	(1,057)	(0.8)
2002/03	22,205	25,164	(2,959)	(216)	527	—	(2,648)	(1.9)
2003/04	23,408	25,477	(2,069)	347	370	—	(1,352)	(0.9)
2004/05	27,562	26,306	1,256	1,035	394	—	2,685	1.7
2005/06	29,711	27,174	2,537	550	595	(710)[4]	2,972	1.7
2006/07	31,506	28,506	3,000	841	405	(264)[4]	3,982	2.1
2007/08	32,317	30,565	1,752	995	443	(444)[4,5]	2,746	1.4
2008/09	30,926	32,032	(1,106)	975	186	18 [4,5]	73	0.0
2009/10	29,133	32,273	(3,140)	803	525	—	(1,812)	(0.9)
2010/11	32,807	33,577	(770)	(219)	743	—	(246)	(0.1)
2011/12	33,269	34,590	(1,321)	239	840	(1,599)[6]	(1,841)	(0.8)
2012/13	33,363	35,120	(1,757)	95	515	—	(1,147)	(0.5)
2013/14	34,657	34,891	(234)	155	393	—	314	0.1
2014/15	36,802	36,058	744	199	717	—	1,660	0.7
2015/16	38,313	37,717	596	(581)	795	—	810	0.3
2016/17	41,850	39,664	2,186	(168)	748	—	2,766	1.0
2017/18	43,659	45,733	(2,074)	1,270	1,118	—	314	0.1
2018/19	47,104	45,157	1,947	(1,289)	877	—	1,535	0.5

1 The provincial government began publishing summary financial statements in 1979/80. Figures for prior years are unavailable. For 1969/70 to 1978/79, the CRF balance is used in place of the summary accounts surplus/(deficit).

2 Does not include the $256 million transfer to the CRF for the wind-up of Forest Renewal BC and Fisheries Renewal BC.

3 Impact of move to joint trusteeship for public service pension plans.

4 Negotiating framework incentive payments.

5 Climate Action Dividend.

6 Onetime HST transition repayment.

2019 FINANCIAL AND ECONOMIC REVIEW — JULY 2019

APPENDIX 2 — FINANCIAL REVIEW SUPPLEMENTARY TABLES

Table A2.14 Historical Provincial Debt Summary 1

	Taxpayer-Supported Debt
Year	Provincial Government Direct Operating	Education Facilities Capital Financing	Health Facilities Capital Financing	Highways, Ferries and Public Transit	Other [2]	Total Taxpayer- Supported Debt	Self- Supported Debt [3]	Total Provincial Debt	Total Debt as a Per Cent of GDP	Taxpayer- Supported Debt as a Per Cent of GDP
	(millions)								(per cent)
1969/70	—	338	42	142	100	622	1,661	2,283	24.7	6.7
1970/71	—	362	64	172	99	697	1,808	2,505	25.6	7.1
1971/72	—	380	85	233	95	793	1,948	2,741	24.9	7.2
1972/73	—	408	105	288	87	888	2,062	2,950	23.8	7.2
1973/74	—	425	117	340	145	1,027	2,228	3,255	21.1	6.7
1974/75	—	485	133	386	149	1,153	2,650	3,803	21.3	6.5
1975/76	—	557	178	544	145	1,424	3,144	4,568	23.1	7.2
1976/77	261	658	236	649	188	1,992	3,787	5,779	24.4	8.4
1977/78	261	710	291	656	215	2,133	4,464	6,597	24.9	8.1
1978/79	261	778	334	653	91	2,117	4,838	6,955	23.3	7.1
1979/80	235	836	401	730	195	2,397	5,704	8,101	23.3	6.9
1980/81	209	919	461	729	270	2,588	5,956	8,544	21.6	6.5
1981/82	183	1,067	561	844	291	2,946	7,227	10,173	22.1	6.4
1982/83	883	1,204	660	1,024	894	4,665	7,692	12,357	26.9	10.2
1983/84	1,596	1,321	712	1,392	1,174	6,195	8,440	14,635	30.1	12.8
1984/85	2,476	1,308	717	691	1,276	6,468	9,082	15,550	30.5	12.7
1985/86	3,197	1,276	680	1,034	1,376	7,563	8,990	16,553	30.2	13.8
1986/87	4,802	1,268	681	1,097	812	8,660	8,485	17,145	29.6	14.9
1987/88	5,017	1,278	716	1,192	660	8,863	8,149	17,012	26.6	13.8
1988/89	4,919	1,322	763	1,213	842	9,059	7,396	16,455	23.2	12.8
1989/90	4,209	1,367	837	1,244	1,262	8,919	7,340	16,259	21.0	11.5
1990/91	4,726	1,565	959	1,287	1,281	9,818	7,444	17,262	21.3	12.1
1991/92	6,611	1,939	1,040	1,527	1,431	12,548	7,493	20,041	23.9	15.0
1992/93	8,969	2,426	1,141	1,719	1,641	15,896	7,526	23,422	26.2	17.8
1993/94	10,257	3,054	1,181	1,862	1,627	17,981	7,946	25,927	27.0	18.7
1994/95	10,181	3,631	1,318	2,158	1,749	19,037	8,013	27,050	26.4	18.6
1995/96	10,237	3,990	1,399	2,598	1,695	19,919	8,847	28,766	26.7	18.5
1996/97	11,030	4,230	1,431	3,144	1,440	21,275	8,096	29,371	26.4	19.1
1997/98	11,488	4,352	1,417	3,463	1,431	22,151	8,204	30,355	25.9	18.9
1998/99	11,707	5,023	1,494	3,678	1,330	23,232	8,910	32,142	27.2	19.7
1999/2000	13,295	5,429	1,679	3,527	1,276	25,206	9,232	34,438	27.8	20.3
2000/01	11,578	5,737	2,028	4,234	1,527	25,104	8,684	33,788	25.1	18.6
2001/02	13,319	6,118	2,186	4,685	1,196	27,504	8,578	36,082	26.4	20.1
2002/03	14,957	6,394	2,265	4,835	919	29,370	7,487	36,857	26.0	20.7
2003/04	15,180	6,829	2,343	4,931	717	30,000	7,775	37,775	25.2	20.0
2004/05	13,969	7,122	2,253	4,644	660	28,648	7,221	35,869	22.1	17.7
2005/06	11,343	7,612	2,635	4,883	742	27,215	7,242	34,457	19.7	15.6
2006/07	8,889	8,026	3,053	5,436	533	25,937	7,502	33,439	17.8	13.8
2007/08	7,604	8,638	3,511	6,143	653	26,549	8,088	34,637	17.5	13.4
2008/09	5,744	9,133	3,936	6,831	758	26,402	11,612	38,014	18.6	12.9
2009/10	7,359	9,601	4,389	7,502	1,117	29,968	11,917	41,885	21.3	15.3
2010/11	6,964	10,108	4,895	8,095	1,759	31,821	13,333	45,154	22.0	15.5
2011/12	7,813	10,592	5,293	8,644	2,317	34,659	15,534	50,193	23.2	16.0
2012/13	9,408	11,145	5,691	9,421	2,517	38,182	17,634	55,816	25.2	17.2
2013/14	10,223	11,631	6,038	10,229	2,947	41,068	19,625	60,693	26.5	17.9
2014/15	9,280	12,118	6,522	10,725	3,235	41,880	21,040	62,920	26.0	17.3
2015/16	8,034	12,764	6,998	11,457	3,466	42,719	22,532	65,251	26.2	17.2
2016/17	4,644	13,457	7,552	12,242	3,604	41,499	24,338	65,837	24.9	15.7
2017/18	1,156	14,236	7,903	16,154	4,158	43,607	21,312	64,919	23.0	15.5
2018/19	—	14,274	7,968	16,767	3,672	42,681	23,281	65,962	22.3	14.5

1 Provincial debt is prepared in accordance with Generally Accepted Accounting Principles and presented consistent with the Debt Summary Report included in the Public Accounts. Debt is shown net of sinking funds and unamortized discounts, excludes accrued interest, and includes non-guaranteed debt directly incurred by commercial Crown corporations and debt guaranteed by the Province.

2 Includes BC Buildings, BC Housing Management Commission, Provincial Rental Housing Corporation, other taxpayer-supported Crown agencies, and loan guarantee provisions.

3 Includes commercial Crown corporations and agencies and funds held under the province’s warehouse borrowing program.

2019 FINANCIAL AND ECONOMIC REVIEW — JULY 2019

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